SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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LEAP WIRELESS INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PROPOSAL 1
ELECTION OF DIRECTORS
COMPENSATION OF DIRECTORS
BOARD AND COMMITTEE MEETINGS
REPORT OF THE AUDIT COMMITTEE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values
PERFORMANCE GRAPH
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS
RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS
STOCKHOLDER PROPOSALS
OTHER MATTERS

10307 Pacific Center Court

San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 15, 2002

To the Stockholders of Leap Wireless International, Inc.:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Leap Wireless International, Inc., a Delaware corporation (“Leap”), will be held at the San Diego Marriott La Jolla, 4240 La Jolla Village Drive, La Jolla, California 92037, on Wednesday, May 15, 2002, at 3:30 p.m. local time, for the following purposes:

1.	To elect the following four Class I directors to hold office until the Annual Meeting of Stockholders following fiscal 2004 or until their successors have been elected and have qualified:

Anthony R. Chase
Thomas A. Page
Susan G. Swenson
Michael B. Targoff

2.	To ratify the selection of PricewaterhouseCoopers LLP as Leap’s independent accountants for the fiscal year ending December 31, 2002.

3.	To transact such other business as may properly come before the Annual Meeting or any continuation, adjournment or postponement thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      The Board of Directors has fixed the close of business on March 20, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any continuation, adjournment or postponement thereof.

By Order of the Board of Directors

Harvey P. White
Chairman of the Board and
Chief Executive Officer

San Diego, California
April 4, 2002

      ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

10307 Pacific Center Court

San Diego, California 92121

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The enclosed proxy is solicited by the Board of Directors (the “Board”) of Leap Wireless International, Inc., a Delaware corporation (“Leap”), for use at the Annual Meeting of Stockholders to be held on Wednesday, May 15, 2002, at 3:30 p.m. local time (the “Annual Meeting”), or at any continuation, adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the San Diego Marriott La Jolla, 4240 La Jolla Village Drive, La Jolla, California 92037. The approximate date on which this proxy statement and the accompanying proxy card are first to be sent to stockholders is April 15, 2002.

Solicitation

      Leap will bear the cost of soliciting proxies for the upcoming Annual Meeting. Leap will ask banks, brokerage houses, fiduciaries and custodians holding stock in their names for others to send proxy materials to and obtain proxies from the beneficial owners of such stock, and Leap will reimburse them for their reasonable expenses in doing so. In addition to soliciting proxies by mail, Leap and its directors, officers and regular employees may also solicit proxies personally, by telephone or by other appropriate means. No additional compensation will be paid to directors, officers or other regular employees for such services. Leap has also retained D.F. King & Co., Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies at an estimated cost of $9,000, plus certain out-of-pocket expenses.

Voting Rights and Outstanding Shares

      Stockholders of record at the close of business on March 20, 2002 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. At the close of business on the Record Date, Leap had 37,314,748 shares of common stock outstanding and entitled to vote. Stockholders of record on such date will be entitled to one vote on all matters to be voted upon for each share of common stock held.

      All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes (i.e., shares held by a broker or nominee that are represented at the meeting but which the broker or nominee is not empowered to vote on a particular proposal) are counted towards a quorum but are not counted for any purpose in determining whether a matter has been approved.

Revocability of Proxies

      Any stockholder giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of Leap at Leap’s principal executive offices, 10307 Pacific Center Court, San Diego, California 92121, a written notice of revocation or a duly executed proxy bearing a later date. A stockholder of record at the close of business on the Record Date may vote in person if present at the meeting, whether or not he or she has previously given a proxy. Attendance at the meeting will not, by itself, revoke a proxy.

PROPOSAL 1

ELECTION OF DIRECTORS

      Leap’s Amended and Restated Certificate of Incorporation, as amended, provides that the number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors. The authorized number of directors is currently set at ten. Leap’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws also provide that the Board of Directors shall be divided into three classes, with each class having a three-year term. Directors are assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors.

      Four seats on the Board of Directors, currently held by Anthony R. Chase, Thomas A. Page, Susan G. Swenson and Michael B. Targoff, have been designated as Class I Board seats, with the term of the directors occupying such seats expiring as of the Annual Meeting.

      Each of the nominees for election to this class is currently a Board member of Leap. Mr. Chase was appointed a director in August 2000. Mr. Page was appointed by the Board as a director in February 2002. Ms. Swenson was appointed a director when she joined Leap in July 1999. Mr. Targoff was appointed a director by the Board in September 1998. If elected at the Annual Meeting, each of the four nominees will serve until Leap’s Annual Meeting of Stockholders following fiscal 2004, in each case until his or her successor is elected and has qualified, or until such director’s earlier death, resignation or removal.

      Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose. Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unable to serve.

      Biographical information for each person nominated as a director, and for each person whose term of office as a director will continue after the Annual Meeting, is set forth below.

Nominees for Election for a Three-Year Term Expiring at the Annual Meeting Following Fiscal 2004

Anthony R. Chase

      Anthony R. Chase, 46, has served as a Director of Leap since August 2000. Mr. Chase has served as Chairman and Chief Executive Officer of Chasecom LP since 1998, Chairman and Chief Executive Officer of Chase Radio Partners, Inc. since 2000, and Chairman and Chief Executive Officer of both Faith Broadcasting Corporation and Chase Telecommunications Holdings, Inc. since 1993. Mr. Chase is also Chairman and Co-Founder, together with SBC Communications, Inc., of the Telecom Opportunity Institute. Mr. Chase began teaching communications law and contracts at the University of Houston Law School in 1990 and received tenure in 1996. Mr. Chase received a B.A. with honors from Harvard University in 1977 and his M.B.A. and J.D. from Harvard Business School and Harvard Law School in 1981. Mr. Chase serves on the Boards of Directors of Cornell Companies, Inc. (NYSE), Northern Trust Bank of Texas, numerous not-for-profit organizations, and is a member of the Council on Foreign Relations.

Thomas A. Page

      Thomas A. Page, 68, has served as a Director of Leap since February 2002. Mr. Page is the former Chairman of the Board of Directors of Enova Corporation and San Diego Gas & Electric Company (SDG&E), which are now part of Sempra Energy (NYSE). Mr. Page joined SDG&E in 1978 as Executive Vice President and Chief Operating Officer. In 1981, he was elected President and Chief Executive Officer, and became Chairman in 1983. He held one or more of these positions until his retirement in April 1998. Prior to joining SDG&E, Mr. Page held executive positions at Gulf States Utilities and served as Treasurer and

Controller of Wisconsin Power and Light. Mr. Page is an elected member of the Grossmont Union High School District Board of Education and a Director of the San Diego Regional Economic Development Corporation. Mr. Page is Chairman of the Board of Directors of Cuyamaca Bank, a Director of both Targeted Molecules Corp. and Metallic Power, and an Advisory Director of Sorrento Ventures, a venture capital firm. Mr. Page holds a B.S. in Civil Engineering, a Masters in Industrial Administration and a Doctorate in Management from Purdue University.

Susan G. Swenson

      Susan G. Swenson, 53, has served as President and a Director since July 1999 and Chief Operating Officer since October 1999. She also served as Cricket Communications’ Chief Executive Officer from July 1999 until July 2000. From March 1994 to July 1999, she served as President and Chief Executive Officer of Cellular One, a joint venture between AirTouch and AT&T Wireless that provided wireless telecommunications services to regions covering approximately ten million potential customers. From 1979 to 1994, Ms. Swenson held various operating positions with Pacific Telesis Group, including Vice President and General Manager of Pacific Bell’s San Francisco Bay Area operating unit for one year and President and Chief Operating Officer of PacTel Cellular for two and one-half years. Ms. Swenson also serves as a Director of Wells Fargo & Company, General Magic, Inc. and Palm, Inc. Ms. Swenson holds a B.A. from San Diego State University.

Michael B. Targoff

      Michael B. Targoff, 57, has served as a Director of Leap since September 1998. He is founder of Michael B. Targoff and Co., a company that seeks controlling investments in telecommunications and related industry companies. Mr. Targoff is also Chief Executive Officer and a 49% shareholder of ProntoCast, LLC, a company formed to acquire, launch and operate a Mexican telecommunications satellite. From its formation in January 1996 through January 1998, Mr. Targoff was President and Chief Operating Officer of Loral Space & Communications Limited. Before that time, Mr. Targoff was Senior Vice President of Loral Corporation. Mr. Targoff was also the President and is a Director of Globalstar Telecommunications Limited, the company that is the public owner of Globalstar, Loral’s global mobile satellite system. Mr. Targoff is a Director of Infocrossing, Inc. and is Chairman of the Boards of Directors of two small private telecom companies. Before joining Loral Corporation in 1981, Mr. Targoff was a Partner in the New York law firm of Willkie Farr & Gallagher. Mr. Targoff holds a B.A. from Brown University and a J.D. from Columbia University School of Law, where he was a Hamilton Fisk Scholar and Editor of the Columbia Journal of Law and Social Problems.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” EACH NOMINEE NAMED ABOVE.

Directors Continuing In Office Until the Annual Meeting Following Fiscal 2002

Jill E. Barad

      Jill E. Barad, 50, has served as a Director of Leap since August 2000. Ms. Barad was Chairman of the Board and Chief Executive Officer of Mattel, Inc. from October 1997 to February 2000, and she served as President and Chief Executive Officer of Mattel from January 1997 to October 1997. From July 1992 to January 1997, she served as President and COO of Mattel. Ms. Barad started her career at Mattel as a product manager in 1981. Ms. Barad is a member of the Board of Directors at Pixar Animation Studios. She is a member of the UCLA Executive Board of Medical Sciences, the Board of Governors of Town Hall Los Angeles, the Board of Fellows of Claremont University Center and Graduate School and Trustee Emeritus of the Queens College Foundation. She is Chairman of the Executive Advisory Board of the Children Affected by AIDS Foundation, and a member of the Advisory Committee Board of the For All Kids Foundation. Ms. Barad is also on the Board of Directors of Girls Inc. Ms. Barad holds a B.A. in English Literature and Psychology from Queens College.

Thomas J. Bernard

      Thomas J. Bernard, 69, has served as a Director of Leap since its formation in June 1998 and is currently Vice Chairman of the Board. Mr. Bernard also served as President — International Business Division of Leap from July 1999 until his retirement as an officer of Leap in December 2000. From June 1998 to July 1999, he served as Executive Vice President of Leap. From April 1996 to June 1998, Mr. Bernard served as a Senior Vice President of Qualcomm and General Manager of Qualcomm’s Infrastructure Products division. Mr. Bernard had retired in April 1994, but returned to Qualcomm in August 1995 as Executive Consultant and became Senior Vice President, Marketing, in December 1995. Mr. Bernard first joined Qualcomm in September 1986. He served as Vice President and General Manager for the OmniTRACS division and in September 1992 was promoted to Senior Vice President of Qualcomm. Before joining Qualcomm, Mr. Bernard was Executive Vice President and General Manager, M/A-COM LINKABIT, Telecommunications Division, Western Operations. Mr. Bernard also serves as a Director of AirFiber Inc., a privately-held company that markets high-speed open-air optical communication systems, cVideo, a developer of software-based recording and transmission products, and Pegaso PCS, an affiliate of Pegaso Telecomunicaciones, S.A. de C.V.

Robert C. Dynes

      Robert C. Dynes, 59, has served as a Director of Leap since July 1999. He has served as the Chancellor of the University of California, San Diego since 1996 and as a Professor of Physics at UCSD since 1991 and was Senior Vice Chancellor — Academic Affairs of UCSD from 1995 to 1996. Before 1991, Chancellor Dynes held numerous research science positions at AT&T Bell Laboratories. Chancellor Dynes is a member of the National Academy of Sciences and a Fellow of the American Academy of Arts and Sciences, the Canadian Institute of Advanced Research and the American Physical Society. Chancellor Dynes serves on numerous scientific and educational boards and committees. Chancellor Dynes holds a B.Sc. in Mathematics and Physics from the University of Western Ontario and a M.Sc. and Ph.D. in Physics from McMaster University in Hamilton, Ontario.

Directors Continuing in Office Until the Annual Meeting Following Fiscal 2003

Scot B. Jarvis

      Scot B. Jarvis, 41, has served as a Director of Leap since September 1998. Mr. Jarvis is a cofounder and a managing member of Cedar Grove Partners, LLC and Cedar Grove Investments, LLC, privately-owned companies formed to make investments in telecommunications ventures. From 1994 to 1996, Mr. Jarvis was a Vice President of Operations for Eagle River, Inc., a telecommunications investment company owned by Craig O. McCaw. While at Eagle River, Mr. Jarvis was the cofounder and acting President of Nextlink Communications, Inc., now known as XO Communications, Inc., a competitive local exchange company. Mr. Jarvis was also responsible for certain operations and was a Director of NEXTEL Communications, a nationwide provider of specialized mobile radio service. Mr. Jarvis also serves as a Director of Metawave Communications Corp. and Wireless Facilities, Inc. Mr. Jarvis holds a B.A. from the University of Washington.

Harvey P. White

      Harvey P. White, 67, has served as Chairman of the Board, Chief Executive Officer and a Director of Leap since its formation in June 1998 and as Interim Chief Financial Officer of Leap since March 2002. Mr. White also served as President of Leap from June 1998 to July 1999. Mr. White was one of the founders of Qualcomm and served as Vice Chairman of the Board of Qualcomm from June 1998 to September 1998. From May 1992 until June 1998, he served as President of Qualcomm and from February 1994 to August 1995, as Chief Operating Officer of Qualcomm. Before May 1992, he was Executive Vice President and Chief Operating Officer, and was also a Director of Qualcomm since it began operations in July 1985 until he resigned in September 1998 when Leap became an independent, publicly-traded company. From March 1978 to June 1985, Mr. White was an officer of LINKABIT (M/ A-COM LINKABIT after

August 1980), where he was successively Chief Financial Officer, Vice President, Senior Vice President and Executive Vice President. Mr. White became Chief Operating Officer of LINKABIT in July 1979 and a Director of LINKABIT in December 1979. Mr. White is currently a Director of Applied Micro Circuits Corporation, a publicly-held supplier of high-bandwidth silicon connectivity, WIDCOMM, a privately-held Bluetooth technology start-up company, Cibernet Corp., a company that provides financial settlement services to telecommunications companies, and the San Diego Padres Baseball Club. Mr. White holds a B.A. from Marshall University.

Jeffrey P. Williams

      Jeffrey P. Williams, 50, has served as a Director of Leap since September 1998. Mr. Williams is the principal officer of Jeffrey Williams & Co., an advisory firm servicing corporate clients on strategic financial matters. He was a Managing Director at Greenhill & Co., LLC, an investment banking firm from 1998 to 2001. From September 1996 to January 1998, Mr. Williams was Executive Vice President, Strategic Development and Global Markets for McGraw-Hill Companies, and from 1984 through 1996, he was an investment banker with Morgan Stanley & Co. Incorporated in their Telecommunications and Media Group. Mr. Williams has a Bachelor of Architecture from the University of Cincinnati and an M.B.A. from Harvard University Graduate School of Business Administration.

Company Management

      Biographical information for the executive officers of Leap who are not directors is set forth below. There are no family relationships between any director or executive officer and any other director or executive officer. Executive officers serve at the discretion of the Board of Directors and until their successors have been duly elected and qualified, unless sooner removed by the Board of Directors. Officers are elected by the Board of Directors annually at its first meeting following the Annual Meeting of Stockholders.

      James E. Hoffmann, 51, has served as Senior Vice President, General Counsel and Secretary of Leap since its formation in June 1998. Mr. Hoffmann also served as a Director of Leap from September 1998 to July 1999. From June 1998 to September 1998, Mr. Hoffmann was Vice President, Legal Counsel of Qualcomm. From February 1995 to June 1998, he served as Vice President of Qualcomm and Division Counsel for the Infrastructure Products Division, having joined Qualcomm as Senior Legal Counsel in June 1993. Before joining Qualcomm, Mr. Hoffmann was a partner in the law firm of Gray, Cary, Ames & Frye, where he practiced transactional corporate law. Mr. Hoffmann holds a B.S. from the United States Naval Academy, an M.B.A. from Golden Gate University and a J.D. from University of California, Hastings College of the Law.

      Stewart Douglas Hutcheson, 45, recently became Senior Vice President, Chief Strategy Officer having previously served as Senior Vice President, Product Development and Strategic Planning since July 2000, as Senior Vice President, Business Development from April 2000 to July 2000 and as Vice President, Business Development from September 1998 to April 2000. From February 1995 to September 1998, Mr. Hutcheson served as Vice President, Marketing in the Wireless Infrastructure Division at Qualcomm. Before joining Qualcomm, Mr. Hutcheson held operational and technical management positions at Solar Turbines, Inc. for 13 years. Mr. Hutcheson holds a B.S. in mechanical engineering from California State Polytechnic University and an M.B.A. from University of California, Irvine.

      Daniel O. Pegg, 56, has served as Senior Vice President, Public Affairs of Leap since its formation in June 1998. From March 1997 to September 1998, Mr. Pegg served as Senior Vice President, Public Affairs of Qualcomm. Before joining Qualcomm, Mr. Pegg was President and Chief Executive Officer of the San Diego Economic Development Corporation for 14 years. Mr. Pegg served on the Board of Directors of Gensia Pharmaceuticals from 1986 to 1996. Mr. Pegg holds a B.A. from California State University at Los Angeles.

      Leonard C. Stephens, 45, has served as Senior Vice President, Human Resources of Leap since its formation in June 1998. From December 1995 to September 1998, Mr. Stephens was Vice President, Human Resources Operations for Qualcomm. Before joining Qualcomm, Mr. Stephens was employed by Pfizer Inc., where he served in a number of human resources positions over a 14 year career. Mr. Stephens holds a B.A. from Howard University.

      Glenn Umetsu, 52, has served as Senior Vice President, Engineering, Operations and Launch since June 2001, having previously served as Vice President, Engineering, Operations and Launch Development from April 2000 to June 2001. From September 1996 to April 2000, Mr. Umetsu served as Vice President, Engineering and Technical Operations for Cellular One in the San Francisco Bay Area. Prior to Cellular One, Mr. Umetsu served in various telecommunications operations roles for 24 years with AT&T Wireless, McCaw Communications, RAM Mobile Data (now Cingular Mobile Data), Honolulu Cellular, PacTel Cellular, AT&T Advanced Mobile Phone Service, Northwestern Bell and the United States Air Force. Mr. Umetsu holds a B.A. from Brown University.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires Leap’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of Leap’s equity securities to file with the Securities and Exchange Commission (the “Commission”) initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Leap. Officers, directors and greater-than-ten-percent beneficial owners are required by Commission regulations to furnish Leap with copies of all Section 16(a) forms they file.

      To Leap’s knowledge, based solely on a review of the copies of such reports furnished to Leap and written representations that no other reports were required, during the fiscal year ended December 31, 2001, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-ten-percent beneficial owners were complied with, except as identified immediately below.

      Two Form 4s for Scot B. Jarvis were filed late. On October 31, 2001, Cedar Grove Investments, LLC and Cedar Grove Partners, LLC each sold 10,000 shares in open market transactions. Mr. Jarvis is a managing member of these entities and has shared voting and investment power with respect to the shares held by these entities. The Form 4 was due November 10, 2001, but was not filed until December 7, 2001. In addition, on December 5, 2001, 150 shares held for the benefit of Mr. Jarvis’ children were sold in open market transactions. The Form 4 was due January 10, 2002, but no Form 4 was filed, and the transaction was included on Mr. Jarvis’ Form 5 filed February 11, 2002.

COMPENSATION OF DIRECTORS

      Directors of Leap do not receive any compensation for their services as director except that each non-employee director receives an option to purchase 20,000 shares of Leap common stock when he or she first serves as a non-employee director and an option to purchase 10,000 additional shares of Leap common stock at the time of each subsequent annual meeting that occurs while he or she continues to serve as a non-employee director. Beginning in 2001, a director also receives an additional option to purchase 5,000 shares of Leap common stock for each year during which such director serves as chair of either the Audit Committee or the Compensation Committee. In addition, as a result of the change in July 2000 of Leap’s fiscal year end from August 31 to December 31, the corresponding annual meeting date was delayed by approximately five months. To compensate non-employee directors for their services during this period, in December 2001, the Board approved a one-time grant to each non-employee director of an additional option to purchase 10,000 shares of Leap common stock.

      The exercise price for each option is the fair market value of Leap’s common stock on the date the option is granted. Each option becomes exercisable over five years according to the following schedule: as long as the optionee continues to serve as a non-employee director, employee or consultant to Leap, 20% of the shares subject to the option first become exercisable on each of the first five anniversaries of the date of grant. Each option has a term of ten years, provided that the options terminate 30 days after the optionee ceases to be a non-employee director, employee or consultant to Leap. Special exercise and termination rules apply if the optionee’s relationship with Leap is terminated as a result of retirement at age 70 after at least nine years of service on the Board, permanent and total disability, or death.

      Leap also reimburses directors for their travel expenses incurred in connection with attendance at Board and Board committee meetings.

BOARD AND COMMITTEE MEETINGS

      Leap’s Board held four regularly scheduled meetings and three special (telephonic) meetings during fiscal 2001. During the past fiscal year, each incumbent Director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of committees of the Board on which he or she served. The Board has established an Audit Committee and a Compensation Committee. Leap does not have a Nominating Committee or any other standing committee.

Committees of the Board of Directors

      The Audit Committee consists of Messrs. Jarvis, Targoff and Williams. Ms. Barad also served on the Audit Committee during 2001. Leap has adopted an Audit Committee charter, which the Audit Committee reviews annually to ensure that it meets the requirements set forth in Rule 4350(d)(1) of the National Association of Securities Dealers, Inc. (“NASD”) listing standards for issuers with securities listed for trading on the Nasdaq National Market. The charter specifies that the Audit Committee shall have at least three members, comprised solely of independent directors, each of whom is able to read and understand fundamental financial statements. In addition, at least one member of the Audit Committee must have past employment experience in finance or accounting. Each of the current Audit Committee members is an “independent director” as defined in Rule 4200(a)(14) of the NASD listing standards. The Audit Committee oversees management’s conduct of Leap’s financial reporting process, Leap’s systems of internal accounting and financial controls, and the independent audit of Leap’s financial statements. The Audit Committee selects or nominates for stockholder approval, evaluates and, where appropriate, replaces the outside auditor. The Audit Committee held five meetings during fiscal 2001.

      The current members of Leap’s Compensation Committee are Ms. Barad and Mr. Dynes. Mr. John J. Moores served on the Compensation Committee until his resignation from the Board in February 2001. The Compensation Committee reviews management compensation programs, approves compensation changes for senior executive officers, reviews compensation changes for senior management and other employees and administers stock plan awards. The Compensation Committee held two meetings during fiscal 2001.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee of Leap’s Board of Directors is comprised of three independent directors, as required by the listing standards of the Nasdaq National Market, and operates pursuant to a written charter adopted by the Board of Directors. The Audit Committee reviews and reassesses the adequacy of the charter on an annual basis. The Audit Committee is responsible for monitoring and overseeing management’s conduct of Leap’s financial reporting process, Leap’s systems of internal accounting and financial controls, and the independent audit of Leap’s financial statements by Leap’s independent auditors, PricewaterhouseCoopers LLP.

      In this context, the Audit Committee has reviewed and discussed the audited financial statements of Leap as of and for the year ended December 31, 2001 with both management and PricewaterhouseCoopers LLP. Specifically, the Audit Committee has discussed with PricewaterhouseCoopers LLP those matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect.

      The Audit Committee has received from PricewaterhouseCoopers LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with PricewaterhouseCoopers LLP the issue of its independence from Leap.

      Based on the Audit Committee’s review of the audited financial statements and its discussions with management and PricewaterhouseCoopers LLP noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Michael B. Targoff (Chair)
Scot B. Jarvis
Jeffrey P. Williams

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information as of March 15, 2002 with respect to the beneficial ownership of Leap’s common stock by: (i) each stockholder known to Leap to be the beneficial owner of more than 5% of Leap’s common stock; (ii) each of the five most highly compensated executive officers of Leap; (iii) each director; and (iv) all current executive officers and directors as a group.

	Beneficial Ownership(1)

	Number of	Percent of
5% Stockholders, Officers and Directors	Shares (2)	Total

Qualcomm Incorporated(3)	4,561,424	11.0%

Mario J. Gabelli(4)	3,098,336	8.3%

Harvey P. White(5)(6)(7)(8)(9)	786,002	2.1%

Susan G. Swenson(6)(8)(9)(10)	225,555	*

James E. Hoffmann(6)(8)(9)(11)	110,592	*

Daniel O. Pegg(6)(8)(9)(12)	75,805	*

Leonard C. Stephens(6)(7)(8)(9)	116,062	*

Jill E. Barad(6)	6,000	*

Thomas J. Bernard(6)(7)(13)	159,204	*

Anthony R. Chase(6)(14)	110,269	*

Robert C. Dynes(6)	17,000	*

Scot B. Jarvis(6)(15)	116,360	*

Thomas A. Page	6,000	*

Michael B. Targoff(6)(16)	98,500	*

Jeffrey P. Williams(6)	195,215	*

All Executive Officers and Directors as a group(15 persons)	2,146,823	5.6%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders of Leap and by Schedules 13D and 13G, and amendments thereto, filed with the Commission. Unless otherwise indicated in the footnotes to this table and subject to marital property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned and has a business address of Leap Wireless International, Inc., 10307 Pacific Center Court, San Diego, California 92121. Applicable percentages are based on 37,296,318 shares of Leap common stock outstanding as of March 15, 2002, adjusted as required by rules promulgated by the Commission.

(2)	In addition to shares held in the individual’s sole name, this column includes shares held by the spouse and other members of the named person’s immediate household, and shares held in family trusts.

(3)	Consists partially of the right to purchase 3,375,000 shares of Leap common stock for approximately $6.11 per share, or an aggregate purchase price of $20,621,250, under a warrant. The warrant is fully exercisable and expires in September 2008. This table also reflects Qualcomm’s right to purchase approximately 770,924 shares of common stock at an exercise price of $96.80 per share, under warrants which Qualcomm purchased in Leap’s February 2000 units offering. Such warrants are currently exercisable and expire on April 15, 2010. On a fully diluted basis, as of March 15, 2002, Qualcomm would own approximately 8.3% of Leap common stock upon exercise of the warrants described above. Qualcomm’s business address is 5775 Morehouse Dr., San Diego, California 92121.

(4)	Includes shares held by Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Investors, Inc. (“GAMCO”), Gabelli International Limited (“GIL”), Gabelli International II Limited (“GIL II”), Gabelli Performance Partnership, L.P. (“GPP”), Gabelli Advisers, Inc. (“Gabelli Advisers”), MJG Associates, Inc. (“MJG Associates”), Gabelli Foundation, Inc. (the “Foundation”), ALCE Partners, L.P. (“ALCE”), Gabelli Securities, Inc. (“GSI”) and Gabelli Multimedia Partners, L.P. (“Multimedia Partners”). Mario Gabelli either directly or indirectly controls or acts as chief investment officer for each of the foregoing entities and is deemed to have beneficial ownership of the securities owned beneficially by each of such entities. This information is based solely on a Schedule 13D/ A filed with the Securities and Exchange Commission for the aforementioned entities on March 6, 2002. The business address for Gabelli Funds, GAMCO, Gabelli Advisers, ALCE, GSI and Multimedia Partners is One Corporate Center, Rye, New York 10580. The business address for GIL is c/o Fortis Fund Services (Cayman) Limited, Grand Pavilion, Commercial Centre, 802 West Bay Road, Grand Cayman, British West Indies. The business address for GIL II is c/o Coutts & Company (Cayman) Limited, West Bay Road, Grand Cayman, British West Indies. The business address for GPP and MJG Associates is 401 Theodore Fremd Ave., Rye, New York 10580. The business address for the Foundation is 165 West Liberty Street, Reno, Nevada 89501.

(5)	Includes 250 shares held in a charitable remainder trust, 77,565 shares held in a family trust for the benefit of grandchildren, 126,520 shares held in trusts for the benefit of relatives and 390 shares held as custodian for the benefit of a minor.

(6)	Includes shares issuable upon exercise of options exercisable within 60 days of March 15, 2002 as follows: Ms. Barad, 6,000 shares; Mr. Bernard, 75,000 shares; Mr. Chase, 11,670 shares; Mr. Dynes, 17,000 shares; Mr. Hoffmann, 58,800 shares; Mr. Jarvis, 26,000 shares; Mr. Pegg, 48,540 shares; Mr. Stephens, 52,600 shares; Ms. Swenson, 144,725 shares; Mr. Targoff, 15,000 shares; Mr. White, 211,463 shares; and Mr. Williams, 26,000 shares.

(7)	Includes shares subject to vesting 20% per year over a five-year period commencing September 24, 1999 as follows: Mr. White, 47,250 shares; Mr. Bernard, 23,625 shares; and Mr. Stephens, 18,900 shares.

(8)	Includes shares held in trust pursuant to Leap’s Executive Officer Deferred Bonus Stock Plan, which are voted at the direction of the respective officer, as follows: Mr. White, 196,178 shares; Ms. Swenson, 30,688 shares; Mr. Hoffmann, 30,309 shares; Mr. Pegg, 16,267 shares; and Mr. Stephens, 36,780 shares.

(9)	Includes shares held in trust pursuant to Leap’s Executive Retirement Matching Contribution Plan, which are voted at the direction of the respective officer, as follows: Mr. White, 9,995 shares; Ms. Swenson, 4,522 shares; Mr. Hoffmann, 1,798 shares; Mr. Pegg, 3,232 shares; and Mr. Stephens, 1,492 shares.

(10)	Includes 5,150 shares held by Ms. Swenson’s spouse.

(11)	Includes 2,500 shares held in a custodial account for the benefit of Mr. Hoffmann’s spouse and 17,185 shares held in a family trust.

(12)	Includes 525 shares held in a custodial account for the benefit of Mr. Pegg’s spouse, 5,000 shares held by a family trust and 25 shares held for the benefit of Mr. Pegg’s minor son.

(13)	Includes 5,710 shares held by Mr. Bernard’s spouse.

(14)	Includes 94,999 shares issuable upon exercise of a warrant held by Chase Telecommunications Holdings, Inc., a company through which Mr. Chase, by virtue of his position as an officer and director, has the power to vote and direct the disposition of such shares. Mr. Chase holds a 44.9% ownership interest in the warrant held by Chase Telecommunications Holdings and disclaims beneficial ownership of all but 42,645 of the 94,999 shares issuable upon exercise of the warrant.

(15)	Includes 50 shares held in an IRA account, 13,743 shares held in a trust for the benefit of Mr. Jarvis’ children and 21,097 shares held by Cedar Grove Investments, LLC. Mr. Jarvis is a managing member of Cedar Grove Investments, LLC and has shared voting and investment power with respect to the shares held by these entities.

(16)	Includes 5,000 shares held by Mr. Targoff’s spouse.

EXECUTIVE COMPENSATION

      The following table sets forth certain compensation information with respect to Leap’s Chief Executive Officer and other four most highly-paid executive officers for the fiscal year ended December 31, 2001 (the “Named Executive Officers”). The information set forth in the following tables reflects compensation earned by the Named Executive Officers for services they rendered to Leap during the 12 months ended December 31, 2001, 2000 and 1999.

Summary Compensation Table

							Long-Term
	Annual Compensation(1)						Compensation

						Other	Securities
						Annual	Underlying	All Other
Name and Principal Positions At Leap	Year		Salary	Bonus(3)		Compensation	Options	Compensation(6)

Harvey P. White	2001		$750,000	$1,106,101	(4)	$0	300,000	$930,073
Chairman of the Board and	2000		$600,000	$556,000		$0	300,000	$817,395
Chief Executive Officer	1999		$550,000	$305,000		$0	197,250	$699,581

Susan G. Swenson	2001		$520,000	$485,609	(4)	$0	225,000	$111,519
President, Chief Operating Officer	2000		$410,769	$392,000		$116,251 (5)	200,000	$73,467
and Director	1999	(2)	$180,000	$35,000		$0	360,250	$1,750

James E. Hoffmann	2001		$277,000	$269,132	(4)	$0	45,000	$75,169
Senior Vice President,	2000		$250,889	$146,500		$0	60,000	$69,869
General Counsel and Secretary	1999		$245,000	$80,000		$0	48,900	$20,308

Daniel O. Pegg	2001		$255,000	$192,975	(4)	$0	33,750	$58,615
Senior Vice President,	2000		$238,678	$123,500		$0	45,000	$57,912
Public Affairs	1999		$204,504	$70,000		$0	22,600	$36,226

Leonard C. Stephens	2001		$252,000	$163,907	(4)	$0	45,000	$59,256
Senior Vice President,	2000		$235,004	$132,000		$0	65,000	$62,470
Human Resources	1999		$220,000	$80,000		$0	48,900	$27,995

(1)	As permitted by rules established by the Commission, no amounts are shown with respect to certain “perquisites” where such amounts do not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus.

(2)	Represents compensation paid for partial year only, as Ms. Swenson became an employee of Leap on July 15, 1999.

(3)	In November 1999, Leap adopted a deferred compensation plan that provides for mandatory deferral of 25% and voluntary deferral of up to the remaining 75% of executive officer bonuses. Bonus deferrals are converted into share units credited to the participant’s account. Each share unit represents the right to receive one share of Leap common stock in accordance with the plan. Leap also credits to a matching account that number of share units equal to 20% of the share units credited to the participant’s account for each bonus payday. Matching share units vest ratably over three years on each anniversary date of the applicable bonus payday. The participants’ accounts are unsecured and subject to the general creditors of Leap.

(4)	Includes a bonus in lieu of accrued vacation awarded to executive officers in 2001, which bonuses were deferred and paid out in shares of Leap common stock under, and subject to the terms of, Leap’s 2001 Executive Officer Deferred Bonus Stock Plan, as follows: Mr. White, $446,701; Ms. Swenson, $28,425; Mr. Hoffmann, $132,017; Mr. Pegg, $52,852; and Mr. Stephens, $25,433. These one-time bonus payments resulted from Leap’s conversion from a vacation and sick time off plan which had no maximum number of hours an employee could accrue to a paid time off program with a maximum number of hours which an employee may accrue. The Board of Directors awarded a one-time bonus to each executive officer equal to the excess accrued vacation hours of such officer following the conversion, which was deferred by the executive officer and credited to the officer’s account in share units rather than paid out in cash. Each share unit represents the right to receive one share of Leap common stock in accordance with the plan. Leap also credited to a matching account that number of share units equal to 20% of the share units credited to the participant’s account. Matching share units vest ratably over three years on each anniversary date of the applicable bonus payday. The participants’ accounts are unsecured and subject to the general creditors of Leap.

(5)	Reflects amounts paid to Ms. Swenson in connection with her relocation expenses.

(6)	Includes matching 401(k) contributions, executive benefits payments, executive retirement stock matching, executive officer deferred bonus stock matching and financial planning services as follows:

		Matching	Executive	Executive	Deferred	Financial	Total
		401(k)	Benefits	Retirement	Stock	Planning	Other
Name	Year	Contributions	Payments	Contributions(1)	Matching(2)	Services	Compensation

Harvey P. White	2001	$5,452	$7,256	$69,490	$183,878	$41,438	$930,073	(3)
	2000	$3,360	$11,531	$54,750	$109,556	$15,639	$817,395	(4)
	1999	$4,800	$6,971	$50,000	$15,250	$0	$699,581	(5)

Susan G. Swenson	2001	$5,250	$0	$84,818	$21,451	$0	$111,519
	2000	$4,827	$0	$34,402	$19,301	$14,937	$73,467
	1999	$0	$0	$0	$1,750	$0	$1,750

James E. Hoffmann	2001	$5,368	$6,460	$22,450	$36,125	$4,766	$75,169
	2000	$5,048	$7,644	$20,843	$28,244	$8,090	$69,869
	1999	$4,800	$3,508	$8,000	$4,000	$0	$20,308

Daniel O. Pegg	2001	$5,334	$11,911	$20,250	$15,568	$5,552	$58,615
	2000	$5,250	$9,985	$19,003	$23,674	$0	$57,912
	1999	$3,269	$10,796	$17,559	$3,500	$1,102	$36,226

Leonard C. Stephens	2001	$5,339	$6,584	$19,950	$25,128	$2,265	$59,256
	2000	$5,250	$9,893	$18,250	$26,008	$3,069	$62,470
	1999	$4,800	$8,955	$8,000	$4,000	$2,240	$27,995

(1)	Leap has a voluntary retirement plan that allows eligible executives to defer up to 100% of their income on a pre-tax basis. The participants receive a 50% company stock match on a maximum deferral of 20% of income payable only upon eligible retirement. Participants become fully vested in the stock benefit at age 65, with partial vesting beginning after the participant reaches the age of 61 and has at least three years of employment with Leap or has participated in the plan for more than ten years. The employee contributions and the stock benefit are unsecured and subject to the general creditors of Leap. At December 31, 2001, 9,955 shares were vested on behalf of Mr. White; 4,522 shares have been issued but have not vested on behalf of Ms. Swenson; 1,798 shares have been issued but have not vested on behalf of Mr. Hoffmann; 3,232 shares have been issued but have not vested on behalf of Mr. Pegg; and 1,492 shares have been issued but have not vested on behalf of Mr. Stephens.

(2)	Leap has an executive officer deferred bonus stock plan that provides for mandatory deferral of 25% and voluntary deferral of up to the remaining 75% of executive officer bonuses. Bonus deferrals are converted into share units credited to the participant’s account, with each share unit entitling the participant to one share of Leap common stock. Participants receive a 20% company stock match on the share units credited to their accounts for each bonus payday. Matching share units vest ratably over three years on each anniversary date of the applicable bonus payday. The participants’ accounts are unsecured and subject to the general creditors of Leap. After bonuses for the year ended December 31, 2001 had been paid, including the one-time bonuses paid in lieu of excess accrued vacation hours: Mr. White held 196,178 shares, 164,798 of which were vested; Ms. Swenson held 30,688 shares, 25,794 of which were vested; Mr. Hoffmann held 30,309 shares, 25,599 of which were vested; Mr. Pegg held 16,267 shares, 10,756 of which were vested; and Mr. Stephens held 36,780 shares, 30,969 of which were vested.

(3)	Also includes $622,559, the dollar value of the benefits of premiums paid for a split-dollar life insurance policy (unrelated to term life insurance coverage) (the “Split-Dollar Insurance”) reflecting the present value of the economic benefit of the premiums paid by Leap during the 12 months ended December 31, 2001.

(4)	Also includes $622,559, the dollar value of the benefits of premiums paid for the Split-Dollar Insurance reflecting the present value of the economic benefit of the premiums paid by Leap during the 12 months ended December 31, 2000.

(5)	Also includes $622,560, the dollar value of the benefits of premiums paid for the Split-Dollar Insurance reflecting the present value of the economic benefit of the premiums paid by Leap during the 12 months ended December 31, 1999.

      The following table shows specified information with respect to options to purchase Leap common stock granted to the Named Executive Officers during the 12 months ended December 31, 2001.

Option Grants in Last Fiscal Year

	Number of				Potential Realizable Value
	Securities	% of Total			at Assumed Annual Rates of
	Underlying	Options Granted			Stock Price Appreciation for
	Options	To Company			Option Term(2)
	Granted	Employees in	Exercise	Expiration
Name	(#)(1)	Fiscal Year	Price	Date	5%	10%

Harvey P. White	125,000	5.08	$15.98	10/25/11	$1,256,217	$3,183,500
	175,000	7.11	$31.96	10/25/11	$(1,037,796)	$1,660,401

Susan G. Swenson	150,000	6.09	$15.98	10/25/11	$1,507,460	$3,820,200
	75,000	3.05	$31.96	10/25/11	$(444,770)	$711,600

James E. Hoffmann	22,500	0.91	$15.98	10/25/11	$226,119	$573,030
	22,500	0.91	$31.96	10/25/11	$(133,431)	$213,480

Daniel O. Pegg	16,875	0.69	$15.98	10/25/11	$169,589	$429,773
	16,875	0.69	$31.96	10/25/11	$(100,073)	$160,110

Leonard C. Stephens	22,500	0.91	$15.98	10/25/11	$226,119	$573,030
	22,500	0.91	$31.96	10/25/11	$(133,431)	$213,480

(1)	Options granted by Leap to executive officers in its fiscal year ending December 31, 2001 become exercisable in equal installments on the first through fourth anniversaries of the date of grant.

(2)	Calculated on the assumption that the market value of the underlying common stock increases at the stated values, compounded annually. Options granted under Leap’s stock option plans generally have a maximum term of ten years. The total appreciation of the options over their ten year terms at 5% and 10% is 63% and 159%, respectively.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year End Option Values

      The following table sets forth certain information with respect to the exercise of options to purchase common stock of Leap during the 12 months ended December 31, 2001, and the unexercised options held and the value thereof at that date, for each of the Named Executive Officers.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options at Fiscal Year-End		Options at Fiscal Year-End
	Shares	Value	(#)		($)(1)
	Acquired on	Realized
Name	Exercise	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Harvey P. White	87,887	$933,183	211,463	736,150	$1,731,763	$2,673,281

Susan G. Swenson	0	N/A	144,725	601,150	$266,080	$2,011,113

James E. Hoffmann	0	N/A	58,800	140,540	$646,571	$562,981

Daniel O. Pegg	0	N/A	46,040	97,810	$528,381	$411,552

Leonard C. Stephens	0	N/A	52,600	131,300	$512,207	$434,841

(1)	Represents the closing price per share of the underlying shares on the last trading day of the year ended December 31, 2001, less the option exercise price multiplied by the number of shares. The closing price per share was $20.97 on the last trading day of the year as reported on the Nasdaq National Market.

Employment Agreement

      Leap and Susan G. Swenson entered into an employment offer letter, dated June 11, 1999, which provides that Ms. Swenson will serve as President of Leap. Ms. Swenson currently serves as President, Chief Operating Officer and Director of Leap and President and Chief Executive Officer of Cricket Communications. Under the letter, Ms. Swenson is entitled to an annual salary of $400,000 and, beginning with fiscal 1999, an annual bonus of up to 60% of her base salary. In connection with the letter, Ms. Swenson received an option under Leap’s option plan to acquire 250,000 shares of Leap’s common stock at a price of $19.00 per share. The option vests at the rate of 20% per year upon each anniversary of the grant date. Under the letter, Ms. Swenson also received an option to purchase 350,000 shares of Cricket Communications Holdings, Inc. common stock at a price of $2.00 per share, that will become fully vested after five years from the grant date. In connection with the merger of Cricket Communications Holdings into a wholly-owned subsidiary of Leap in June 2000, Ms. Swenson’s outstanding options to purchase shares of Cricket Communications Holdings common stock were converted into options to purchase 70,875 shares of Leap’s common stock at a price of $6.35 per share. Under the letter, Ms. Swenson is eligible to participate in Leap’s executive retirement plan and is also entitled to comprehensive benefits. The letter includes special termination provisions that required Leap to pay to Ms. Swenson 12 months or 9 months base pay if her employment was terminated for other than gross misconduct or gross neglect of duty within 12 months or within 13 to 24 months, respectively, of her date of hire. These time periods have now passed and the termination provisions are no longer applicable.

Change of Control Agreements

      In January 2001, the Board determined that it was in the best interests of Leap and its stockholders to assure that Leap has the continued attention and dedication of its executive officers in the event of a possible change in control of Leap. As a result, Leap entered into change in control agreements with each of its executive officers. The purpose of the agreements is to diminish the possibility of departure or distraction of Leap’s executive officers, to the detriment of Leap and its stockholders, caused by the uncertainties and risks raised by a pending or threatened change in control and to induce the executive officers to remain in the employ of Leap. The agreements have an initial term ending on December 31, 2002. Beginning January 1, 2003, and each January 1 thereafter, the agreements are automatically renewed for a one-year term unless Leap has given written notice to the executive officer that it does not intend to renew the agreement by June 30 of the preceding year. Under the agreements, a “change in control” occurs if (i) any person becomes the beneficial owner of 35% or more of the combined voting power of Leap’s then outstanding securities; (ii) the continuing directors (as defined in the agreement) cease to constitute a majority of the Board; (iii) Leap merges or consolidates with another entity and the voting securities of Leap immediately prior to the transaction fail to represent at least 60% of the voting power of the surviving entity following the transaction; or (iv) the stockholders of Leap approve a plan of complete liquidation of Leap or enter into an agreement for the sale or disposition by Leap of all or substantially all of its assets. Under the agreements, immediately prior to a change in control which is not approved in advance by a majority of the Board, 50% of the executive officer’s unvested stock awards will immediately become vested and exercisable and the remaining 50% will become vested and exercisable on the one year anniversary of the change in control (if the executive officer is then employed under the agreement) or upon the executive officer’s termination other than for cause or upon his or her resignation for good reason within one year of the change in control. If, as a result of a change in control, the executive officer’s unvested stock awards will terminate or be canceled, then immediately prior to the termination or cancellation of the unvested stock awards, all of the executive officer’s unvested stock awards will become immediately vested and exercisable. In addition, if the executive officer is terminated within one year of a change in control other than for cause or if the executive officer resigns for good reason, the executive officer is entitled to: two years of salary and bonus (in the case of the Chief Executive Officer or the President) or one year of salary and bonus (in the case of all other executive officers) in a lump sum payment; the immediate and full acceleration of any remaining unvested stock awards; the continuation of directors and officers’ liability insurance for a period of six years; and the continuation of certain medical and dental benefits for either 12 or 24 months, as the case may be. In the event that the termination payments to the executive officer under the agreement are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Leap will make additional payments to the executive officer in an aggregate amount such that the net amount of the termination payments and additional payments retained by the executive officer after the payment of all excise taxes on the termination payments and all federal, state and local income tax, employment tax and excise taxes on the additional payments, will be equal to the amount of the termination payments. In consideration of any benefits provided under these agreements, the executive officer will release Leap from further claims and agree not to compete directly or indirectly with Leap for a period of one or two years, as the case may be. For purposes of the agreements, “cause” means willful and continued failure to substantially perform job duties and follow and comply with lawful directives of the Board, willful commission of acts of fraud or dishonesty or willful engagement in illegal conduct or gross misconduct that is materially damaging to Leap. “Good reason” includes the diminution of the responsibility, position or salary of the executive officer, Leap’s breach of the change in control agreement or the involuntary relocation of the executive officer.

Executive Officer Deferred Bonus Stock Plans

      In November 1999, Leap established an Executive Officer Deferred Stock Plan (the “1999 Plan”) that provided for mandatory deferral of 25% of an executive officer’s bonuses, and voluntary deferral of up to 75% of such bonuses for a given year if paid after the last day of that year. Bonus deferrals were converted into share units credited to the participant’s deferred bonus share account, with the number of share units calculated by dividing the deferred bonus amount by the fair market value of Leap common stock on the bonus payday. Share units represent the right to receive shares of Leap common stock in accordance with the 1999 Plan. Leap also credited to a matching share account that number of share units equal to 20% of the share units credited to the participant’s deferred bonus share account for each bonus payday. Matching share units vest ratably over three years on each anniversary date of the applicable bonus payday. Participants’ accounts are unsecured and subject to the general creditors of Leap. Leap has reserved 25,000 shares of its common stock for issuance under the 1999 Plan.

      In January 2001, the Board approved, subject to stockholder approval, the adoption of Leap’s 2001 Executive Officer Deferred Bonus Stock Plan (the “2001 Plan”), with substantially the same terms as the 1999 Plan described above. Leap’s stockholders approved the adoption of the 2001 Plan at the 2001 Annual Meeting of Stockholders in April 2001. Leap has reserved 275,000 shares of its common stock for issuance under the 2001 Plan. At the time bonuses for fiscal 2001 were awarded, an insufficient number of shares remained available for issuance under the 1999 Plan and the 2001 Plan to cover the aggregate amount of such bonuses executive officers wished to defer. As a result, the shares remaining were allocated to the executive officers on a pro rata basis and all shares reserved for issuance under both the 1999 Plan and the 2001 Plan have been issued.

PERFORMANCE GRAPH

      The following graph compares cumulative stockholder return on Leap common stock since September 23, 1998 to (i) the Nasdaq Composite Index, U.S. and foreign companies, and (ii) a peer group selected by Leap which includes nine publicly traded companies within Leap’s industry (the “Peer Group”). Leap’s Peer Group is comprised of the following issuers: AirGate PCS, Inc.; Alamosa Holdings, Inc.; Nextel Communications, Inc.; Nextel Partners, Inc.; Triton PCS Holdings, Inc.; Sprint PCS Group; TeleCorp PCS, Inc.; UbiquiTel Inc.; and US Unwired, Inc. The graph assumes an initial investment of $100 at September 23, 1998 and reinvestment of all dividends, and is based on the returns of the component companies weighted according to their capitalizations as of the end of each annual period.

COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT SINCE

SEPTEMBER 23, 1998

Legend

Symbol		CRSP Total Returns Index for:	09/1998	12/1998	12/1999	12/2000	12/2001

	[x]	Leap Wireless International, Inc.	100.0	161.1	1744.4	555.6	466.0
[------]	[*]	Nasdaq Stock Market (US & Foreign)	100.0	124.9	232.7	140.4	110.7
[-- --]	[o]	Peer Group	100.0	147.9	654.1	297.8	243.6

Companies in the Self-Determined Peer Group
AIRGATE PCS, INC.	ALAMOSA HOLDINGS, INC.
NEXTEL COMMUNICATIONS, INC.	NEXTEL PARTNERS, INC.
SPRINT PCS GROUP	TELECORP PCS INC.
TRITON PCS HOLDINGS, INC.	US UNWIRED, INC.
UBIQUITEL INC.

Notes:

A.	The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B.	The indexes are reweighted daily, using the market capitalization on the previous trading day.
C.	If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D.	The index level for all series was set to $100.00 on 9/23/1998.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

Overview and Philosophy

      Leap’s Compensation Committee (the “Committee”) is currently composed of two outside Directors: Mr. Robert C. Dynes and Ms. Jill E. Barad. Mr. John J. Moores also served on the Committee until his resignation from the Board in February 2001. Mr. Moores was involved in consideration of executive officer bonuses for the fiscal year ended December 31, 2000. The Committee develops Leap’s compensation policies and annually reviews and approves executive officer compensation. In general, the compensation policies adopted by the Committee are designed (1) to attract and retain executives capable of leading Leap to meet its business objectives, and (2) to motivate Leap’s executives to enhance long-term stockholder value.

Executive Officer Compensation

      In recognition of the strong demand for executives in the wireless communications industry, Leap’s limited operating history, and Leap’s ongoing need to attract and retain senior level talent, the Committee generally intends to set total executive compensation at or above the median levels for comparable positions at similarly sized companies in the wireless communications industry. The Committee also expects that the total compensation for each executive officer will depend upon Leap’s performance and the executive’s level of responsibility, experience, performance and contribution to Leap’s growth and profitability.

      Leap’s executive officer compensation program is comprised of three primary components: base salary, annual incentive compensation in the form of cash bonuses and long-term incentive compensation in the form of stock options.

      The Committee sets the base salary for executive officers based on salary data for markets from which Leap attracts executive talent as well as Leap’s own experience in negotiating compensation with senior executives that Leap is attempting to hire. In line with Leap’s expectations concerning total compensation for executives, the Committee generally sets the base salaries for executive officers at or slightly above the median level for Leap’s industry.

      Leap intends to pay bonuses to its executive officers after the end of each fiscal year, based primarily upon Leap’s performance during the year, the individual performance of each executive officer and compensation survey information for executives employed within Leap’s market segment. Following its analysis of these factors for each of Leap’s executive officers, the Committee awarded executive officer bonuses for the year ended December 31, 2001 in February 2002.

      Leap grants stock options to provide long-term incentives and to align employee and stockholder long-term interests. Stock options provide a direct link between compensation and stockholder return. Stock options are generally granted with an exercise price equal to the fair market value of Leap’s common stock on the date of the grant. To facilitate the long-term incentives provided by option grants, options generally become exercisable in four equal installments on the first through fourth anniversaries of the date of the grant. The option exercise period of ten years is designed to encourage employees to work for the long-term view of Leap’s welfare and to establish their long-term relationship with Leap. It is also designed to reduce employee turnover and to retain the skills of valued employees.

      The number of options granted to individual executive officers depends upon the executive’s position at Leap, his or her performance prior to the option grant and market practices within the wireless communications industry. Because a primary purpose of granting options is to provide incentives for future performance and to retain valued employees, the Committee considers the number of shares that are not yet exercisable by an executive under previously granted options when granting additional stock options.

Chief Executive Officer’s Compensation

      Mr. Harvey White, a founder of Leap, led the company to a successful fiscal year 2001. Leap’s fiscal year 2001 achievements were quite significant. Specifically, Leap:

•	Achieved a 78% overall satisfied rating on Leap’s first employee satisfaction survey;

•	Established a performance-based culture with goal setting and performance feedback;

•	Retained more than 90% of performing employees;

•	Launched 29 new markets in 2001;

•	Became the tenth largest U.S. wireless carrier based on customers;

•	Exceeded external guidance of 1.1 million customers by December 31, 2001 with 1,119,000 customers at year end; and

•	Exceeded customer retention goals. Goals were to have no more than 4% turnover each month of customers in markets that have been in service for more than 12 months. Actual levels of 3% were achieved in markets that have been in service for more than 12 months.

      Based upon these significant accomplishments and Mr. White’s contribution to Leap, the Committee awarded Mr. White a fiscal year 2001 bonus of $659,400. Additionally, Mr. White received a fiscal year 2002 salary increase of $37,500 based on his performance and competitive market data for CEOs of companies similar in size within the wireless communications industry. For his leadership and guidance during fiscal year 2001, Mr. White also received options to purchase 125,000 shares of Leap common stock at an exercise price of $15.98 per share (the fair market value on the date of grant) and 175,000 shares at an exercise price of $31.96 per share (two times the fair market value on the date of grant).

Tax Considerations

      Section 162(m) of the Internal Revenue Code generally limits the tax deductions a public corporation may take for compensation paid to its chief executive officer and its other four most highly compensated executive officers to $1 million per executive per year. Performance based compensation tied to the attainment of specific goals is excluded from the limitation. Leap’s stockholders have previously approved Leap’s 1998 Stock Option Plan, the Cricket Communications Holdings, Inc. 1999 Stock Option Plan and Leap’s 2000 Stock Option Plan, qualifying future awards under these plans as performance based compensation exempt from the Section 162(m) limits. In addition, the Committee intends to evaluate Leap’s executive compensation policies and benefit plans during the coming year to determine whether additional actions to maintain the tax deductibility of executive compensation are in the best interest of Leap’s stockholders.

COMPENSATION COMMITTEE

Robert C. Dynes (Chair)
Jill E. Barad

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The current members of Leap’s Compensation Committee are Ms. Barad and Mr. Dynes. Mr. John J. Moores also served on the Compensation Committee during 2001 until his resignation from the Board in February 2001. None of Ms. Barad nor Messrs. Dynes or Moores has at any time been an officer or employee of Leap or any of its subsidiaries.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Directors and Executive Officer

      In March 2000, Leap acquired substantially all of the assets of Chase Telecommunications Holdings, Inc., a company partially owned and controlled by Mr. Chase. As partial consideration of that acquisition, (i) Mr. Chase entered into a consulting agreement with a wholly-owned subsidiary of Leap pursuant to which Mr. Chase will receive $250,000 per year for 5 years and was granted options to purchase 9,450 shares of Leap common stock, (ii) Chase Telecommunications Holdings received a warrant to purchase 202,566 shares of Leap common stock for an aggregate exercise price of $1,000,000, and (iii) Chase Telecommunications Holdings received a contingent earn-out payment of up to $41.0 million (plus certain expenses) based on the earnings of the business acquired from Chase Telecommunications Holdings during the fifth full year following the closing of the acquisition. In July 2001, Chase Telecommunications Holdings net-exercised a portion of the warrant and received 89,345 shares of Leap common stock, surrendering warrants to purchase 18,222 shares of Leap common stock in payment of the exercise price. The remaining number of shares which may be acquired upon exercise of the warrant is 94,999.

      In October 2000, Leap retained Greenhill & Co. LLC, an affiliate of Leap’s director, Mr. Williams, to act as a financial advisor to Leap in connection with the evaluation and implementation of a program to raise privately sourced capital from financial investors and to assist Leap in a competitive analysis of other participants in the FCC’s broadband PCS reauction of wireless licenses that closed on January 26, 2001. Under the agreement, Greenhill will receive an advisory fee of $150,000. In addition, in June 2001, Leap also retained Greenhill to act as a financial advisor to Leap in connection with the evaluation and implementation of a potential acquisition that was not completed. No fees are due under this engagement. Greenhill will be entitled to reimbursement of its reasonable out-of-pocket expenses incurred during each engagement.

      In May 2000, Leap loaned Mr. Umetsu $300,000 pursuant to an interest-free promissory note. The loan was made to Mr. Umetsu at the time he was hired to offset deferred compensation he forfeited from his prior employer. Subsequent to the date of the loan, Mr. Umetsu became Senior Vice President, Engineering, Operations and Launch and an executive officer of Leap. During 2001, the largest aggregate amount outstanding under the note was $300,000. On March 31, 2002, as one of the payment options he had under the note, Mr. Umetsu surrendered certain options to purchase Leap common stock as payment in full of the note. Because the exercise price of the options was greater than the market price of Leap common stock on the date of surrender, the entire amount of the note was treated as additional compensation to Mr. Umetsu in 2002. Leap also had agreed that if Mr. Umetsu utilized the options to pay the note, Leap would gross-up Mr. Umetsu for the taxes due, if any, on this transaction. As a result of such gross-up, Mr. Umetsu received total compensation of approximately $568,836 in 2002 in connection with this loan transaction.

Transactions with Qualcomm

February 2000 Units Offering

      Qualcomm purchased $150.0 million (original purchase price) of senior discount units in Leap’s units offering in February 2000. Leap used a portion of the net proceeds from its February 2000 equity offering to repay all outstanding borrowings under its credit agreement with Qualcomm and terminated the credit agreement. As a result of Qualcomm’s participation in the units offering, however, Qualcomm remains a significant lender to Leap. Leap’s relationship with Qualcomm may also create conflicts of interest between

Leap and Qualcomm. In addition, Qualcomm is not restricted from competing with Leap or directly pursuing wireless telecommunications businesses or interests which would also be attractive to Leap.

Qualcomm Loan Agreement

      In January 2001, Leap entered into a secured loan agreement with Qualcomm under which Qualcomm agreed to loan Leap approximately $125.3 million to finance its acquisition of wireless licenses in the FCC’s broadband PCS auction completed in January 2001. In March 2001, Qualcomm funded Leap’s borrowings of the full amount available under the agreement by transferring to Leap an FCC auction discount voucher, and Leap issued promissory notes in favor of Qualcomm for an aggregate principal amount of $126.6 million, representing $125.3 million for the value of the auction discount voucher and $1.3 million for a commitment fee due to Qualcomm at the initial borrowing. On August 1, 2001, at the request of Qualcomm, Leap agreed to return the auction discount voucher to Qualcomm and reestablish the availability for either a cash loan or a re-borrowing of the auction discount voucher in the future. The FCC confirmed its consent to the return of the auction discount voucher to Qualcomm on August 8, 2001 and the indebtedness under the $125.3 million note was canceled. Under the terms of the agreement, Leap must repay to Qualcomm the outstanding principal and accrued interest that may be borrowed under these notes in a single payment no later than five years after the date of the initial borrowing. Loans are subject to mandatory prepayments in certain circumstances, including as a result of Leap receiving net cash proceeds in excess of $400.0 million from issuances of debt or equity securities by Leap or its subsidiaries (other than certain excluded issuances such as equipment vendor financing and sales under Leap’s common stock purchase agreement with Acqua Wellington North American Equities Fund, Ltd. which are used to acquire wireless licenses). Loans under the agreement bear interest at a variable rate depending on the collateral Leap provides. Leap expects this rate to be at LIBOR plus 7.5%. Interest on the loans is payable semi-annually. However, Leap may elect to defer interest payments through September 2002 and capitalize the deferred interest under the promissory notes. Loans under the agreement will begin to accrue interest from the date Leap either borrows cash or the date the FCC applies the auction discount voucher against amounts Leap owes for licenses it acquires through the January 2001 FCC auction. As security for the loans, Leap has agreed to pledge in favor of Qualcomm the stock of subsidiaries holding licenses that Leap acquires through the January 2001 FCC auction with an aggregate purchase price of at least 150% of the outstanding principal amount of the loans. The loans are subject to the same covenants that are contained in the indenture for the high-yield notes issued in Leap’s February 2000 units offering, and other customary covenants and conditions.

Real Estate Lease

      In July 2000, Leap entered into a sublease agreement with Qualcomm under which Leap subleases 10,575 square feet of office space located in San Diego, California. The term of the agreement began on October 1, 2000 and continues on a month-to-month basis. Effective October 1, 2001, Leap increased the amount of space it subleases from Qualcomm to approximately 27,988 square feet. Leap currently pays $43,241 per month to Qualcomm under the sublease. Either party may terminate the sublease on 90 days’ written notice and the sublease will automatically terminate if the term of the master lease terminates for any reason.

Agreements Relating to Spin-Off Distribution

      Leap was formed as a Delaware corporation in June 1998 as a subsidiary of Qualcomm. In September 1999, Qualcomm distributed all of the common stock of Leap to Qualcomm’s stockholders as a taxable dividend. To transfer the Leap business from Qualcomm to Leap, Qualcomm entered into various agreements with Leap, some of which are described below. The agreements have been amended from time to time, including changes required by the FCC as a condition to allowing Leap to acquire specific wireless licenses.

Separation and Distribution Agreement

      Immediately before the distribution of Leap common stock to Qualcomm’s stockholders, Leap entered into the Separation and Distribution Agreement with Qualcomm. The Separation and Distribution Agreement governed the principal transactions required to effect the separation of the companies and the distribution, and other agreements governing the relationship between the parties.

      To effect the separation of the companies, Qualcomm transferred some of its businesses and ventures to us. Qualcomm also contributed to Leap the following:

•	$10 million in cash;

•	Qualcomm’s right to receive payment of approximately $113 million of debt from Leap’s operating companies;

•	Qualcomm’s rights under specific agreements relating to Leap’s business and ventures; and

•	other assets.

      Qualcomm’s performance as an equipment vendor was not a condition of payment to Leap under the notes and other debt transferred. Leap did not receive any intellectual property in connection with the separation of the companies, and Qualcomm retained all rights not expressly transferred regarding agreements with Leap’s subsidiaries and ventures.

      In connection with the transfer of assets and rights by Qualcomm, Leap issued a warrant to Qualcomm to purchase 5,500,000 shares of Leap common stock for $6.11 per share. In March 1999, in exchange for consideration valued at $5.4 million, Qualcomm agreed to amend the warrant to reduce the number of shares which may be acquired upon exercise of the warrant to 4,500,000. The warrant is currently exercisable and remains exercisable until 2008. Qualcomm has agreed that it will not exercise the warrant in a manner that would cause Qualcomm and its officers and directors to collectively hold more than 15% of Leap outstanding common stock. On December 6, 2000, Qualcomm exercised a portion of the warrant and received 562,500 shares of Leap common stock for an aggregate purchase price of $3,434,766 in cash. On December 12, 2000, Qualcomm net-exercised an additional portion of the warrant and received 453,200 shares of Leap common stock, surrendering warrants to purchase 109,300 shares of our common stock in payment of the exercise price. After both of these exercises, the remaining number of shares which may be acquired upon exercise of the warrant is 3,375,000.

      In the Separation and Distribution Agreement, Leap also assumed some liabilities of Qualcomm, including:

•	funding obligations to Leap’s subsidiaries and ventures totaling approximately $75 million;

•	Qualcomm’s rights and obligations to manage Leap’s subsidiaries and ventures; and

•	$2 million of accrued liabilities regarding Leap’s employees.

      The Separation and Distribution Agreement provides for:

•	releases of claims of each party against the other;

•	the allocation of potential liabilities; and

•	indemnification rights between the parties.

      The Separation and Distribution Agreement also provides that, in international markets, Leap will deploy, and will cause its affiliates to deploy, only systems using cdmaOne until January 1, 2004.

      CdmaOne is the original standard for fixed or mobile wireless communications systems based on or derived from Qualcomm’s CDMA technology and successor standards that Qualcomm has adopted. The Telecommunications Industry Association and other recognized international standards bodies have adopted cdmaOne as an industry standard. Leap also agreed that, in international markets, it would invest only in companies using cdmaOne systems until January 1, 2004.

      Under the Separation and Distribution Agreement, Leap also granted Qualcomm a non-exclusive, royalty-free license to any patent rights developed by Leap or its affiliates. In addition, under the Separation and Distribution Agreement, Leap granted Qualcomm a right of first refusal for a period of three years with respect to proposed transfers by Leap of its investments and joint venture interests. Leap further agreed to take an active role in the management of companies in which it holds stock or joint venture interests. The parties also generally agreed that, for a period of three years following our spin-off from Qualcomm, neither party would solicit or hire employees of the other.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

      The Board of Directors has selected PricewaterhouseCoopers LLP as Leap’s independent accountants for the fiscal year ending December 31, 2002 and has directed that management submit the selection of independent accountants to the stockholders for ratification at the Annual Meeting. PricewaterhouseCoopers LLP audited Leap’s financial statements for the fiscal years 1998 and 1999, the four-month transition period from September 1, 1999 to December 31, 1999 and the fiscal years 2000 and 2001. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

      Stockholders are not required to ratify the selection of PricewaterhouseCoopers LLP as Leap’s independent accountants. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board and the Audit Committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of Leap and its stockholders.

Audit Fees

      The aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of Leap’s annual financial statements for the year ended December 31, 2001 and the reviews of the financial statements included in Leap’s Form 10-Qs for the year ended December 31, 2001 were approximately $770,000.

Financial Information Systems Design and Implementation Fees

      Leap did not pay any fees for professional services rendered by PricewaterhouseCoopers LLP relating to the design and implementation of Leap’s financial information systems during the year ended December 31, 2001.

All Other Fees

      The aggregate fees for all other services rendered by PricewaterhouseCoopers LLP to Leap for the year ended December 31, 2001 were approximately $152,000. Fees related to audit services were approximately $109,000.

      The Audit Committee has considered whether the provision of services under the headings “Financial Information Systems Design and Implementation Fees” and “All Other Fees” is compatible with maintaining the accountants’ independence and determined that it is consistent with such independence.

      The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

      Leap’s financial statements for the 2001 fiscal year have been examined by PricewaterhouseCoopers LLP. The Board has selected PricewaterhouseCoopers LLP to serve as Leap’s independent accountants for the 2002 fiscal year. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions.

STOCKHOLDER PROPOSALS

      Proposals that stockholders wish to include in the Proxy Statement for the next annual stockholders meeting must be received by Leap no later than December 5, 2002 and must satisfy the conditions established by the Securities and Exchange Commission for such proposals. Proposals that stockholders wish to present at the annual stockholders meeting to be held following fiscal 2002 (but not included in the related Proxy Statement) must be received by Leap at its principal executive office at 10307 Pacific Center Court, San Diego, California 92121, not before February 14, 2003 and no later than 5:00 p.m. P.S.T. on March 16, 2003 and must satisfy the conditions for such proposals set forth in Leap’s Amended and Restated Bylaws. Stockholders are also advised to review Leap’s Amended and Restated Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations.

OTHER MATTERS

      The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

      A copy of Leap’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the Securities and Exchange Commission, excluding exhibits, may be obtained by stockholders without charge by written request addressed to Leap Wireless International, Inc., Attn. Investor Relations, 10307 Pacific Center Court, San Diego, California 92121.

By Order of the Board of Directors

Harvey P. White
Chairman of the Board and
Chief Executive Officer

April 4, 2002

APPENDIX A

FINANCIAL INFORMATION

      The following is certain financial information of Leap that was originally filed with the Securities and Exchange Commission (“SEC”) on March 29, 2002 as part of its Annual Report on Form 10-K for the fiscal year ended December 31, 2001. Leap has not undertaken any updates or revisions to such information since the date it was originally filed with the SEC. Accordingly, you are encouraged to review such financial information together with subsequent information filed by Leap with the SEC and other publicly available information.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY

AND RELATED STOCKHOLDER MATTERS

      Leap’s common stock, $.0001 par value per share, is listed for trading on The Nasdaq National Market under the symbol “LWIN.” The following table sets forth the high and low sales prices for the common stock as reported by the Nasdaq National Market in each of the periods indicated:

	High($)	Low($)

Calendar Year — 2000

First Quarter	110.50	47.06

Second Quarter	99.75	32.25

Third Quarter	81.88	44.75

Fourth Quarter	66.63	23.50

Calendar Year — 2001

First Quarter	46.69	20.50

Second Quarter	36.78	21.31

Third Quarter	33.15	12.70

Fourth Quarter	21.51	13.51

      On March 27, 2002, the last reported sale price of Leap’s common stock on the Nasdaq National Market was $8.34 per share. As of March 27, 2002, there were 37,316,663 shares of common stock outstanding held by approximately 1,587 holders of record.

      Leap has never paid or declared any cash dividends on its common stock and does not intend to pay dividends on its common stock in the foreseeable future. The terms of the indenture governing the high-yield notes issued in Leap’s February 2000 units offering restrict its ability to declare or pay dividends. Leap intends to retain any earnings to fund its growth, debt service requirements and other corporate needs.

SELECTED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share data)

      These tables should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the audited consolidated financial statements included elsewhere in this report.

				Period From
				September 1,	Year Ended
	Year Ended August 31,			1999 to	December 31,
				December 31,
	1997	1998	1999	1999	2000	2001

Statement of Operations Data(1):

Revenues:

Service revenues	$—	$—	$3,619	$6,733	$40,599	$215,917

Equipment revenues	—	—	288	39	9,718	39,247

Total revenues	—	—	3,907	6,772	50,317	255,164

Operating expenses:

Cost of service	—	—	(1,355)	(2,409)	(20,821)	(94,510)

Cost of equipment	—	—	(2,455)	(7,760)	(54,883)	(202,355)

Selling and marketing	—	—	(1,197)	(4,293)	(31,709)	(115,222)

General and administrative	(1,361)	(23,888)	(27,548)	(15,051)	(85,640)	(152,051)

Depreciation and amortization	—	—	(5,824)	(6,926)	(24,563)	(119,177)

Total operating expenses	(1,361)	(23,888)	(38,379)	(36,439)	(217,616)	(683,315)

Gains on sale of wireless licenses	—	—	—	—	—	143,633

Operating loss	(1,361)	(23,888)	(34,472)	(29,667)	(167,299)	(284,518)

Equity in net loss of and write-down of investments in and loans receivable from unconsolidated wireless operating companies	(3,793)	(23,118)	(127,542)	(23,077)	(78,624)	(54,000)

Interest income		273	2,505	764	48,477	26,424

Interest expense	—	—	(10,356)	(12,283)	(112,358)	(178,067)

Foreign currency transaction gains (losses), net	—	—	(7,211)	(8,247)	13,966	(1,257)

Gain on sale of wholly-owned subsidiaries	—	—	9,097	—	313,432	—

Gain on issuance of stock by unconsolidated wireless operating company	—	—	3,609	—	32,602	—

Other income (expense), net	—	—	(243)	(3,336)	1,913	8,443

Income (loss) before income taxes and extraordinary items	(5,154)	(46,733)	(164,613)	(75,846)	52,109	(482,975)

Income taxes	—	—	—	—	(47,540)	(322)

Income (loss) before extraordinary items	(5,154)	(46,733)	(164,613)	(75,846)	4,569	(483,297)

Extraordinary loss on early extinguishment of debt	—	—	—	—	(4,737)	—

Net loss	$(5,154)	$(46,733)	$(164,613)	$(75,846)	$(168)	$(483,297)

Basic net income (loss) per common share:

Income (loss) before extraordinary items	$(0.29)	$(2.65)	$(9.19)	$(4.01)	$0.18	$(14.27)

Extraordinary loss	—	—	—	—	(0.19)	—

Net loss	$(0.29)	$(2.65)	$(9.19)	$(4.01)	$(0.01)	$(14.27)

Diluted net income (loss) per common share:

Income (loss) before extraordinary items	$(0.29)	$(2.65)	$(9.19)	$(4.01)	$0.14	$(14.27)

Extraordinary loss	—	—	—	—	(0.15)	—

Net loss	$(0.29)	$(2.65)	$(9.19)	$(4.01)	$(0.01)	$(14.27)

Shares used in per share calculations(2):

Basic	17,648	17,648	17,910	18,928	25,398	33,861

Diluted	17,648	17,648	17,910	18,928	32,543	33,861

	As of August 31,			As of December 31,

	1997	1998	1999	1999	2000	2001

Balance Sheet Data(1)

Cash and cash equivalents	$—	$—	$26,215	$44,109	$338,878	$242,979

Working capital (deficit)	(279)	(14,789)	6,587	50,361	602,373	222,791

Restricted cash equivalents and investments	—	—	—	20,550	65,471	40,755

Total assets	42,267	157,752	335,331	360,765	1,647,407	2,450,895

Long-term debt	—	—	221,812	303,818	897,878	1,676,845

Total stockholders’ equity	41,988	142,963	70,900	10,892	583,258	358,440

(1)	For the fourth quarter of the year ended August 31, 1999, the period from September 1, 1999 to December 31, 1999, and the first six months of the year ended December 31, 2000, the financial results of Smartcom are included in the selected consolidated financial data as a result of our acquisition of the remaining 50% interest in Smartcom that we did not already own on April 19, 1999. Before the fourth quarter of the year ended August 31, 1999, our investment in Smartcom was accounted for using the equity method of accounting. We subsequently divested our entire interest in Smartcom on June 2, 2000.

(2)	Refer to Notes 2 and 4 of the Consolidated Financial Statements for an explanation of the calculation of basic and diluted net loss per common share.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

      The words “Leap,” “we,” “our,” “ours” and “us” refer to Leap Wireless International, Inc. and, unless the context otherwise requires, its consolidated subsidiaries. Unless otherwise specified, information relating to population and potential customers is based on 2001 population estimates provided by Easy Analytic Software Incorporated.

      The following discussion and analysis is based upon our financial statements as of the dates and for the periods presented in this report. You should read this discussion and analysis in conjunction with our financial statements and related notes.

      Except for the historical information contained herein, this report, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contains forward-looking statements reflecting management’s current forecast of certain aspects of Leap’s future. Some forward-looking statements can be identified by forward-looking words such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” and similar expressions in this report. It is based on current information, which we have assessed but which by its nature is dynamic and subject to rapid and even abrupt changes. Our actual results could differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with our business. Factors that could cause actual results to differ include, but are not limited to: changes in the economic conditions of the various markets our subsidiaries serve which could adversely affect the market for wireless services; our ability to access capital markets; a failure to meet the operational, financial or other covenants contained in our credit facilities; a deterioration of our relationships with our equipment vendors and related lenders, including our failure to obtain amendments to our credit facilities that we may request from time to time; a failure of network systems to perform according to expectations; the effect of competition; the acceptance of our product offering by our target customers; our ability to retain customers; our ability to maintain our cost, market penetration and pricing structure in the face of competition; technological challenges in developing wireless information services and customer acceptance of such services if developed; our ability to integrate the businesses and technologies we acquire; rulings by courts or the Federal Communications Commission (FCC) adversely affecting our rights to own and/or operate certain wireless licenses or impacting our rights and obligations to acquire the licenses on which we were the winning bidder in the FCC’s broadband PCS auction completed in January 2001 (Auction 35); the impacts on the global and domestic economies and the financial markets of recent terrorist activities, the ensuing declaration of war on terrorism and the continued threat of terrorist activity and other acts of war or hostility; and other factors detailed in the section entitled “Risk Factors” included elsewhere in this report and in our other SEC filings filed subsequent to this report. The forward-looking statements should be considered in the context of these risk factors. Investors and prospective investors are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Overview

      Leap is a wireless communications carrier that is providing innovative, affordable, simple wireless services designed to accelerate the transformation of wireless service into a mass consumer product. We generally seek to address a much broader population segment than traditional wireless providers have addressed to date. In the U.S., we are offering wireless service under the brand “Cricket®.” Our innovative Cricket strategy is designed to extend the benefits of mobility to the mass market by offering wireless service that is as simple to understand and use as, and is a competitive mobile alternative to traditional landline service. In each of our markets, we are deploying 100% digital, Code Division Multiple Access, or CDMA, networks that we believe provide higher capacity and more efficient deployment of capital than competing technologies. This, when combined with our efforts to streamline operation and distribution systems, allows us to be a low-cost provider of wireless services in each of our markets.

      Cricket service allows customers to make and receive virtually unlimited calls within a local calling area for a low, flat monthly rate compared with traditional wireless services. Cricket customers pay in advance each month’s service from a simple, straightforward bill. We offer Cricket service without a long-term contract, and because service is paid in advance, we currently require no credit check. The simplicity of the Cricket service allows us to sustain lower operating costs per customer compared to traditional wireless providers. Our networks are designed and built to provide coverage in the local calling area where our target customers live, work and play. As a result, we believe that our network operating costs are less per minute than those of traditional wireless providers.

      As of March 1, 2002, we had launched Cricket service in 40 markets covering a total population of approximately 25.2 million potential customers. These markets are located in 48 “basic trading areas,” or “BTA’s” and make up all the markets that we refer to as our “40 Market Plan.” As of December 31, 2001, we had more than 1,119,000 Cricket customers in our markets across the U.S. To date we have acquired wireless licenses covering approximately 53.4 million potential customers in 33 states. In addition we were the winning bidder for wireless licenses covering approximately 23.8 million potential customers in an FCC auction that was completed in January 2001, referred to as Auction 35. NextWave Telecom Inc., the original holder of these licenses, is a party to litigation against the federal government challenging the validity of the auction and has prevailed on certain of its claims in the United States Court of Appeals for the District of Columbia Circuit. In response to a petition for certiorari by the FCC, the U.S. Supreme Court has agreed to review the case. The grant to us of these Auction 35 wireless licenses has been substantially delayed by the NextWave litigation. If these Auction 35 wireless licenses ultimately are granted to us, we will likely be required to make the full payment for them of $350.1 million (less any amounts then on deposit with the FCC) within 10 business days of a public notice issued by the FCC establishing a payment deadline. We cannot predict what effect any challenges before the FCC or in court to the reauction generally, or the grant of these wireless licenses to us specifically, will have on us.

      We plan to continue to develop methods to expand our service offerings to include wireless information services designed to appeal to a broad segment of the population. We believe that wireless information services, like our innovative Cricket service, need to be simple, easy to use and affordable for all consumers. The first of these services, marketed under the brand “SliceTM,” is an information service designed to provide wireless information and advertising to customers’ mobile phones. This service was launched in Chattanooga and Nashville, Tennessee in May and June 2001, respectively, in Albuquerque, New Mexico in July 2001, and in Phoenix, Arizona in August 2001. We will continue to evaluate consumer response to the Slice service and the results of these market launches. We may make refinements to the Slice service from time to time to improve the quality and appeal of the service offering to consumers. We plan to expand the Slice service into additional markets after we complete the development and refinement of the Slice service. We have several other potential new services in development.

      Although we expect some of our markets to be cash flow positive at the market level during 2002, we expect to incur significant operating losses and to generate significant negative cash flow from operating activities in the future while we continue to build out our networks and add new customers. We believe, however, that with our simple, easy to understand approach to wireless, we can attract new customers more quickly, maintain lower customer acquisition costs, and sustain lower operating costs per customer compared to traditional wireless providers, which will allow us to generate operating profits in each of our markets sooner than is typical for a start-up wireless provider.

      While we expect our emphasis for the next few years will be on our U.S.-based operations, if presented with attractive opportunities, and as capital resources permit, we may invest in international markets where we believe the combination of unfulfilled demand and our attractive wireless service offerings can fuel rapid growth.

Acquisitions, Exchanges and Sales of Wireless Licenses

      During the year ended December 31, 2001, we completed the purchase and exchange of wireless licenses located in various BTA’s, and certain wireless technology assets for an aggregate of $232.0 million in cash, net of proceeds, the assumption of debt and other liabilities totaling $110.2 million (including (1) a promissory note in the principal amount of $86.5 million which was paid in full in November 2001, and (2) a convertible note in the principal amount of $18.0 million with interest at the rate of 8.5% per annum, with principal and interest payable at maturity on June 15, 2002, with the right to convert irrevocably waived by the holder of the note in February 2002), and the issuance of 2,778,534 shares of our common stock with a fair value at the time of purchase of approximately $82.7 million. Approximately 265,083 shares issued in connection with two of the acquisitions are being held in an escrow account to satisfy potential indemnification obligations of the sellers. The convertible note is secured by a pledge of the outstanding stock of a wholly-owned subsidiary of Leap.

      In connection with our acquisition of wireless licenses in Buffalo and Syracuse, New York that closed in June 2001, the seller has asserted that based on the prices of wireless licenses auction by the FCC in Auction 35, it is entitled to a purchase price adjustment under the purchase agreement for such licenses of approximately $39.8 million. The arbitration concerning this claim is pending at this time. Under the terms of the purchase agreement, if we are obligated to pay a purchase price adjustment, we are entitled to pay such additional amounts in cash or Leap common stock, at our discretion. We believe the seller’s position is without merit, and we are vigorously defending against the claim of the seller.

      In addition, in November 2001, we completed the sale of a portion of our wireless licenses in Salt Lake City and Provo, Utah to Cingular Wireless LLC for approximately $138.1 million in cash, net of related costs. We retained wireless licenses for 15MHz of spectrum in each of Salt Lake City and Provo, Utah to operate existing voice and planned information services products.

Pegaso

      In Mexico, we were a founding shareholder and have made investments in and loans to Pegaso Telecomunicaciones, S.A. de C.V. totaling $120.5 million. Pegaso is a company that is providing a wireless service in Mexico that is more traditional in approach than our Cricket service. Pegaso holds wireless licenses covering all of Mexico, representing approximately 99 million potential customers. At December 31, 2001, Pegaso reported approximately 804,000 customers. We currently own 20.1% of the outstanding capital stock of Pegaso. In addition, we have guaranteed to Qualcomm $33.0 million of Pegaso’s outstanding working capital loans from Qualcomm. In January 2002, Qualcomm and certain shareholders of Pegaso other than us made additional loan commitments to Pegaso of up to $160.0 million. As part of the consideration for these additional loan commitments, Qualcomm and the other Pegaso shareholders obtained rights to receive warrants to purchase shares of Pegaso. If these warrants are fully earned and exercised, our ownership interest in Pegaso would be diluted to approximately 18% of the outstanding capital stock of Pegaso. In the fourth quarter of fiscal 2001, we discontinued our use of the equity method of accounting for Pegaso and ceased recognizing our share of Pegaso’s losses because our investment in and loans to Pegaso have been reduced to zero on our books of account. In addition, equity losses have not been recorded to the extent of our $33.0 million guarantee to Qualcomm of a portion of Qualcomm’s working capital loans to Pegaso because the guarantee relates to the final $100 million of the working capital loans payable to Qualcomm. Pegaso and Telefonica have recently announced a non-binding agreement pursuant to which we would sell our interest in Pegaso to Telefonica. If a definitive agreement is reached on the terms outlined in the non-binding agreement, we would expect to receive approximately $33 million in sales proceeds and repayment of subordinated debt, and we would satisfy our obligations under the guarantee by delivering to Qualcomm our rights under the warrants we acquired in connection with the guarantee. See “Item 1. Business — Risk Factors — Risks Associated with Pegaso Could Adversely Affect Our Business.”

Smartcom Disposition

      On June 2, 2000, we completed the sale of Smartcom to Endesa S.A. in exchange for gross consideration of approximately $381.5 million, consisting of $156.8 million in cash, three promissory notes totaling $143.2 million, subject to certain post closing adjustments, the repayment of intercompany debt due to Leap by Smartcom totaling $53.3 million, and the release of cash collateral posted by us securing Smartcom indebtedness of $28.2 million. We recognized a gain on sale of Smartcom of $313.4 million before related income tax expense of $34.5 million during the quarter ended June 30, 2000. In February 2001, we sold one of the promissory notes, with an original principal amount of $58.2 million plus accrued interest, to a third party for $60.7 million. In June 2001, Endesa repaid $47.5 million of principal and accrued interest for the second promissory note. The remaining promissory note of $35.0 million is subject to a right of set-off to secure indemnification claims under the purchase agreement. Endesa has asserted claims of up to approximately $48.7 million against us for breach of representations and warranties under the purchase agreement and has notified us that it is offsetting the claims against the unpaid balance of the note. Under the terms of the purchase agreement, the maximum recovery for breaches of the representations and warranties is the principal and interest under the note. The note matured on June 2, 2001 and we expect it to remain unpaid until the issues related to the claims are resolved. We believe that Endesa’s claims are without merit, and we are contesting Endesa’s claims. Management of Leap believes that the ultimate outcome of this matter will not have a material adverse effect on our consolidated financial position or results of operations.

Presentation

      We have recognized our share of net earnings or losses of our foreign operating companies on a three-month lag. The financial statements of Smartcom are included in our consolidated financial statements from June 1, 1999 to March 31, 2000 as a result of our acquisition of the remaining 50% of Smartcom that we did not already own in April 1999 and our sale of 100% of Smartcom on June 2, 2000. The accounts of Smartcom were consolidated using a three-month lag, and as a result of the sale in June 2000, the results of Smartcom for April and May 2000 have been reflected in accumulated deficit during the year ended December 31, 2000. We currently own 20.1% of the outstanding capital stock of Pegaso, and until the fourth quarter of 2001, we accounted for our interest in Pegaso under the equity method of accounting. In the fourth quarter of fiscal 2001, we discontinued our use of the equity method of accounting for Pegaso and ceased recognizing our share of Pegaso’s losses because our investment in and loans to Pegaso have been written-down to zero.

Critical Accounting Policies and Estimates

      The consolidated financial statements are prepared using accounting principles generally accepted in the United States of America. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

     Revenues and Cost Recognition

      For our Cricket business, revenues include wireless services and the sale of handsets and accessories. Wireless services are provided on a month-to-month basis and are generally paid in advance. We do not charge fees for the initial activation of service. Revenues from wireless services are recognized as services are rendered. Amounts received in advance are recorded as deferred revenue. Cost of service generally includes direct costs and related overhead, excluding depreciation and amortization of operating our networks. Equipment revenues arise from the sale of handsets and accessories. Revenues and related costs from the sale of handsets are recognized when service is activated by customers. Revenues and related costs from the sale of accessories are recognized at the point of sale. The costs of handsets and accessories sold are recorded in cost of equipment. Handsets sold to third-party dealers and distributors are recognized as inventory until they are sold to and activated by customers. Amounts due from third-party dealers and distributors for handsets are recorded as deferred revenue upon shipment by us and are recognized as equipment revenues when service is activated by customers. Sales incentives offered without charge to customers and volume-based incentives paid to our third-party dealers and distributors related to the sale of handsets are recognized as a reduction of revenue when the related equipment revenue is recognized. Customers have limited rights to return handsets and accessories based on time and/or usage. Returns historically have been insignificant.

      Handsets sold through our third-party dealers and distributors are subject to a mark-up retained by the third party dealer or distributor which is not included in our equipment revenues. We deduct from equipment revenues the value of the first month’s service, which is included in the price of the handset. We generate service revenues from features, including call waiting, caller ID and voicemail. Service revenue is also generated from the customer’s usage of long-distance minutes and directory assistance purchased from Cricket.

      For our stores, handset returns are accepted within 30 days of purchase or 30 minutes of usage, whichever occurs first. The return policies of our third-party dealers and distributors are generally similar to ours. Management believes that it can reliably estimate returns upon activation, which historically have been insignificant.

      We record sales incentives offered without charge to customers, including discounts, coupons and rebates, and volume-based sales incentives offered to our third-party dealers and distributors, as a reduction in revenue and as a liability, based on estimates of the amounts ultimately expected to be paid or refunded to our customers and third-party dealers and distributors. We believe we have sufficient, relevant history to reliably estimate the liability for sales incentives. However, if the amount of future sales incentives could not be reasonably and reliably estimated, we would be required to recognize a liability for the maximum potential amount of the sales incentive.

      We have cooperative advertising programs with our third-party dealers and distributors that provide that we will refund part of the cost of certain qualified advertising by third-party dealers and distributors of our Cricket products and wireless services. This advertising must meet certain qualitative criteria, and certain minimum amounts must be spent on the advertisements. The programs require the third-party dealers and distributors to provide evidence of the nature of the advertising performed that includes our products and wireless service as well as the actual costs incurred. We currently record our costs for cooperative advertising programs as selling and marketing expenses.

     Impairment of Long-Lived and Intangible Assets

      We assess potential impairments to our long-lived assets, including property and equipment, wireless licenses, goodwill and other intangible assets, when there is evidence that events or changes in circumstances indicate that the carrying amount may not be recoverable. Factors we consider important, which could trigger an impairment review, include the following: significant variances in performance relative to projected future operating results; significant changes in the market price of or in the manner of our use of our long-lived assets; our ability to satisfy buildout deadlines and geographic coverage requirements for wireless licenses; significant industry or economic trends; a current expectation that, more likely than not, our long-lived assets will be sold or otherwise disposed of significantly before the end of their previously estimated useful life; an accumulation of costs significantly in excess of the amount originally expected to acquire or construct an asset; and a current period operating or cash flow loss combined with a history of operating or cash flow losses or a projection of forecast that demonstrates continuing losses associated with an asset used for the purpose of producing revenue. An impairment loss is recognized when the undiscounted cash flows expected to be generated by an asset (or group of assets) is less than its carrying amount. Any required impairment loss would be measured as the amount by which the asset’s carrying value exceeds its fair value, and would be recorded as a reduction in the carrying value of the related asset and a charge to results of operations.

      At December 31, 2001, we tested our long-lived assets, including wireless licenses and goodwill, for potential impairment. Because our long-lived assets do not have identifiable cash flows that are largely independent of other asset groupings, we compared our total estimated undiscounted future cash flows, excluding interest costs, to the carrying value of our long-lived assets. The cash flow forecast used in this assessment was a ten-year forecast based on our 40 Market Plan. The total undiscounted future cash flows, excluding interest, resulting from this forecast exceeded the total carrying value of all of our long-lived assets at December 31, 2001. As a result, our wireless licenses, goodwill and other long-lived assets were not considered to be impaired at December 31, 2001. This conclusion is based on our best estimate of future operating results and our ability to pay our debt obligations as they become due. Our estimated future operating results are based on estimates of key operating metrics, including customer growth, customer churn, average monthly revenue per customer and costs per gross additional customer. If we do not achieve these metrics and, as a result, do not achieve our planned operating results, this may have a significant adverse effect on our estimated undiscounted future cash flows and may ultimately result in an impairment charge related to our wireless licenses, goodwill and other long-lived assets.

     Wireless Licenses

      Wireless licenses are recorded at cost and amortized using the straight-line method over their estimated useful lives upon commencement of commercial service, generally 40 years. Wireless licenses, net totaled $718.2 million at December 31, 2001.

      The majority of our wireless licenses were acquired with the intention of being built out and operated, although the timing of such buildouts is dependent upon our ability to access additional capital. Wireless licenses not currently in use under our 40 Market Plan may be sold or exchanged for other wireless licenses that may provide us with greater strategic opportunities. Wireless licenses classified as “to be disposed of” are licenses that are part of pending license sales or exchanges that are considered probable of being closed in their current form within one year of the balance sheet dates. Wireless licenses to be disposed of are carried at the lower of carrying value and fair value less costs to sell. At December 31, 2001, wireless licenses to be disposed of were not significant.

      Our wireless licenses include provisions that require us to satisfy buildout deadlines and certain geographic coverage requirements within five years and ten years after the original license grant date. These initial requirements are met when adequate service is offered to at least one-quarter and one-third of the population of the licensed service area, depending on the type of license. Because we obtained many of our wireless licenses from third parties subject to existing buildout requirements, several of our wireless licenses, with an aggregate carrying value of approximately $224 million at December 31, 2001, have initial buildout deadlines in 2002. We are currently carrying out plans to satisfy the minimum buildout requirements for these wireless licenses and expect to complete the requirements prior to their respective deadlines. Failure to comply with these buildout requirements could cause the revocation of some of our licenses or the imposition of fines and/or other sanctions. No adjustments have been recorded in the financial statements regarding the potential inability to develop the wireless licenses that expire in the near future. Any subsequent expiration of such licenses could have a material adverse effect on our financial position and results of operations.

     Goodwill and Other Intangible Assets

      Goodwill represents the excess of the purchase price and related costs over the fair value assigned to the net tangible and identifiable intangible assets of businesses acquired. Through December 31, 2001, goodwill was amortized on a straight-line basis over its estimated useful life, generally 20 years. Other intangible assets consist primarily of acquired technology and are amortized on a straight-line basis over their estimated useful lives of generally three years. Goodwill and other intangible assets, net, totaled $43.6 million at December 31, 2001.

Future Accounting Requirements

      In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 141 “Business Combinations” and No. 142 “Goodwill and Other Intangible Assets.” SFAS No. 141 eliminates pooling-of-interests accounting prospectively. It also provides guidance on purchase accounting related to the recognition of intangible assets and accounting for negative goodwill. SFAS No. 142 changes the accounting for goodwill and intangible assets that are deemed to have indefinite lives from an amortization method to an impairment-only approach. Under SFAS No. 142, goodwill and intangible assets that are deemed to have indefinite lives are required to be tested annually and whenever events or circumstances occur indicating that such assets might be impaired. SFAS No. 141 and SFAS No. 142 are effective for all business combinations completed after June 30, 2001. Upon adoption of SFAS No. 142, amortization of goodwill recorded for business combinations consummated prior to July 1, 2001 will cease, and intangible assets acquired prior to July 1, 2001 that do not meet the criteria for recognition under SFAS No. 141 will be reclassified to goodwill. We will adopt SFAS No. 142 on January 1, 2002. As of December 31, 2001, we had goodwill of $26.9 million related to our June 2000 acquisition of the remaining interest in Cricket Communications Holdings that we did not already own and recognized $1.5 million of amortization expense during 2001. In connection with the adoption of SFAS No. 142, we are required to perform a transitional impairment review of this goodwill as of January 1, 2002, which we expect to complete during the first half of 2002. There can be no assurance that a material impairment charge will not be recorded at the time the review is completed. SFAS No. 142 identifies certain assets that should be treated as indefinite lived intangible assets, which includes broadcast licenses. Although wireless licenses are not identified in this category, there are some indications that wireless licenses are substantially similar to broadcast licenses. We are considering whether our wireless licenses should be treated as indefinite lived intangible assets. The outcome is uncertain at this time, as is the potential impact on our consolidated results of operations.

      In June 2001, the FASB issued SFAS No. 143 “Accounting for Asset Retirement Obligations.” SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset. We will adopt SFAS No. 143 on January 1, 2003. We have not yet determined the financial impact the adoption of SFAS No. 143 will have on our consolidated financial position or results of operations.

      In October 2001, the FASB issued SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 replaces SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” SFAS No. 144 applies to all long-lived assets (including discontinued operations) and consequently amends APB Opinion No. 30, “Reporting Results of Operations — Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” SFAS No. 144 develops one accounting model for long-lived assets that are to be disposed of by sale. SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of carrying value or fair value less cost to sell. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. We will adopt SFAS No. 144 on January 1, 2002. We do not expect that the adoption of SFAS No. 144 will have a material impact on our consolidated statement of financial position or our results of operations.

      In November 2001, the Emerging Issues Task Force reached a consensus on Issue No. 01-09 “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products,” which is a codification of EITF Issue No. 00-14, Issue No. 00-22 and Issue No. 00-25. We have previously adopted those elements of EITF Issue No. 01-09 that codify Issue No. 00-14 and Issue No. 00-22. The elements pertaining to EITF Issue No. 00-25 provide that consideration paid from a vendor to a customer or reseller of the vendor’s products is presumed to be a reduction of the selling prices of the vendor’s products and, therefore, should be characterized as a reduction in revenues. That presumption is overcome and the consideration characterized as a cost only if, and to the extent that, certain criteria are met. We will adopt the elements pertaining to EITF Issue No. 00-25 on January 1, 2002. We do not expect that the adoption of the elements pertaining to Issue No. EITF 00-25 will have a material impact on our consolidated financial position or our results of operations.

Results of Operations

      The following table presents condensed consolidated statement of operations data for the periods indicated (in thousands).

	Year Ended December 31,

	2001	2000	1999

Revenues:

Service revenues	$215,917	$40,599	$9,177

Equipment revenues	39,247	9,718	306

Total revenues	255,164	50,317	9,483

Operating expenses:

Cost of service	(94,510)	(20,821)	(3,263)

Cost of equipment	(202,355)	(54,883)	(7,931)

Selling and marketing	(115,222)	(31,709)	(4,620)

General and administrative	(152,051)	(85,640)	(35,652)

Depreciation and amortization	(119,177)	(24,563)	(10,884)

Total operating expenses	(683,315)	(217,616)	(62,350)

Gains on sale of wireless licenses	143,633	––	––

Operating loss	(284,518)	(167,299)	(52,867)

Equity in net loss of investments in and loans receivable from unconsolidated wireless operating companies	(54,000)	(78,624)	(130,441)

Interest income	26,424	48,477	2,482

Interest expense	(178,067)	(112,358)	(20,041)

Foreign currency transaction gains (losses), net	(1,257)	13,966	(10,005)

Gain on sale of wholly-owned subsidiaries	—	313,432	9,097

Gain on issuance of stock by unconsolidated wireless operating company	—	32,602	3,609

Other income (expense), net	8,443	1,913	(3,490)

Income (loss) before income taxes and extraordinary items	(482,975)	52,109	(201,656)

Income taxes	(322)	(47,540)	—

Income (loss) before extraordinary items	(483,297)	4,569	(201,656)

Extraordinary loss on early extinguishment of debt	—	(4,737)	—

Net income (loss)	$(483,297)	$(168)	$(201,656)

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

      At December 31, 2001, customers of our Cricket service rose to approximately 1,119,000, compared to approximately 190,000 at December 31, 2000. We added approximately 929,000 customers in 2001 due to the launch of 29 new markets and increased penetration in our existing markets. Gross customer additions were approximately 1,118,000 during the year ended December 31, 2001. In February 2002, we launched our Buffalo, New York market, bringing the total potential customer base covered by our networks in 40 markets across the U.S. to approximately 25.2 million.

      During the year ended December 31, 2001, we generated $215.9 million in service revenues and $39.2 million in equipment revenues, compared to $19.1 million in service revenues and $9.6 million in equipment revenues, excluding Smartcom, in the year ended December 31, 2000. The increase in service and equipment revenues over the corresponding period of the prior year, excluding Smartcom, related to the increase in our customer base from the launch of network service in new markets and increased penetration in our existing markets. We expect service and equipment revenues will continue to increase in the future as a result of having completed the launch of all our existing markets by February 2002 and expected increases in our customer base in markets under our 40 Market Plan.

      During the year ended December 31, 2001, we incurred $94.5 million in cost of service and $202.4 million in cost of equipment compared to $13.8 million in cost of service and $33.1 million in cost of equipment during the year ended December 31, 2000, excluding Smartcom. We sell our handsets to customers and third-party dealers and distributors at prices below cost to grow and maintain our customer base, which is typical of wireless providers. During the year ended December 31, 2001, $156.4 million of our losses on equipment sales were directly related to acquiring new customers. We expect cost of service and cost of equipment will continue to increase in the future as a result of expected increases in our customer base in markets under our 40 Market Plan.

      Selling and marketing expenses were $115.2 million and $22.2 million for the years ended December 31, 2001 and 2000, respectively, excluding Smartcom. General and administrative expenses were $152.1 million and $74.1 million for the years ended December 31, 2001 and 2000, respectively, excluding Smartcom. The increase in selling and marketing and general and administrative expenses was due primarily to higher expenses associated with the development and launch of network service in additional markets, customer acquisition efforts and the development of new service offerings. For the year ended December 31, 2001, $112.5 million of our selling and marketing expenses were directly related to acquiring new customers. Selling and marketing expenses for the year ended December 31, 2001 consisted primarily of advertising and public relations and related payroll expenses. General and administrative expenses for the year ended December 31, 2001 included customer service and billing expenses, costs for business development associated with negotiations for and acquisitions of wireless licenses, government relations, public reporting and investor relations, legal expenses and development of our wireless information service offerings. In addition, we incurred stock-based compensation expense of $5.5 million and $13.9 million during the years ended December 31, 2001 and 2000, respectively, primarily related to the exchange of stock options from our June 2000 acquisition of the remaining interest in Cricket Communications Holdings that we did not already own. We expect that selling and marketing and general and administrative expenses will continue to increase in the future as a result of our customer acquisition efforts and the development of new service offerings in markets under our 40 Market Plan.

      Depreciation and amortization was $119.2 million and $14.5 million for the years ended December 31, 2001 and 2000, respectively, excluding Smartcom. The increase in depreciation and amortization resulted from a larger base of equipment and wireless licenses in service compared to the prior year. In connection with the adoption of SFAS No. 142, we will cease amortization of goodwill with a net book value of $26.9 million commencing January 1, 2002. We had recorded $1.5 million of goodwill amortization in 2001 and would have recorded $1.5 million in amortization during 2002. We expect depreciation and amortization expenses will continue to increase in the future as a result of having completed the launch of all our existing markets by February 2002 and additional equipment being placed in service due to our continued buildout of markets under our 40 Market Plan.

      Gains on sale of wireless licenses for the year ended December 31, 2001 consisted of $136.3 million from the sale of a portion of our wireless licenses in the Salt Lake City and Provo, Utah basic trading areas and $7.4 million related to the exchange of certain wireless licenses.

      During the year ended December 31, 2001 our operating loss was $284.5 million ($428.2 million excluding gains on sale of wireless licenses), compared to $129.2 million in the corresponding period of the prior year, excluding Smartcom. The increase in operating loss was due primarily to the launch of 29 new markets and adding approximately 929,000 customers in 2001. We expect to incur significant operating losses in the future while we continue to build out our networks, add new customers and record depreciation for the equipment in service under our 40 Market Plan.

      During the year ended December 31, 2001, our equity share in the net loss of unconsolidated wireless operating company was $54.0 million and related only to Pegaso. During the year ended December 31, 2000, our equity share in the net loss of unconsolidated wireless operating companies was $78.6 million and related to Pegaso and Chase Telecommunications Holdings prior to March 2000. In 2001, we invested an additional

$20.5 million in Pegaso by purchasing convertible subordinated notes. In the fourth quarter of 2001, we discontinued the use of the equity method of accounting for Pegaso and ceased recognizing our share of Pegaso’s losses as the carrying amount of our investment in and loans to Pegaso have been reduced to zero.

      Interest income was $26.4 million and $48.4 million for the years ended December 31, 2001 and 2000, respectively, excluding Smartcom. The decrease in interest income related to decreased average cash and cash equivalents and investment balances as we continue to incur operating losses and negative cash flows from operations.

      Interest expense was $178.1 million and $103.2 million for the years ended December 31, 2001 and 2000, respectively, excluding Smartcom. The increase in interest expense related primarily to interest on our senior notes and senior discount notes issued in our February 2000 units offering, increased vendor financing of our wireless networks, seller financing of wireless license acquisitions, and amortization of debt issuance costs and loan origination fees to interest expense under the effective interest method. We expect interest expense to increase substantially in the future due to expected additional borrowings to finance the continued buildout and expansion of our wireless networks under our 40 Market Plan, amortization of debt issuance costs and loan origination fees to interest expense and additional borrowings for the purchase of wireless licenses in the event of the grant to us of the 22 wireless licenses on which we were the winning bidder in Auction 35.

      During the year ended December 31, 2001, foreign currency transaction gains (losses) primarily reflected unrealized exchange gains (losses) recognized by Leap on cash balances and payables as a result of changes in the exchange rate between the U.S. dollar and the Chilean peso. During the year ended December 31, 2000, foreign currency transaction gains (losses) primarily reflected unrealized exchange gains (losses) recognized by Smartcom on U.S. dollar denominated loans as a result of changes in the exchange rate between the U.S. dollar and the Chilean peso.

      Other income of $8.4 million, net, for the year ended December 31, 2001 included $4.9 million related to the reversal of previously recorded interest expense upon the cancellation of indebtedness to Qualcomm in August 2001 and a $4.2 million fee we received related to a terminated wireless licenses purchase agreement. For the year ended December 31, 2000, we reported an extraordinary loss on early extinguishment of debt of $4.7 million, consisting of the write-off of unamortized debt issuance costs in connection with the repayment of amounts outstanding under our credit agreement with Qualcomm in February 2000 and the repayment of bank loans due to the sale of Smartcom in June 2000.

  Consolidation of Smartcom

      As a direct result of the consolidation of Smartcom, we recorded $21.5 million and $0.1 million of additional service and equipment revenues, respectively, $7.0 million and $21.8 million of additional cost of service and cost of equipment, respectively, $9.5 million of additional selling and marketing, $11.5 million of additional general and administrative expenses, $10.0 million of additional depreciation and amortization, $9.0 of additional net interest expense, $10.8 million of additional foreign currency transaction gains and $0.3 million of additional net other income, in each case for the year ended December 31, 2000.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

      Prior to March 2000, we did not report any revenues and related cost of revenues from our domestic Cricket business because Chase Telecommunications, which introduced Cricket service in Chattanooga, Tennessee in March 1999 and Nashville, Tennessee in January 2000, was accounted for under the equity method of accounting. Excluding Smartcom, we generated $19.1 million and $9.6 million in service and equipment revenues, respectively, and incurred $13.8 million and $33.1 million of cost of service and cost of equipment, respectively, from our Cricket operations for the period from March 17, 2000 to December 31, 2000.

      At December 31, 2000, customers of our Cricket service rose to more than 190,000, compared to approximately 22,000 at December 31, 1999. We added over 127,000 customers in the fourth quarter of 2000, many in the month of December due to the launch of four new markets covering approximately 4.0 million potential customers.

      Excluding Smartcom, selling, general and administrative expenses were $96.3 million and $28.4 million for the years ended December 31, 2000 and 1999, respectively. The increase in selling, general and administrative expenses was due primarily to higher expenses associated with the development and launch of network service in additional markets in the U.S. Excluding Smartcom, sales and marketing expenses for the year ended December 31, 2000 totaled $22.6 million and consisted primarily of advertising and public relations and related payroll expenses. General and administrative expenses totaled $59.8 million for the year ended December 31, 2000 and included costs for raising capital, business development, including acquiring wireless licenses, government relations, public reporting and investor relations, legal expenses and developing our wireless information services businesses. In addition, we incurred stock-based compensation expense of $13.9 million related to the exchange of stock options from our June 2000 acquisition of the remaining interest in Cricket Communications Holdings that we did not already own.

      Excluding Smartcom, depreciation and amortization was $14.5 million and $0.6 million for the years ended December 31, 2000 and 1999, respectively. The increase in depreciation and amortization was due primarily to the consolidation of Chase Telecommunications from March 2000, network construction expenditures and wireless licenses being placed in service in conjunction with market launches, as well as amortization of goodwill associated with our June 2000 purchase of the remaining interest in Cricket Communications Holdings that we did not already own.

      Excluding Smartcom, our operating loss was $129.2 million and $29.0 million for the years ended December 31, 2000 and 1999, respectively. The increase in operating loss primarily reflected the consolidation of Chase Telecommunications from March 2000 and the increase in market development and launch costs in the U.S.

      During the year ended December 31, 2000, our equity share in the net loss of our unconsolidated wireless operating companies related to Pegaso and to Chase Telecommunications prior to March 2000. During the corresponding period of the prior year, our share of the net loss of and write-down of investments in and loan receivable from unconsolidated wireless operating companies also included Smartcom prior to June 1999 (prior to Leap’s acquisition of the remaining 50 percent interest) and our Russian investments which were largely written-down or liquidated.

      Excluding Smartcom, our interest income was $48.4 million and $2.1 million for the years ended December 31, 2000 and 1999, respectively. The increase in interest income related to increased balances of our cash and cash equivalents and investments received from our equity offering and units offering in February 2000, and cash and notes receivable related to the sale of Smartcom in June 2000.

      Excluding Smartcom, our interest expense was $103.2 million and $14.3 million for the years ended December 31, 2000 and 1999, respectively. The increase in interest expense related primarily to interest on our senior notes and senior discount notes issued in our February 2000 units offering and to vendor financing of our wireless networks.

      Foreign currency transaction gains (losses) primarily reflected unrealized exchange gains (losses) recognized by Smartcom on U.S. dollar denominated loans as a result of changes in the exchange rate between the U.S. dollar and the Chilean peso.

      Gain on sale of subsidiary of $313.4 million reflects our June 2000 sale of Smartcom, before related income tax effects of $34.5 million. In addition to the taxes payable on this gain, we incurred an additional $13.0 million in income taxes related to interest income and foreign exchange gains earned by our Chilean holding company on U.S. dollar cash balances and notes receivable from the sale.

      Gain on issuance of stock by unconsolidated wireless operating company reflected reductions in our share of Pegaso’s accumulated losses as a result of decreases in our percentage ownership interest of Pegaso. In July 1999, several of the other investors contributed $50.0 million to Pegaso. In April 2000, Sprint PCS invested $200 million in Pegaso by purchasing shares from Pegaso and shareholders other than Leap. In August 2000, several other existing investors contributed $50.0 million to Pegaso.

      For the year ended December 31, 2000, we wrote-off and reported as an extraordinary loss $4.7 million in unamortized debt issuance costs, primarily in connection with the repayment of amounts outstanding under our credit agreement with Qualcomm in February 2000.

  Consolidation of Smartcom

      As a direct result of the consolidation of Smartcom, we recorded $9.2 million and $0.3 million of additional service and equipment revenues, respectively, $3.3 million and $7.9 million of additional cost of service and cost of equipment, respectively, $11.9 million of additional selling, general and administrative expenses, $10.3 million of additional depreciation and amortization, $5.4 million of additional net interest expense, $10.0 million of additional foreign currency transaction gains and $0.1 million of additional net other expense, in each case for the year ended December 31, 1999.

Four Months Ended December 31, 1999 Compared to Four Months Ended December 31, 1998

      We incurred a net loss of $75.8 million during the four month period ended December 31, 1999, compared to a net loss of $26.1 million in the corresponding period of the prior year. The increase related primarily to the costs associated with the launch of network service in new markets. Pegaso, for which we recognize our equity share of net loss, launched operations in Tijuana, Guadalajara and Monterrey in February through September 1999. Cricket wireless service was launched in Nashville, Tennessee in late January 2000. In addition, in November 1999 we re-launched service in Chile under a new brand name and corporate identity. As a result, total customers on our networks reached approximately 206,000 customers at December 31, 1999 (22,000 in the U.S., 78,000 in Chile and 106,000 in Mexico), compared to a total customer base of approximately 23,000 customers at December 31, 1998.

      As a direct result of the consolidation of Smartcom, we recorded $6.6 million of operating revenues, $10.2 million of cost of operating revenues, $9.9 million of additional selling, general and administrative expenses, $6.7 million of additional depreciation and amortization, $4.7 million of additional net interest expense, and $8.2 million of foreign currency transaction losses during the four month period ended December 31, 1999. Smartcom’s net loss of $33.1 million was recognized during the four month period ended December 31, 1999, compared to $4.5 million that we recognized under the equity method for our 50% interest in the corresponding period of the prior year. During the four months ended December 31, 1998, we did not report any operating revenues because all of our revenue generating operating companies were accounted for under the equity method of accounting. Our operating companies did not generate material revenues in the four months ended December 31, 1998.

      We incurred $19.3 million of selling, general and administrative expenses during the four-month period ended December 31, 1999, compared to $5.3 million in the corresponding period of the prior year. The increase included $9.9 million from the consolidation of Smartcom. Excluding Smartcom, selling, general and administrative expenses increased by $4.1 million over the corresponding four month period of the prior year due to increased staffing and business development activities related to Cricket Communications.

      We incurred an operating loss of $29.7 million during the four month period ended December 31, 1999, compared to an operating loss of $5.5 million in the corresponding period of the prior year. The $24.2 million increase primarily reflected the consolidation of Smartcom.

      Equity in net loss of unconsolidated wireless operating companies was $23.1 million during the four-month period ended December 31, 1999, compared to $19.9 million in the corresponding period of the prior year. During the four months ended December 31, 1999, our equity share in the net loss of our unconsolidated wireless operating companies related to Pegaso and Chase Telecommunications. During the corresponding period of the prior year, our equity share in the net loss of our unconsolidated wireless operating companies also included Smartcom (prior to Leap’s acquisition of the remaining 50 percent interest) and our Russian investments which have been subsequently written-down, liquidated or are in the process of liquidation.

Despite these changes, equity in net loss of unconsolidated wireless operating companies increased as a result of the costs associated with the launch of Pegaso’s service and the expansion of Cricket services by Chase Telecommunications.

      Interest expense was $12.3 million during the four month period ended December 31, 1999, compared to $1.3 million in the corresponding period of the prior year. Interest expense related primarily to borrowings under our credit agreement with Qualcomm and Smartcom’s financing of its wireless communications network.

      Foreign currency transaction losses of $8.2 million during the four-month period ended December 31, 1999 reflected unrealized foreign exchange losses recognized by Smartcom on U.S. dollar denominated loans as a result of changes in the exchange rate between the U.S. dollar and the Chilean peso.

Liquidity and Capital Resources

General

      For the 12 months beginning January 1, 2002, we expect to spend a total of approximately $532 million for the following requirements:

•	approximately $343 million for capital expenditures to continue the buildout of our wireless networks;

•	approximately $77 million to fund operating losses and net increases in working capital for Cricket Communications, Inc., our wireless voice services and wireless information services subsidiary;

•	approximately $38 million for general corporate overhead and other expenses, including expenditures for our new product development activities;

•	approximately $30 million in connection with deferred payments of completed acquisitions of wireless licenses and certain wireless technology assets; and

•	approximately $44 million for cash interest and fees, and our initial principal amortization payment in December 2002 under our vendor facility with Lucent Technologies Inc.

      For the 12 months beginning January 1, 2002, interest under our senior notes, senior discount notes, and vendor facilities with Nortel Networks Inc. and Ericsson Wireless Communications Inc., and interest under our vendor facility with Lucent prior to November 2002, is either deferred and added to principal or otherwise paid from our restricted investment accounts and is therefore not included in this liquidity and capital resources discussion.

      Leap was the winning bidder for 22 wireless licenses in the FCC’s Auction 35. If the FCC grants these licenses to us, we would have an aggregate payment obligation of $350.1 million (less any amounts then on deposit with the FCC) within 10 business days of a public notice issued by the FCC establishing a payment deadline. The grant of these licenses to us has been substantially delayed by the NextWave litigation. In addition, we have guaranteed to Qualcomm $33.0 million of Pegaso’s working capital loans from Qualcomm. These obligations are described below under “Certain Contractual Obligations, Commitments and Contingencies.”

      Our planned expenditures may vary significantly from these estimates over the next 12 months if we obtain additional financial resources that allow us to purchase new wireless licenses or to expand our business more rapidly than currently planned. Our actual expenditures may also vary significantly depending upon our progress in the continued buildout of our existing networks and introduction of new products and other factors, including cost overruns, unanticipated expenses, regulatory expenses, engineering design changes and other risks. In addition, as our business grows, our net expenditures for operating losses may vary significantly due to variability in our gross revenues and operating expenses, which are affected by various factors including, but not limited to, our customer growth, churn, average monthly revenue per customer, handset subsidy and other customer acquisition costs.

      As of December 31, 2001, we had a total of approximately $769 million in unused capital resources for our future cash needs as follows:

•	approximately $326 million in consolidated unrestricted cash, cash equivalents and investments; and

•	approximately $443 million in commitments (net of accrued interest and fees we expect to incur and amounts payable to the vendors that will be financed under the vendor credit facilities over the next 12 months) under vendor financing arrangements with Lucent, Nortel and Ericsson, with availability based on (i) a ratio of the total amounts of products and services purchased and (ii) certain covenants restricting our growth, including but not limited to a covenant on maximum capital expenditures (our current plans are to borrow approximately $295 million under these facilities over the 12 month period commencing on January 1, 2002).

      In March 2002, the FCC announced that it will refund to us approximately $60 million of our deposit with the FCC related to Auction 35, in addition to the approximately $15 million refunded earlier in 2002.

      We also have a $35.0 million promissory note receivable from our sale of Smartcom, subject to a right of set-off to secure indemnification claims under the purchase agreement. Endesa has asserted claims of up to approximately $48.7 million against us for breach of representations and warranties under the purchase agreement and has notified us that it is offsetting the claims against the entire unpaid balance of the note. Under the terms of the purchase agreement, the maximum recovery for breaches of the representations and warranties is the principal and interest under the note. The note matured on June 2, 2001 and we expect it to remain unpaid until the issues related to the claims are resolved. We believe Endesa’s claims are without merit and are contesting Endesa’s claims. We believe that the ultimate outcome of this matter will not have a material adverse effect on our consolidated financial position or results of operations.

      In March 2002, Cricket Communications amended its vendor credit agreements with Ericsson, Lucent and Nortel. In connection with the March 2002 amendments, we agreed to contribute cash to Cricket Communications. We are also restricted under the vendor financing facilities from making cash dividend payments from Cricket Communications to Leap. As a result, we may experience a shortage of cash at Leap at a time that Cricket Communications continues to have substantial cash balances. If this occurs we will need to raise additional capital at Leap, reduce expenses at Leap or refinance or amend Cricket Communications’ vendor indebtedness. For a description of these amendments, see the further discussion below under “— Credit Facilities and Other Financing Arrangements.”

      Although we expect some of our markets to be cash flow positive at the market level during 2002, we expect to incur significant operating losses and to generate significant negative cash flow from operating activities in the future while we continue to complete the buildout of our existing networks and add new customers. Our ability to carry on our business and satisfy our debt repayment obligations and covenants depends upon our future operating performance, which is subject to a number of factors, many of which are beyond our control. There is no guarantee that we will be able to generate sufficient revenues and cash flows from operations to meet our operations, debt service and covenant requirements.

      We plan to refinance our vendor indebtedness if market conditions permit. Our ability to refinance our indebtedness will depend on, among other things, our financial condition, the state of the public and private debt and equity markets, the restrictions in the instruments governing our indebtedness and other factors. Assuming we meet our current operating plan objectives, prior to December 31, 2003, we will need to raise approximately $225 million of additional cash and use approximately $200 million of such cash to pay down vendor indebtedness, or amend or refinance our vendor indebtedness, to meet our total indebtedness to total capitalization covenant under the vendor credit facilities and to provide working capital at Leap. In addition, if we fail to comply with the other covenants governing our indebtedness, we may need additional financing in order to service or extinguish our indebtedness. We may not be able to obtain financing or refinancing on terms that are acceptable to us, or at all. See “Risk Factors — Our Debt Instruments Contain Provisions and Requirements that Could Limit Our Ability to Pursue Borrowing Opportunities” described above.

      We expect that we will require significant additional financing in 2002 and 2003 under our current vendor facilities to complete the buildout of additional cell sites and to expand the capacity of our wireless networks under our 40 Market Plan. If we engage in significant activities in addition to those under our 40 Market Plan, including launching additional markets, investing in new voice or information services or ventures, or completing additional license purchases for cash, we will need to raise additional capital to fund those activities, and we will need to amend our vendor financing arrangements to permit those additional capital expenditures. We have agreed in our vendor credit agreements not to build out or launch any new markets until after June 30, 2003, other than markets included in our 40 Market Plan, and we will need to either refinance or amend those facilities prior to building out additional wireless networks. As is typical for start-up wireless communications networks, we expect our networks to incur operating expenses significantly in excess of revenues in their early years of operations. We are exploring potential sales of wireless licenses and public and private debt and equity financing alternatives, including the sale from time to time of convertible preferred stock, convertible debentures and other debt and equity securities. However, we may not be able to sell assets, raise additional capital or refinance or restructure our existing financing facilities on terms that are acceptable to us, or at all.

Certain Contractual Obligations, Commitments and Contingencies

      The following summarizes in a single location information required to be included in our financial statements regarding certain of our future minimum contractual obligations for the next five years and thereafter at December 31, 2001, excluding our remaining payment obligation for Auction 35 wireless licenses, (in thousands):

Year Ending December 31:	Total	2002	2003	2004	2005	2006	Thereafter

Notes payable and other(1)	$21,169	$21,169	$—	$—	$—	$—	$—

Long-term debt(1)	2,302,030	26,049	136,522	217,054	284,358	354,271	1,283,776

Operating leases	169,594	34,246	33,992	33,773	29,823	10,535	27,225

Chase earn-out(2)	41,000	—	—	—	—	41,000	—

Total	$2,533,793	$81,464	$170,514	$250,827	$314,181	$405,806	$1,311,001

(1)	Amounts shown for our long-term debt, including amounts due pursuant to our senior and senior discount notes, vendor financing agreements and U.S. government financing, do not include interest. Notes payable and other consists of deferred payments for completed acquisitions of wireless licenses and certain wireless technology assets. We expect that we will require significant additional vendor financing to complete the buildout of our existing networks under the 40 Market Plan in 2002 and 2003. See “Credit Facilities and Other Financing Agreements” below.

(2)	Our March 2000 acquisition of substantially all of the assets of Chase Telecommunications Holdings, Inc. includes contingent earn out payments of up to $41.0 million (plus certain expenses) based on the earnings of the business acquired during the fifth full year following the closing of the acquisition.

      In addition, assuming we meet our current operating plan objectives, prior to December 31, 2003, we will need to raise approximately $225 million of additional cash and use approximately $200 million of such cash to pay down vendor indebtedness, or amend or refinance our vendor indebtedness, to meet our total indebtedness to total capitalization covenant under the vendor credit facilities and to provide working capital at Leap.

      Leap was the winning bidder for 22 wireless licenses in Auction 35 for an aggregate payment obligation of $350.1 million. NextWave Telecom, Inc. is a party to litigation challenging the validity of the auction and has prevailed on certain of its claims in the United States Court of Appeals for the District of Columbia Circuit. In response to a petition for certiorari by the FCC, the U.S. Supreme Court has agreed to review the case. The grant to us of these Auction 35 wireless licenses has been substantially delayed by the NextWave litigation. If these Auction 35 licenses ultimately are granted to us, we will likely be required to make full payment for them of $350.1 million (less any amounts then on deposit with the FCC) within 10 business days of a public notice issued by the FCC establishing a payment deadline. We cannot predict what affect any challenges before the FCC or in court to the reauction generally, or the grant of these wireless licenses to us specifically, will have on us. These additional payments are not included in our estimates of expected expenditures in 2002. If the FCC is able to complete the sale of these wireless licenses to us, we expect to satisfy our remaining Auction 35 payment obligations through existing cash, borrowings under our vendor credit facilities, approximately $125.3 million committed under a senior secured financing arrangement with Qualcomm and additional new financing which will be required.

      In connection with our acquisition of wireless licenses in Buffalo and Syracuse, New York that closed in June 2001, the seller has asserted that based on the prices of certain wireless licenses auctioned by the FCC in Auction 35, it is entitled to a purchase price adjustment under the purchase agreement for such licenses of approximately $39.8 million. The arbitration concerning this claim is pending at this time. Under the terms of the purchase agreement, if we are obligated to pay a purchase price adjustment, we are entitled to pay such additional amounts in cash or Leap common stock, at our discretion. We believe the seller’s position is without merit, and we are vigorously defending against the claim of the seller.

      We have guaranteed to Qualcomm $33.0 million of the final $100 million of Pegaso’s outstanding working capital loans from Qualcomm. We have not included this contingent obligation in our planned expenditures; however, we cannot assure you that it will not become due. In the fourth quarter of 2001, Pegaso failed to comply with certain obligations and covenants established by its credit agreements, including defaulting on the required payment of all of the outstanding principal and accrued interest under the working capital facility from Qualcomm and defaulting on required payments of interest under its vendor loans. At December 31, 2001, the outstanding balance under the working capital facility from Qualcomm was approximately $464.9 million, and approximately $616.3 million was outstanding or to be drawn under the vendor loans. No notice of default was issued with respect to any of the agreements under which a default has occurred and the lenders agreed to a limited forbearance on those defaults as part of a January 2002 agreement among Qualcomm and certain shareholders of Pegaso other than us to provide additional loan commitments to Pegaso of up to $160.0 million. Pegaso has limited cash available to meet its operating and financing commitments and is therefore dependent on securing additional financing or completing a sale of its business. Pegaso and Telefonica have recently announced a nonbinding agreement pursuant to which we would sell our interest in Pegaso to Telefonica. Notwithstanding that announcement, there can be no assurance that additional capital can be raised or that a sale or other strategic arrangement can be completed. In connection with the January 2002 loan commitments from Qualcomm and the other Pegaso shareholders, Qualcomm agreed that in the event that Pegaso is sold and the sale proceeds are insufficient to repay the loan guaranteed by us, we can satisfy our obligations under this guarantee by delivering to Qualcomm our rights under the warrants we acquired in connection with the guarantee. If a definitive agreement is reached on the terms outlined in the nonbinding agreement, we would expect to receive approximately $33 million in sales proceeds and repayment of subordinated debt and we would satisfy our obligations under the guarantee by delivering to Qualcomm our rights under the warrants we acquired in connection with the guarantee.

Credit Facilities and Other Financing Arrangements

      Units Offering. In February 2000, we completed an offering of 225,000 senior units, each senior unit consisting of one 12.5% senior note due 2010 (“Senior Note”) and one warrant to purchase our common stock, and 668,000 senior discount units, each senior discount unit consisting of one 14.5% senior discount note due 2010 (“Senior Discount Note”) and one warrant to purchase our common stock. The total gross proceeds from the sale of the senior units and senior discount units were $225.0 million and $325.1 million, respectively, of which $164.4 million was allocated to the fair value of the warrants, estimated using the Black-Scholes option pricing model. The warrants issued in the units offering are exercisable for an aggregate of 2,829,854 shares of our common stock at an exercise price of $96.80 per share from February 23, 2001 to prior to April 15, 2010. The terms and conditions of the warrants are more fully described in the warrant agreement for the warrants, which is filed with the SEC as an exhibit to our Annual Report on Form 10-K.

      Interest on the Senior Notes is payable semi-annually. The Senior Discount Notes begin accruing cash interest on April 15, 2005, with the first semi-annual interest payment due October 15, 2005. At December 31, 2001, the effective interest rate on the Senior Notes and Senior Discount Notes was 15.8% and 16.3% per annum, respectively. Each Senior Discount Note has an initial accreted value of $486.68 and a principal amount at maturity of $1,000. We may redeem any of the notes beginning April 15, 2005. The initial redemption price of the Senior Notes is 106.25% of their principal amount plus accrued interest. The initial redemption price of the Senior Discount Notes is 107.25% of their principal amount at maturity plus accrued interest. In addition, before April 15, 2003, Leap may redeem up to 35% of both the Senior Notes and the Senior Discount Notes using proceeds from certain qualified equity offerings at 112.5% of their principal amount and 114.5% of their accreted value, respectively. The notes are guaranteed by Cricket Communications Holdings. The terms of the notes include certain covenants that restrict Leap’s ability to, among other things, incur additional indebtedness, create liens, pay dividends, make investments, sell assets, issue or sell stock of some of Leap’s subsidiaries, and effect a consolidation or merger. These limitations are subject to a number of important qualifications and exceptions contained in the indenture.

      Upon the occurrence of events constituting a change in control of Leap, holders of the Senior Notes and Senior Discount Notes have the right to require Leap to repurchase all or part of the notes for cash at an aggregate purchase price of 101% of the principal amount of the Senior Notes or the accreted value of the Senior Discount Notes to be repurchased, as applicable, plus accrued and unpaid interest thereon. In addition, in certain cases if we sell assets and do not use the net proceeds of the sale either to retire senior debt or to reinvest in other assets that are used in the business of Leap and its subsidiaries, we must offer to repurchase the notes at a purchase price equal to 100% of the principal amount of the Senior Notes or accreted value of the Senior Discount Notes, plus accrued and unpaid interest thereon.

      Events of default under the notes include, among others, Leap’s failure to make payments under the notes and certain other debt when due, Leap’s failure to comply with covenants or other provisions of the indenture, an event of default occurs in respect of more than $5.0 million of other indebtedness of Leap or its subsidiaries that results in the acceleration of such indebtedness prior to its maturity, or bankruptcy or insolvency of Leap or some of its subsidiaries. In the case of an event of default arising from bankruptcy or insolvency, all outstanding notes would become due and payable immediately. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the Senior Notes or the holders of at least 25% of the aggregate principal amount at maturity of the Senior Discount Notes may declare the Senior Notes or the Senior Discount Notes, as the case may be, to be due and payable immediately.

      The terms and conditions of the notes are more fully described in the indenture for the notes, which is filed with the SEC as an exhibit to our Annual Report on Form 10-K.

      Vendor Financing. Cricket Communications has entered into purchase agreements and credit facilities with each of Lucent Technologies Inc., Nortel Networks Inc. and Ericsson Wireless Communications Inc. for the purchase of network infrastructure products and services and the financing of these purchases plus interest expense and other costs and origination and commitment fees related to the credit facilities. Cricket Communications has agreed to purchase up to $900.0 million of infrastructure products and services from Lucent. The Lucent credit facility permits up to $1,350.0 million in total borrowings, however, Lucent is not required to make additional loans under the facility if the total of the loans held directly or supported by Lucent exceeds $815.0 million. Under the Nortel supply agreement, Nortel has agreed to accept purchase orders from Cricket in the same manner that it accepts purchase orders from other customers, up to $234 million, and Nortel may, at its discretion, accept or reject purchase orders from us in excess of $234 million. The Nortel credit facility permits up to $525.0 million in total borrowings, however, Nortel is not required to make additional loans under the facility if the total of the loans held directly or supported by Nortel exceeds $300.0 million. The supply agreement with Ericsson provides for the purchase of up to $330.0 million of infrastructure products and services, and the related credit facility with Ericsson Credit AB permits up to $495.0 million in total borrowings. Lucent, Nortel and Ericsson have agreed to share collateral and limit total loans by the three vendors to $1,845.0 million. Borrowing availability under each credit agreement is generally based on a ratio of the total amount of products and services purchased from the vendor.

      The obligations under the credit agreements are secured by all of the stock of Cricket Communications, its subsidiaries and the stock of each subsidiary of Leap that holds wireless licenses used in Cricket Communications’ business, and all of their respective assets. Borrowings under each of the credit facilities accrue interest at a rate equal to LIBOR plus 3.5% to 4.25% or a bank base rate plus 2.5% to 3.25%, in each case with the specific rate based on the ratio of total indebtedness to EBITDA, as defined. Principal payments (which will include accrued interest up to the end of the availability period) under each credit agreement are scheduled to begin in December 2002 for Lucent and in December 2003 for Nortel and Ericsson with a final maturity in June 2007 for Lucent and in September 2008 for Nortel and Ericsson. Repayment of principal is required in 20 quarterly payments, with the annual principal repayments totaling 10%, 15%, 20%, 25% and 30% of the principal outstanding at the end of the availability period, respectively, during the first through fifth years following the end of the availability period. At December 31, 2001, Cricket Communications had $1,112.0 million outstanding under the vendor credit agreements and $158.3 million in other long-term liabilities that are expected to be financed under the vendor credit agreements. Borrowings under the vendor credit agreements at December 31, 2001 had a weighted-average effective interest rate of 7.3% per annum. The credit agreements require that Cricket Communications maintain hedging agreements so that 50% of the long-term indebtedness of Cricket Communications and the Leap subsidiaries that guarantee the vendor loans (other than Cricket Communications Holdings, Inc.) either bears interest at a fixed rate or is covered by the hedging agreements. As of December 31, 2001, premiums paid for hedging agreements have not been significant.

      Fees payable by Cricket Communications under the vendor credit agreements include (i) commitment fees of 0.75% to 1.25% per annum on the unused commitments under the facilities, with the rate applicable to each facility based on the total borrowings under that facility, and (ii) origination fees totaling $49.8 million. The origination fees are payable from time to time when a vendor assigns loans or commitments to a third party and certain other circumstances, but not later than November 2002 for Lucent, November 2003 for Nortel and December 2003 for Ericsson. At December 31, 2001, origination fees totaling $49.8 were accrued, of which $4.0 million was borrowed under the vendor facilities. Commitment fees are recorded as interest expense. The debt discount that results from the origination fees is recorded as a direct reduction of the vendor debt and amortized as interest expense over the terms of the respective credit agreements using the effective interest method. The outstanding liability for the origination fees is classified with the vendor debt because Cricket Communications is permitted and intends to pay for these fees with additional borrowings under the credit agreements.

      Each of the credit agreements contain various covenants and conditions typical for loans of this type, including minimum levels of customers and covered potential customers that must increase over time, minimum revenues, minimum EBITDA, limits on annual capital expenditures, dividend restrictions (other than the Nortel agreement) and other financial ratio tests. There can be no assurance that adverse results in our business or other factors will not result in a failure to meet our financial or operating covenants in the future.

      We entered into amendments to our vendor credit agreements with the lenders in September 2001 and March 2002. In September 2001, we reduced the minimum gross revenue covenant for the third quarter of fiscal 2001 and subsequent quarters and reallocated the maximum capital expenditures that Cricket Communications and its subsidiaries can incur in fiscal years 2000 through 2002. In March 2002, we revised certain covenants to provide greater flexibility to us as we add new customers and complete network buildout in markets under our 40 Market Plan throughout the remainder of 2002 and 2003 and added certain additional covenants. The vendor covenants generally measure consolidated performance of Cricket Communications, its subsidiaries and the subsidiaries of Leap that hold wireless licenses used in Cricket Communications’ business, as defined in the vendor credit facilities.

      Prior to the March 2002 amendments, the vendor credit agreements provided that the consolidated EBITDA to cash interest ratio for the four fiscal quarters ending December 31, 2002 could not be less than 1.0 to 1.0, and the total indebtedness to annualized EBITDA ratio as of any date during the period from January 1, 2003 to March 31, 2003 could not exceed 10.0 to 1.0. The first measurement dates for the consolidated EBITDA to cash interest ratio and the total indebtedness to annualized EBITDA ratio were December 31, 2002 and January 1, 2003, respectively.

      The March 2002 amendments delay the effect of the consolidated EBITDA to cash interest covenant so that it is first measured at March 31, 2003 and requires the ratio of consolidated EBITDA to cash interest to be not less than 1.3 to 1.0, 1.4 to 1.0, 1.5 to 1.0 and 1.9 to 1.0 at the end of the first, second, third and fourth quarters of 2003, respectively, and not less than 3.0 to 1.0 at the end of the first quarter of 2004 and thereafter. The March 2002 amendments also delay the initial measurement of the total indebtedness to annualized EBITDA covenant (and define the measurement date to be at the end of each quarter) so that this ratio now is first measured at June 30, 2003 and requires Cricket Communications and its subsidiaries to have a ratio of total indebtedness to annualized EBITDA no greater than 10.0 to 1.0, 7.0 to 1.0 and 5.5 to 1.0 in the second, third and fourth quarters of 2003, respectively, and no greater than 5.0 to 1.0 at the end of the first quarter of 2004 and thereafter. The maximum capital expenditures that Cricket Communications is allowed to make in 2002 were also increased by $60.0 million. Because the March 2002 amendments delay the initial measurement of the EBITDA covenants described above, we agreed to a new minimum consolidated EBITDA covenant that requires Cricket Communications, its subsidiaries and the subsidiaries of Leap that hold wireless licenses used in Cricket Communication’s business, to have consolidated EBITDA not less than negative $27.0 million, $0 and positive $9.0 million at the end of the second, third and fourth quarters of 2002, respectively, and positive $45.0 million at the end of the first quarter of 2003. We also agreed not to build out or launch any new markets until after June 30, 2003, other than markets included in our 40 Market Plan. Under our current business plan, we expect to meet these and all remaining covenants through the end of 2003. Assuming we meet our current operating plan objectives, prior to December 31, 2003, we will need to raise approximately $225 million of additional cash and use approximately $200 million of such cash to pay down vendor indebtedness, or amend or refinance our vendor indebtedness, to meet our total indebtedness to total capitalization covenant under the vendor credit facilities and to provide working capital at Leap. See “Risk Factors — Our Debt Instruments Contain Provisions and Requirements that Could Limit Our Ability to Pursue Borrowing Opportunities.” In addition, from time to time we have found that it is in our best interest to amend these vendor facilities and to date, we have received support from our lenders to make these changes. Should our relationships with the vendors or the performance of our business deteriorate, our ability to make necessary or desirable changes to the vendor credit agreements from time to time would be materially and adversely affected.

      Under our plans, we expected to invest approximately $171 million of cash for use in Cricket Communications’ business to fund operating expenses and debt obligations and to pay deferred purchase obligations for wireless licenses, and we otherwise would have contributed such funds to Cricket Communications over the next 18 months. In the March 2002 amendments, we agreed to contribute to Cricket Communications and other subsidiaries of Leap that hold wireless licenses used in Cricket Communications’ business or to set aside at Leap approximately $111 million of additional cash now with an additional $60 million to be contributed or set aside as Leap raises additional cash in the future. We also agreed to pledge as collateral under the vendor financing agreements substantially all of our wireless licenses not previously pledged. On March 27, 2002, the FCC announced that it will refund to Leap approximately $60 million of the $70 million we currently have on deposit with the FCC related to Auction 35. Under the amendments, approximately $25 million of the refunded amount can be retained by Leap to be used for general corporate purposes, and the balance of $35 million must be invested in Cricket and subsidiaries conducting Cricket business. The remaining $25 million of the $60 million obligation is expected to come from activities such as the sale of newly pledged licenses or the sale of Pegaso. We also paid amendment fees of approximately $6.4 million to the lenders.

      Under the vendor credit agreements, our outstanding borrowings may be accelerated prior to maturity upon the occurrence of certain events of default. These events of default include, among others, a failure to pay principal, interest or other fees when due, a failure to perform any covenant, condition or agreement contained in the credit agreements, a default under other material indebtedness of Leap or its subsidiaries that permits the holder of such debt to accelerate it prior to maturity, the loss or impairment of a material FCC license, termination of the underlying purchase agreements or bankruptcy or insolvency or the occurrence of a change of control of Leap and its subsidiaries.

      If an event of default occurs, the administrative agent may, and at the request of lenders holding 50% or more of the outstanding loans must, terminate the commitments under the vendor credit agreements and/or declare the loans then outstanding to be due and payable in whole or in part. If an event of default occurs due to bankruptcy or insolvency, the lenders’ commitments under the credit agreements terminate automatically and all outstanding indebtedness under the vendor credit agreements becomes due and payable. In addition, Cricket Communications must prepay all or a portion of its borrowings under the vendor credit agreements under some circumstances, including in the event of certain asset sales or repayment of certain other indebtedness.

      These covenants, conditions and events of default are more fully described in the credit agreements, as amended, which are filed with the SEC as exhibits to our Annual Report on Form 10-K.

      Common Stock Purchase Agreement. In December 2000, we entered into a common stock purchase agreement with Acqua Wellington North American Equities Fund, Ltd. under which we may, at our discretion, sell up to a maximum of $125.0 million of registered common stock from time to time over the succeeding 28-month period. Under the agreement, we may require Acqua Wellington to purchase between $10.0 and $25.0 million of common stock, depending on the market price of our common stock, during each of one or more 18 trading day periods. However, we cannot require Acqua Wellington to purchase our common stock if the market price of our common stock is less than $15 per share. As of March 27, 2002, the last reported sale price of our common stock on the Nasdaq National Market was $8.34 per share. As a result, we currently cannot require Acqua Wellington to purchase shares of our common stock, and we will not be able to raise additional capital under the common stock purchase agreement unless and until the market price of our common stock rises above $15 per share. Under the purchase agreement, we may grant to Acqua Wellington an option to purchase up to an equal amount of common stock that we require it to purchase during the same 18 trading day period. Acqua Wellington purchases the common stock at a discount to its then current market price, ranging from 4.0% to 5.5%, depending on our market capitalization at the time we require Acqua Wellington to purchase our common stock. A special provision in the agreement (as amended and restated) allowed the first sale of common stock under the agreement to be up to $55.0 million. In January 2001, we completed the first sale of our common stock under the agreement, issuing 1,564,336 shares to Acqua Wellington in exchange for $55.0 million. In July 2001, we completed the second sale of our common stock under the agreement, issuing 521,396 shares of our common stock to Acqua Wellington in exchange for $15.0 million.

      Equity Offerings. In February 2000, we completed a public equity offering of 4,000,000 shares of common stock at a price of $88.00 per share. Net of underwriters’ discounts and commissions and offering expenses, we received $330.0 million. In May 2001, we completed an underwritten public offering of 3,000,000 shares of our common stock at a price of $33.50 per share. Net of underwriting discounts and commissions and offering expenses, we received $97.9 million.

      Qualcomm Term Loan. In January 2001, we entered into a secured loan agreement with Qualcomm under which Qualcomm agreed to loan us approximately $125.3 million to finance our acquisition of wireless licenses in Auction 35. In March 2001, Qualcomm funded our borrowings of the full amount available under the agreement by transferring to us an FCC auction discount voucher, and we issued promissory notes in favor of Qualcomm for an aggregate principal amount of $126.6 million, representing $125.3 million for the value of the auction discount voucher and $1.3 million for a commitment fee due to Qualcomm at the initial borrowing. In August 2001, at the request of Qualcomm, we agreed to return the auction discount voucher to Qualcomm, cancel the $125.3 million note and reestablish the availability for either a cash loan or a re-borrowing of the auction discount voucher in the future. We must repay any loans and accrued interest to Qualcomm in a single payment no later than March 2006. Loans are subject to mandatory prepayments in certain circumstances, including as a result of our receiving cash proceeds in excess of $400.0 million from issuances of debt or equity securities by Leap or its subsidiaries (other than certain excluded issuances such as equipment vendor financing and sales under the Acqua Wellington common stock purchase agreement which are used to acquire wireless licenses). Loans under the agreement bear interest at a variable rate depending on the collateral we provide. We expect this rate to be LIBOR plus 7.5%. Interest on the loans is payable semi-annually. However, we may elect to defer interest payments through September 2002 and capitalize the deferred interest under the promissory notes. Loans under the agreement will begin to accrue interest from the date we either borrow cash or the date the FCC applies the auction discount voucher against amounts we owe for Auction 35 wireless licenses transferred to us. As security for the loans, we have agreed to pledge in favor of Qualcomm the stock of subsidiaries holding Auction 35 wireless licenses that are transferred to us with an aggregate purchase price of at least 150% of the outstanding principal amount of the loans. The loans are subject to the same covenants that are contained in the Indenture for the high-yield notes issued in our February 2000 units offering, and other customary covenants and conditions.

      Debt Obligations to the FCC. We have assumed $94.8 million ($85.9 million, net of discount) in debt obligations to the FCC as part of the purchase price for wireless licenses through December 2001. The terms of the notes include interest rates ranging from 6.25% to 9.75% per annum and quarterly principal and interest payments until maturity through July 2007. The notes were discounted using management’s best estimate of the prevailing market interest rate at the time of purchase of the wireless licenses ranging from 9.75% to 10.75% per annum. At December 31, 2001, the weighted-average effective interest rate for debt obligations to the FCC was 9.9% per annum.

      CenturyTel Note. In April and May 2001, we acquired wireless licenses located in various basic trading areas from CenturyTel, Inc. for an aggregate of $118.7 million in cash and an $86.5 million secured promissory note with interest at the rate of 10% per annum which was paid in full in November 2001 in conjunction with our sale of a portion of wireless licenses in two basic trading areas.

      MCG Note. In June 2001, we acquired wireless licenses in Buffalo and Syracuse, New York from MCG PCS, Inc. for an aggregate of $18.3 million in cash and an $18.0 million convertible promissory note with interest at the rate of 8.5% per annum, with principal and interest payable at maturity on June 15, 2002. In February 2002, MCG PCS irrevocably waived its right to convert the note at maturity. The note is secured by a pledge of the outstanding stock of a wholly owned subsidiary of Leap that owns our Buffalo, New York wireless license.

Operating Activities

      We used $310.4 million in cash for operating activities during the year ended December 31, 2001, compared to $81.4 million in the corresponding period of the prior year. The increase was primarily attributable to increased operating expenses associated with the development and launch of network service in additional markets and adding new customers.

      We used $81.4 million in cash for operating activities during the year ended December 31, 2000, compared to $52.2 million in the corresponding period of the prior year. The increase was primarily attributable to the increase in operating expenses associated with the launch of network service in additional markets in the U.S. We used $31.6 million in cash for operating activities during the four month period ended December 31, 1999, compared to $13.5 million in the corresponding period of the prior year. The increase was primarily attributable to our net loss, as well as the effect of the full consolidation of Smartcom. Cash used in operating activities in the year ended August 31, 1999 included $8.5 million attributable to the consolidation of Smartcom during the fourth quarter.

Investing Activities

      Cash used in investing activities was $85.5 million and consisted primarily of $108.1 million in proceeds from the sale and repayment of notes receivable from the sale of Smartcom, $142.2 million in net proceeds from the sale of wireless licenses and $347.2 million from the sale and maturity of investments and restricted investments, offset by the purchase of investments of $198.7 million, equipment purchases for the continued buildout of our wireless networks of $214.3 million, the purchase of wireless licenses of $243.0 million and the purchase of convertible subordinated promissory notes from Pegaso of $20.5 million.

      Cash used in investing activities during the year ended December 31, 2000 was $310.6 million and consisted primarily of $44.9 million of net restricted cash equivalents and investments, which have been pledged to provide for the payment of the first seven scheduled interest payments on the senior notes payable through April 2003, the net purchase of investments of $204.4 million, the purchase of wireless licenses totaling $179.2 million, capital expenditures of $72.2 million, and loans to unconsolidated wireless operating companies of $18.5 million, offset by $210.1 million of net proceeds from the sale of Smartcom and $4.3 million of proceeds from the liquidation of our Russian investee companies. Investing activities in the corresponding prior year consisted primarily of loans and advances of $40.4 to our operating companies, the acquisition of the remaining 50% interest in Smartcom for $26.9 million (net of cash acquired), and the purchase of wireless licenses totaling $19.0 million, offset by $16.0 million of proceeds received from the liquidation of our Russian investee companies.

      Cash used in investing activities was $27.8 million during the four month period ended December 31, 1999, compared to $90.2 million in the corresponding period of the prior year. Investments during the four month period ended December 31, 1999 consisted primarily of $20.5 million held as restricted cash to secure a Smartcom line of credit and capital expenditures, primarily by Smartcom, of $4.6 million. Investments in the corresponding period of the prior year consisted primarily of a $60.7 million capital contribution to Pegaso and loans and advances of $26.1 million to our operating companies.

      Cash used in investing activities was $158.3 million in the year ended August 31, 1999, consisting of $124.5 million of investments in and loans to our unconsolidated operating companies (of which $71.4 million was made before we began to operate as an independent company), $28.0 million for our acquisition of the remaining shares of Smartcom, and $18.7 million for U.S. license acquisitions. Cash used in investing activities was partially offset by $16.0 million provided from the sale of our OzPhone subsidiary.

Financing Activities

      Cash provided by financing activities during the year ended December 31, 2001 was $300.0 million and consisted of $171.3 million in net proceeds from the sale of common stock, primarily from our May 2001 underwritten public offering and under our common stock purchase agreement with Acqua Wellington, in addition to cash proceeds from loans under our vendor loan facilities for the purchase of equipment and wireless licenses of $217.1 million, partially offset by repayments of notes payable and long-term debt of $88.4 million.

      Cash provided by financing activities during the year ended December 31, 2000 was $701.3 million and consisted primarily of proceeds from our public equity offering and units offering and loans from equipment vendors and banks totaling $964.8 million, offset by repayment of our credit agreements with Qualcomm and banks totaling $248.2 million and payment of debt financing costs of $15.2 million. Cash provided by financing activities in the prior year ended December 31, 1999 was $161.2 million, primarily from borrowings under our credit agreement with Qualcomm.

      Cash provided by financing activities during the four month period ended December 31, 1999 consisted primarily of proceeds from our borrowings under the credit agreement with Qualcomm of $63.4 million. Cash provided by financing activities in the corresponding period of the prior year was $118.7 million, representing $95.3 million of funding from Qualcomm for our operating and investing activities prior to the distribution of our common stock to Qualcomm’s stockholders in September 1998, and $23.3 million of borrowings under the Qualcomm credit agreement. Cash provided by financing activities during the year ended August 31, 1999 amounted to $216.5 million, representing $95.3 million of funding from Qualcomm for our operating and investing activities before the distribution of our common stock to Qualcomm’s stockholders in September 1998 and $111.1 million of net borrowings under the credit agreement with Qualcomm after the distribution.

Quantitative and Qualitative Disclosures About Market Risk

      Currency Fluctuation and Foreign Exchange Market Risk. We report our financial statements in U.S. dollars. Pegaso reports its results in Mexican pesos. Consequently, fluctuations in currency exchange rates between the U.S. dollar and the Mexican peso may affect our results of operations as well as the value of our ownership interest in Pegaso. Generally, Pegaso generates revenues that are paid in Mexican pesos, but its major contracts, including financing agreements and contracts with equipment suppliers, are denominated in U.S. dollars. As a result, a significant change in the value of the U.S. dollar against the Mexican peso could result in a significant increase in its expenses and could have a material adverse effect on Pegaso and on us. In some emerging markets, including Mexico, significant devaluations of the local currency have occurred and may occur again in the future.

      Interest Rate Risk. Our exposure to market risk for changes in interest rates relates primarily to our variable rate long-term debt obligations. The general level of U.S. interest rates and/or LIBOR affect the interest expense that we recognize on our variable rate long-term debt obligations. As of December 31, 2001, the principal amounts of our variable rate long-term debt obligations amounted to approximately $1,104.3 million. An increase of 10% in interest rates would increase our interest expense for the next 12 months by approximately $7.3 million. This hypothetical amount is only suggestive of the effect of changes in interest rates on our results of operations for the next 12 months.

      Hedging Policy. As required by our vendor loan agreements, Leap will maintain hedging agreements which fix or limit the interest cost to Cricket Communications and the Leap subsidiaries that guarantee the vendor loans (other than Cricket Communications Holdings, Inc.) to a portion of their long-term indebtedness sufficient to cause 50% of their consolidated long-term indebtedness to be comprised of a combination of (a) indebtedness bearing interest at a fixed rate and (b) indebtedness covered by such hedging agreements. These agreements are accounted for at fair value and marked to fair value at each period end. To date, changes in the fair value of these agreements have not been significant. In addition, Leap does not engage in hedging activities against foreign currency exchange rate or interest rate risks.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

      None.

RISK FACTORS

Our Business Strategy Is Subject to Execution and Competitive Risks

      Our business strategy in the U.S. is to offer consumers a service plan, marketed under the brand Cricket, that allows them to make and receive virtually unlimited local calls for an affordable, flat monthly rate. This strategy is a new approach to marketing wireless services and, while it has shown a strong ability to attract new customers following launch, it may not prove to be successful in the long term. Our marketing efforts may not draw the volume of customers necessary to sustain our business plan, our capital and operating costs may exceed planned levels, and we may be unable to compete effectively as a mobile alternative to landline or with other wireless service providers in our markets over the longer term. In addition, potential customers may perceive the Cricket service to be less appealing than other wireless plans, which offer more features and options, including the ability to roam outside of the home service area. If our business strategy proves to be successful, additional wireless providers are likely to adopt similar pricing plans and marketing approaches. Should our competitors choose to adopt a strategy similar to the Cricket strategy, some of them may be able to price their services more aggressively or attract more customers because of their stronger market presence and geographic reach and their larger financial resources. Similarly, we currently have several new services that either have recently been introduced to selected markets or are in development, including a service designed to provide wireless information and advertising to consumers’ mobile phones. These new and planned services are innovative and unproven. They may not attract or retain customers at a rate necessary to make them profitable and otherwise may not prove to be successful.

We Have a History of Losses and Anticipate Future Losses

      Leap experienced net losses of $483.3 million ($626.9 million excluding gains on sale of wireless licenses) in the year ended December 31, 2001, $269.3 million (excluding the gain on the sale of Smartcom, net of related taxes and foreign currency impact) in the year ended December 31, 2000, $75.8 million in the transition period from September 1, 1999 to December 31, 1999, $164.6 million in the fiscal year ended August 31, 1999, $46.7 million in the fiscal year ended August 31, 1998 and $5.2 million in the fiscal year ended August 31, 1997. Losses are likely to be significant for the next several years as we complete the buildout and growth of service in our current markets, increase our vendor indebtedness prior to the commencement of principal amortization, launch any new markets we decide to build out as capital resources permit and seek to increase our customer bases in new and existing markets. We may not generate profits in the short term or at all. If we fail to achieve profitability, that failure could have a negative effect on our ability to repay our debt, comply with debt covenants and carry on our business.

Leap May Fail to Raise Required Capital

      We will require substantial capital to develop and operate wireless networks in markets beyond our existing 40 Market Plan. The amount of financing that we will require for these efforts will vary depending on the number of these networks that are developed, including any markets covered by our future license acquisitions, and the speed at which we construct and launch these networks. Assuming we meet our current operating plan objectives, prior to December 31, 2003, we will need to raise approximately $225 million of additional cash and use approximately $200 million of such cash to pay down vendor indebtedness, or amend or refinance our vendor indebtedness, to meet our total indebtedness to total capitalization covenant under the vendor credit facilities and to provide working capital at Leap. We also require additional capital to invest in any new wireless opportunities, including capital for license acquisition costs, network buildout of newly acquired licenses and the planned development and rollout of our wireless information services. Capital markets have recently been volatile and uncertain. These markets may not improve, and we may not be able to access these markets to raise additional capital. If we fail to obtain required new financing, that failure would likely have a material adverse effect on our business and our financial condition. For example, if we are unable to access capital markets, we may have to restrict our activities or sell our interests in licenses, or in one or more of our subsidiaries or other ventures earlier than planned or at a “distressed sale” price. In March 2002, Cricket Communications amended its vendor credit agreements with Ericsson, Lucent and Nortel. In connection with the March 2002 amendments, we agreed to contribute cash to Cricket Communications. We are also restricted under the vendor financing facilities from making cash dividend payments from Cricket Communications to Leap. As a result, we may experience a shortage of cash at Leap at a time that Cricket Communications continues to have substantial cash balances. If this occurs we will need to raise additional capital at Leap, reduce expenses at Leap or refinance or amend Cricket Communications’ vendor indebtedness. For a more detailed description of our capital requirements and liquidity, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

High Levels of Debt Could Adversely Affect Our Business and Financial Condition

      We have obtained and expect to continue to obtain much of our required capital through debt financing. At December 31, 2001, we had long-term debt totaling $1,702.9 million, including a current portion totaling $26.0 million. A substantial portion of the debt financing, including all of our vendor financing, bears or is likely to bear interest at a variable rate, exposing us to interest rate risk.

      Our high leverage could have important consequences, including the following:

•	our ability to obtain additional financing may be impaired;

•	a substantial portion of our future cash flows from operations must be dedicated to the servicing of our debt, thus reducing the funds available for operations and investments;

•	our leverage may reduce our ability to adjust rapidly to changing market conditions and may make us more vulnerable to future downturns in the general economy; and

•	high levels of debt may reduce the value of stockholders’ investments in Leap because debt holders have priority regarding our assets in the event of a bankruptcy or liquidation.

      We may not have sufficient future cash flows to meet our debt payments, and may not be able to refinance any of our debt at maturity.

      In addition, our vendors have sold outstanding debt under our vendor financing agreements to third parties at a discount and may choose to do so in the future. Such sales could affect the prices at which our outstanding notes trade and could adversely affect the market’s perception of Leap’s creditworthiness.

Our Debt Instruments Contain Provisions and Requirements that Could Limit Our Ability to Pursue Borrowing Opportunities

      The restrictions contained in the indenture governing the notes issued in our February 2000 units offering, and the restrictions contained in our vendor facilities, may limit our ability to implement our business plan, finance future operations, respond to changing business and economic conditions, secure additional financing, and engage in opportunistic transactions, such as the acquisition of wireless licenses. In addition, if we fail to meet the covenants contained in our vendor facilities, repayment of our outstanding debt may be accelerated. Such senior debt, among other things, restricts our ability and the ability of our subsidiaries and our future subsidiaries to do the following:

•	incur additional indebtedness;

•	create liens;

•	make certain payments, including payments of dividends and distributions in respect of capital stock;

•	consolidate, merge and sell assets;

•	engage in certain transactions with affiliates; and

•	fundamentally change our business.

      In addition, such senior debt requires us to maintain certain ratios, including:

•	leverage ratios;

•	interest coverage ratios; and

•	fixed charges ratios;

and to satisfy certain tests, including tests relating to:

•	maximum annual capital expenditures;

•	minimum covered population;

•	minimum number of subscribers to our services;

•	minimum earnings before interest, taxes, depreciation and amortization, or EBITDA, on a quarterly basis from the second quarter of 2002 through the first quarter of 2003; and

•	minimum quarterly revenues and commencing in 2004, minimum annual revenues.

      We expect to make capital expenditures during 2002 and 2003 at or near the maximum annual amount permitted by our vendor loan facilities. Under our vendor credit agreements we have agreed not to buildout or launch any new markets until after June 30, 2003, other than markets included in our 40 Market Plan. Also, our ability to expand beyond the buildout of the networks included in our 40 Market Plan after that time will be significantly restricted if we are not able to obtain additional amendments to the maximum annual capital expenditure covenant contained in our vendor loan facilities. If our growth is so restricted, management of Leap believes that it will not adversely affect our ability to successfully operate the markets already launched.

      We may not satisfy the financial ratios, tests and other covenants under our vendor loan facilities due to events that are beyond our control. If we fail to satisfy any of the financial ratios, tests, or other covenants, we could be in default under our senior debt or may be limited in our ability to access additional funds under our senior debt, which could result in our being unable to make payments on our outstanding notes. In addition, if we fail to meet performance requirements, our equipment financing may be restricted or cancelled or the repayment thereof may be accelerated.

      Because Leap’s new Cricket markets were launched later in the fourth quarter of 2000 than anticipated and because of reduced equipment sales revenues as a result of holiday promotions, Cricket revenue was below the minimum required level contained in the financial covenants in the vendor loan facilities. Leap received waivers of its failure to meet this revenue target from all of the required lenders. We made up this revenue shortfall in the quarter ended March 31, 2001, and we were in compliance with the revenue covenant for all four quarters in 2001.

      From time to time we have entered into amendments to our vendor credit agreements with the lenders to modify the covenants and terms of such agreements. In the future, we may again have to seek amendments to financial covenants or refinance our vendor facilities. We cannot guarantee that we will be able to obtain any of these amendments or to refinance these facilities. In addition, from time to time we have found that it is in our best interest to amend these vendor facilities and to date, we have received support from our lenders to make these changes. Should our relationships with the vendors or the performance of our business deteriorate, our ability to make necessary or desirable changes to the vendor credit agreements from time to time would be materially and adversely affected.

      There can be no assurance that adverse results in our business will not result in a failure to meet our financial or operating covenants in the future. Certain defaults would result in the requirement to immediately repay all borrowings under the vendor facilities, which would have a material adverse effect on our business, financial condition and results of operations.

      We plan to refinance our vendor indebtedness if market conditions permit. Our ability to refinance our indebtedness will depend on, among other things, our financial condition, the state of the public and private debt and equity markets, the restrictions in the instruments governing our indebtedness and other factors. In addition, if we fail to comply with the covenants governing our indebtedness, we may need additional financing in order to service or extinguish our indebtedness. We may not be able to obtain financing or refinancing on terms that are acceptable to us, or at all.

If We Experience a High Rate of Customer Turnover, Our Costs Could Increase

      Many providers in the U.S. personal communications services, or PCS, industry have experienced a high rate of customer turnover. The rate of customer turnover may be the result of several factors, including limited network coverage, reliability issues such as blocked or dropped calls, handset problems, inability to roam onto cellular networks, affordability, customer care concerns and other competitive factors. Our strategy to address customer turnover may not be successful, or the rate of customer turnover may be unacceptable. In some markets, our competitors have chosen to provide a service plan with pricing similar to the Cricket service, and these competitive factors could also cause increased customer turnover. A high rate of customer turnover could reduce revenues and increase marketing costs in order to attract the minimum number of replacement customers required to sustain our business plan, which, in turn, could have a material adverse effect on our business, financial condition and results of operations.

We Face Significant Competition

      The wireless telecommunications industry generally is very competitive and competition is increasing. Unlike many wireless providers, we also intend to compete as a mobile alternative to landline service providers in the telecommunications industry. Many competitors have substantially greater resources than we have, and we may not be able to compete successfully. Some competitors have announced rate plans substantially similar to the Cricket service plan in markets in which we have launched or expect to launch service. These competitive plans could adversely affect our ability to maintain our pricing, market penetration and customer retention.

      In the U.S., we compete directly with other wireless providers and as a mobile alternative to traditional landline service in each of our markets, many of which have greater resources than we do and entered the markets before us. A few of our competitors operate wireless telecommunications networks covering most of the U.S. Our competitors’ earlier entry and broader presence in the U.S. telecommunications market may have a negative effect on our ability to successfully implement our strategy. Furthermore, the FCC is actively pursuing policies designed to increase the number of wireless competitors in each of our markets. For example, the FCC has announced that it plans to auction licenses that will authorize the entry of two additional wireless providers in each market. In addition, other wireless providers in the U.S. either have implemented or could attempt to implement plans substantially similar to our domestic strategy of providing unlimited local service at a low, flat monthly rate. We may not be successful in our efforts to persuade potential customers to adopt our wireless service in addition to, or in replacement of, their current landline service.

      Although the deployment of advanced telecommunications services is in its early stages in many developing countries, we believe competition is increasing as businesses and foreign governments realize the market potential of telecommunications services. In Mexico, a number of international telecommunications companies, including Verizon, AT&T, MCI, Telefonica, Nextel and SBC, as well as local competitors such as Telmex and other Mexican telecommunications companies, continue to actively engage in developing telecommunications services. Pegaso also competes against landline carriers, including government-owned telephone companies. We also expect the prices that Pegaso may charge for its products and services in some regions will decline over the next few years as competition increases. Our competitors in Mexico have greater financial resources and more established operations than Pegaso. Pegaso is at an early stage of development and may not be able to compete successfully.

      We compete with companies that use other communications technologies, including paging and digital two-way paging, enhanced specialized mobile radio and domestic and global mobile satellite service. These technologies may have advantages over the technology we use and may ultimately be more attractive to customers. We may compete in the future with companies that offer new technologies and market other services, including cable television access, landline telephone service and Internet access, that we do not currently intend to market. Some of our competitors offer these other services together with their wireless communications service, which may make their services more attractive to customers. In addition, we expect that, over time, providers of wireless communications services will compete more directly with providers of traditional landline telephone services. In addition, energy companies, utility companies and cable operators may expand their services to offer communications services.

Your Ownership Interest in Leap Will Be Diluted Upon Issuance of Shares We Have Reserved for Future Issuance

      On March 27, 2002, 37,316,663 shares of our common stock were outstanding, and 18,944,872 additional shares of our common stock were reserved for issuance. The issuance of these additional shares will reduce your percentage ownership in Leap.

      The following shares were reserved for issuance as of March 27, 2002:

•	3,375,000 shares reserved for issuance upon exercise of a warrant issued to Qualcomm in connection with the spin-off of Leap, which are exercisable in whole or in part through September 2008;

•	9,317,201 shares reserved for issuance upon the exercise of options or awards granted or available for grant to employees, officers, directors and consultants under Leap’s equity incentive plans (excluding the shares reserved for issuance under Leap’s option exchange program);

•	716,518 shares reserved for issuance upon the exercise of options to be granted to employees in June 2002 under Leap’s option exchange program;

•	2,611,300 shares reserved for issuance upon exercise of options to purchase Leap common stock granted to holders of Qualcomm options in connection with the distribution of Leap’s common stock to the stockholders of Qualcomm in September 1998;

•	94,999 shares of common stock reserved for issuance upon exercise of a warrant held by Chase Telecommunications Holdings, Inc.; and

•	2,829,854 shares of common stock reserved for issuance upon exercise of the warrants issued in connection with our February 2000 units offering.

      In connection with our acquisition of wireless licenses in Buffalo and Syracuse, New York that closed in June 2001, the seller has asserted that based on the prices of certain wireless licenses auctioned by the FCC in Auction 35, it is entitled to a purchase price adjustment under the purchase agreement for such licenses of approximately $39.8 million. The arbitration concerning this claim is pending at this time. Under the terms of the purchase agreement, if we are obligated to pay a purchase price adjustment, we are entitled to pay such additional amounts in cash or Leap common stock, at our discretion. We believe the seller’s position is without merit, and we are vigorously defending against the claim of the seller.

      In December 2000, we entered into a common stock purchase agreement with Acqua Wellington under which we may, at our discretion, sell up to a maximum of $125.0 million of registered common stock from time to time over the succeeding 28-month period. Under the agreement, we may require Acqua Wellington to purchase between $10.0 million and $25.0 million of common stock, depending on the market price of our common stock, during each of one or more 18 trading day periods. However, we cannot require Acqua Wellington to purchase our common stock if the market price of our common stock is less than $15 per share. As of March 27, 2002, the last reported sale price of our common stock on the Nasdaq National Market was $8.34 per share. As a result, we currently cannot require Acqua Wellington to purchase shares of our common stock, and we will not be able to raise additional capital under the common stock purchase agreement unless and until the market price of our common stock rises above $15 per share. Under the purchase agreement, we may grant to Acqua Wellington an option to purchase up to an equal amount of common stock that we require it to purchase during the same 18 trading day period. Acqua Wellington purchases the common stock at a discount to its then current market price, ranging from 4.0% to 5.5%, depending on our market capitalization at the time we require Acqua Wellington to purchase our common stock. A special provision in the agreement (as amended and restated) allowed the first sale of common stock under the agreement to be up to

$55.0 million. In January 2001, we completed the first sale of our common stock under the agreement, issuing 1,564,336 shares to Acqua Wellington in exchange for $55.0 million. In July 2001, we completed the second sale of our common stock under the agreement, issuing 521,396 shares of our common stock to Acqua Wellington in exchange for $15.0 million.

      An increase in the outstanding number of shares of our common stock could adversely affect prevailing market prices for our common stock and our ability to raise capital through an offering of equity securities.

The Loss of Key Personnel Could Harm Our Business

      We believe our success depends on the contributions of a number of our key personnel. These key personnel include but are not limited to Harvey P. White, Chairman of the Board, Chief Executive Officer and Interim Chief Financial Officer, and Susan G. Swenson, President and Chief Operating Officer. If we lose the services of key personnel, that loss could materially harm our business. We do not maintain “key person” life insurance on any employee.

Our Stock Price is Volatile

      The stock market in general, and the stock prices of telecommunications companies and other technology-based companies in particular, have experienced significant volatility that often has been unrelated to the operating performance of any specific public companies. The market price of Leap common stock has fluctuated widely in the past calendar year and is likely to continue to fluctuate in the future. Factors that may have a significant impact on the market price of Leap common stock include but are not limited to:

•	liquidity, high levels of debt and perceived risks related to compliance with debt covenants;

•	future announcements concerning Leap or its competitors;

•	changes in the prospects of our business partners or equipment suppliers;

•	delays in the construction of planned Cricket networks and in general implementation of our business plan;

•	failure to achieve planned levels of subscriber growth and other operating targets;

•	deficiencies in our networks;

•	results of technological innovations;

•	government regulation, including the FCC’s review of our acquisition of wireless licenses;

•	changes in recommendations of securities analysts and rumors that may be circulated about Leap or its competitors;

•	the impact of an economic slowdown on existing and future customers;

•	perception of risks associated with our investment in Pegaso, including future funding obligations and our ability to receive funding from a sale of Pegaso;

•	perception that wireless handsets pose health or safety risks;

•	demand for and price of wireless licenses; and

•	other items described under “Risk Factors.”

      Our future earnings and stock price may be subject to significant volatility, particularly on a quarterly basis. Shortfalls in our revenues, earnings, subscriber growth or other business metrics in any given period relative to the levels and schedule expected by securities analysts could immediately, significantly and adversely affect the trading price of Leap common stock. In the past, following periods of volatility in the market price of a company’s securities, class action litigation has often been instituted against the subject company. Litigation of this type could result in substantial costs and a diversion of our management’s attention and resources which could, in turn, have a material adverse effect on our business, financial condition and results of operations.

We May Experience Difficulties in Constructing and Operating Our Telecommunications Networks

      Although we have launched service in all markets in our initial 40 Market Plan, we will need to expand existing networks. When capital resources permit, we also plan to construct new telecommunications networks. We will depend heavily on suppliers and contractors to successfully complete these complex construction projects. We may experience quality deficiencies, cost overruns and delays on these construction projects, including deficiencies, overruns and delays not within our control or the control of our contractors. We also will depend on third parties not under our control or the control of our contractors to provide backhaul and interconnection facilities on a timely basis. In addition, the construction of new telecommunications networks requires the receipt of permits and approvals from numerous governmental bodies including municipalities and zoning boards. There are pressures to limit growth and tower and other construction in many of our markets. Failure to receive these approvals in a timely fashion can delay system rollouts and can raise the costs of completing construction projects. Some of our planned Cricket launches were delayed and launched with fewer cell sites than desirable and therefore, reduced coverage as well.

      We may not complete construction projects within budget or on a timely basis. A failure to satisfactorily complete construction projects could jeopardize wireless licenses and customer contracts. As a result, a failure of this type could have a material adverse effect on our business and financial condition.

      Even if we complete construction in a timely and cost effective manner, we will also face challenges in managing and operating our telecommunications systems. These challenges include operating and maintaining the telecommunications operating equipment and managing the sales, advertising, customer support, billing and collection functions of the business. Our failure in any of these areas could undermine customer satisfaction, increase customer turnover, reduce revenues and otherwise have a material adverse effect on our business, financial condition and results of operations.

We Have a Limited Operating History

      We have operated as an independent company since September 1998, and we acquired and/or launched all of our existing Cricket markets beginning in March 1999. Although we have over a year of successful operating history in more than 10 markets, we are still at an early stage of development and we continue to face risks generally associated with establishing a new business enterprise. When considering our prospects, investors must consider the risks, expenses and difficulties encountered by companies in their early stages of development. These risks include possible disruptions and inefficiencies associated with rapid growth and workplace expansion, the difficulties associated with raising money to finance new enterprises and the difficulties of establishing a significant presence in highly competitive markets.

We Have Encountered Reliability Problems During the Initial Deployment of Our Networks

      As is typical with newly constructed and rapidly expanding wireless networks, we have experienced reliability problems with respect to network infrastructure equipment, reliability of third-party suppliers and capacity limitations of our networks. If our networks ultimately fail to perform as expected, that failure could have a material adverse effect on our business and financial condition.

Call Volume Under Cricket Flat Price Plans Could Exceed the Capacity of Our Wireless Networks

      Our Cricket strategy in the U.S. is to offer consumers a service plan that allows them to make virtually unlimited local calls for a low, flat monthly rate. Our business plans for this strategy assume that Cricket customers will use their wireless phones for substantially more minutes per month than customers who purchase service from other providers under more traditional plans. Our current plans assume, and our experience has shown, that our Cricket customers use their phones approximately 1,150 minutes per month though some markets are experiencing substantially higher call volumes. We design our U.S. networks to accommodate this expected high call volume. Although we believe CDMA-based networks will be well suited to support high call volumes, if wireless use by Cricket customers exceeds the capacity of our future networks, service quality may suffer, and we may be forced to raise the price of Cricket service to reduce volume or otherwise limit the number of new customers, or incur substantial capital expenditures to expand network capacity. If our planned networks cannot handle the call volumes they experience, our competitive position and business prospects in the U.S. could be materially adversely affected.

If Wireless Handsets Pose Health and Safety Risks, We May Be Subject to New Regulations, and Demand for Our Services May Decrease

      Media reports have suggested that certain radio frequency emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Certain class action lawsuits have been filed in the industry claiming damages for alleged health problems arising from the use of wireless handsets. Concerns over radio frequency emissions may have the effect of discouraging the use of wireless handsets, which would decrease demand for our services. In recent years, the FCC and foreign regulatory agencies have updated the guidelines and methods they use for evaluating radio frequency emissions from radio equipment, including wireless handsets. In addition, interest groups have requested that the FCC investigate claims that wireless technologies pose health concerns and cause interference with airbags, hearing aids and other medical devices. There also are some safety risks associated with the use of wireless handsets while driving. Concerns over these safety risks and the effect of any legislation that has been and may be adopted in response to these risks could limit our ability to market and sell our wireless service.

We Must Remain Qualified to Hold C-Block and F-Block Licenses

      Our business plan depends on our acquisition and operation of C-Block and F-Block licenses in the U.S. We may acquire and operate C-Block and F-Block licenses only if we qualify as a “entrepreneur” under FCC rules or the first buildout deadline on such licenses has been met.

      In July 1999, the FCC issued an opinion and order that found that we were entitled to acquire C-Block and F-Block licenses. The order approved our acquisition of the 36 C-Block licenses for which we were the winning bidder in the FCC’s 1999 spectrum re-auction, and the transfer of three F-Block licenses which cover portions of North Carolina from AirGate Wireless, L.L.C. to one of our subsidiaries, in each case subject to the fulfillment of certain conditions. In October 1999, the FCC issued to us the 36 re-auctioned licenses. In addition, in March 2000, the FCC approved the transfer to us of 11 C-Block licenses from Chase Telecommunications and one F-Block license from PCS Devco. In July 2000, the FCC affirmed its July 1999 order. Subsequently, the FCC has approved the transfer to us of various other C-Block and F-Block licenses.

      The FCC’s grants of our C-Block and F-Block licenses are subject to certain conditions. Each of the conditions imposed by the FCC in the opinion and order has been satisfied. We have a continuing obligation, during the designated entity holding period for our C-Block and F-Block licenses, to limit our debt to Qualcomm to 50% or less of our outstanding debt and to ensure that persons who are or were previously officers or directors of Qualcomm do not comprise a majority of our board of directors or a majority of our officers. If we fail to continue to meet any of the conditions imposed by the FCC or otherwise fail to maintain our qualification to own C-Block and F-Block licenses, that failure could have a material adverse effect on our business and financial condition.

      Various parties previously challenged our qualification to hold C-Block and F-Block licenses, which challenges were rejected in the FCC’s July 1999 order.

      Further judicial review of the FCC’s orders granting us licenses is possible. In addition, licenses awarded to us at auction may be subject to the outcome of pending judicial proceedings by parties challenging the auction process or the FCC’s decision or authority to auction or reauction certain C-Block and F-Block licenses. We may also be affected by other pending or future FCC, legislative or judicial proceedings that generally affect the rules governing C-Block and F-Block licensees or other designated entities. For example, recent FCC rules changes have made it easier for large companies to acquire C-Block and F-Block licenses at auction and in the aftermarket. In a recent proceeding, the FCC decided to phase out the “cap” on the amount of spectrum that any particular carrier may acquire in a wireless market.

      We may not prevail in connection with any such challenges, appeals or proceedings. If the FCC or a court determines that we are not qualified to hold C-Block or F-Block licenses, it could take the position that some or all of our licenses should be divested, cancelled or reauctioned, or that we should pay certain financial penalties.

It May Be More Difficult For Us to Acquire C-Block and F-Block Licenses in the Future

      Regulatory changes or requirements, or market circumstances, could make it more difficult to acquire C-Block or F-Block PCS licenses, either at auction or in the aftermarket.

      The FCC held a reauction of 422 C-Block and F-Block licenses that closed in January 2001, known as Auction 35. In connection with Auction 35, the FCC made a number of changes to its wireless and PCS licensing rules, and to the size of the licenses being sold. Specifically, the FCC subdivided the C-Block licenses slated for reauction into three 10 MHz licenses. One 15 MHz C-Block license and a number of F-Block licenses slated for reauction also were sold at open bidding.

      In Auction 35, the FCC made additional spectrum available to large carriers, but also continued to preserve C-Block and F-Block spectrum for designated entities. The FCC’s C-Block and F-Block rules, Auction 35, and FCC actions taken in connection with previous C-Block auctions and reauctions, remain subject to pending FCC and judicial proceedings. These proceedings, and continuing changes to the C-Block and F-Block rules, could have a material adverse effect on our business and financial condition, including our ability to continue acquiring C-Block and F-Block licenses. In Auction 35, we were named the winning bidder on 22 licenses covering 23.8 million potential customers.

      NextWave Telecom, Inc., the former holder of the 22 wireless licenses for which we were the winning bidder in Auction 35, is a party to litigation against the federal government challenging the validity of Auction 35 and has prevailed on certain of its claims in the United States Court of Appeals for the District of Columbia Circuit. In response to a petition for certiorari by the FCC, the U.S. Supreme Court has agreed to review the case. The grant to us of these Auction 35 wireless licenses has been substantially delayed by the NextWave litigation. If these Auction 35 wireless licenses ultimately are granted to us, we will likely be required to make the full payment for them of $350.1 million (less any amounts then on deposit with the FCC) within 10 business days of a public notice issued by the FCC establishing a payment deadline. We cannot predict what affect any challenges before the FCC or in court to the reauction generally, or the grant of these wireless licenses to us specifically, will have on us.

      While we are in compliance with the terms of our C-Block and F-Block licenses, as a result of the expansion of our business, we have now grown beyond certain designated entity size thresholds specified in FCC rules. This growth will likely preclude our ability to obtain additional C-Block or F-Block licenses that may be auctioned by the FCC in the future. This growth does not preclude us from continuing to acquire C-Block and F-Block licenses in the aftermarket, but we may be subject to unjust enrichment penalties if we seek to acquire C-Block or F-Block licenses from entities that qualify as “very small businesses” under FCC rules.

We May Not Satisfy the Buildout Deadlines and Geographic Coverage Requirements Applicable to Our Licenses, Which May Result in the Revocation of Some of Our Licenses or the Imposition of Fines and/or Other Sanctions

      Each of our licenses is subject to an FCC mandate that we construct PCS networks that provide adequate service to specified percentages of the population in the areas covered by that license, or make a showing of substantial service in that area, within five and ten years after the license grant date. For 30 MHz C-Block licenses, this initial requirement is met when adequate service is offered to at least one-third of the population of the licensed service area. For 15 MHz and 10 MHz C-Block licenses and 10 MHz F-Block licenses, the initial requirement is met when adequate service is provided to at least one-quarter of the population in the licensed service area. Because we obtained many of our wireless licenses from third parties subject to existing buildout requirements, some of our licenses have initial buildout deadlines in 2002. We are currently carrying out plans to satisfy the minimum buildout requirements for all material wireless licenses and expect to complete the requirements prior to their respective deadlines. Failure to comply with these buildout requirements could cause the revocation of some of our licenses or the imposition of fines and/or other sanctions.

Failure to Comply with Regulations or Adverse Regulatory Changes Could Impair Our Ability to Maintain Existing Licenses and Obtain New Licenses

      We must maintain our existing telecommunications licenses and those we acquire in the future to continue offering wireless telecommunications services. Changes in regulations or failure to comply with regulations or the terms of a license or failure to have the license renewed could result in a loss of the license, penalties and fines. For example, we could lose a license, or be subject to fines, if we fail to construct or operate a wireless network as required by the license, or if we fail to comply with FCC regulations or compliance deadlines. One such deadline is the requirement that we deploy the capability to identify the precise location of wireless 911 calls by October 1, 2001. Like virtually every other major carrier in the PCS industry, we have sought a waiver from the FCC of this requirement and the FCC has generally given us permission to delay compliance while our application is being considered. The loss of a license or the imposition of significant fines or penalties could have a material adverse effect on our business and financial condition.

      State regulatory agencies, the FCC, the U.S. Congress, the courts and other governmental bodies regulate the operation of wireless telecommunications systems and the use of licenses in the U.S. The FCC, Congress, the courts or other federal, state or local bodies having jurisdiction over our operating companies may take actions that could have a material adverse effect on our business and financial condition.

      Foreign governmental authorities regulate the operation of wireless telecommunications systems and the use of licenses in the foreign countries in which we operate. In some cases, the regulatory authorities also operate our competitors. Changes in the current regulatory environment of these markets could have a negative effect on us. In addition, the regulatory frameworks in some of these countries are relatively new, and the interpretation of regulations is uncertain.

      We believe that the process of acquiring new telecommunications licenses will be highly competitive. If we are not able to obtain new licenses, or cannot otherwise participate in companies that obtain new licenses, our ability to expand our operations would be limited.

Risks Associated with Pegaso Could Adversely Affect Our Business

      Pegaso has incurred recurring operating losses and has a net deficiency in its stockholders’ equity. Pegaso has significant financing under two equipment loans and a working capital facility from Qualcomm. We have guaranteed to Qualcomm $33.0 million of Pegaso’s outstanding working capital loans from Qualcomm. In the fourth quarter of 2001, Pegaso failed to comply with certain obligations and covenants established by the credit agreements, including defaulting on the required payment of all of the outstanding principal and accrued interest under the working capital facility from Qualcomm and defaulting on required payments of interest under the vendor loans. At December 31, 2001, the outstanding balance under the working capital loans to Qualcomm was approximately $464.9 million, and approximately $616.3 million was outstanding or to be drawn under the vendor loans. No notice of default was issued with respect to any of the agreements under which a default has occurred and the lenders agreed to a limited forbearance on those defaults as part of a January 2002 agreement among Qualcomm and certain shareholders of Pegaso other than us to provide additional loan commitments to Pegaso of up to $160.0 million. Any solution to the long term financing of Pegaso will require additional capital investment into Pegaso in the near term, and if such additional capital can be raised and if we do not participate in such investment, our ownership interest in Pegaso will be diluted. Pegaso has hired Greenhill & Co to assist it in the development and implementation of restructuring alternatives and/or a sale of Pegaso. Pegaso and Telefonica have recently announced a nonbinding agreement pursuant to which we would sell our interest in Pegaso to Telefonica. Notwithstanding this announcement, there can be no assurance that additional capital can be raised, or that a restructuring or sale can be completed. In connection with January 2002 loan commitments to Pegaso from Qualcomm and certain shareholders other than us, Qualcomm agreed that in the event that Pegaso is sold and the sales proceeds are insufficient to repay the loan guaranteed by us, we can satisfy our obligations under this guarantee by delivering to Qualcomm our rights under the warrants we acquired in connection with the guarantee. If a definitive agreement is reached on the terms outlined in the nonbinding agreement announced by Pegaso and Telefonica, we would expect to receive approximately $33 million in sales proceeds and repayment of subordinated debt and we would satisfy our obligations under the guarantee by delivering to Qualcomm our rights under the warrants we acquired in connection with the guarantee. We currently own 20.1% of the outstanding capital stock of Pegaso. As consideration for the January 2002 loan commitments to Pegaso, Qualcomm and the other Pegaso shareholders obtained rights to receive warrants to purchase shares of Pegaso. If these warrants are fully earned and exercised, our ownership interest in Pegaso would be diluted to approximately 18% of the outstanding capital stock of Pegaso.

      Pegaso in Mexico largely depends on the Mexican economy. The Mexican market is subject to many risks, including but not limited to rapid fluctuations in currency exchange rates, consumer prices, inflation, employment levels and gross domestic product.

      Mexico’s currency and financial markets continue to experience volatility. The impact on the Mexican economy of the economic crisis in Latin America has affected the ability of Mexican companies to access the capital markets. The ability of Mexican companies to access the capital markets may not improve and may deteriorate further in the future. The economy of Mexico historically is affected by fluctuations in the price of oil and petroleum products. Fluctuations in the prices of these products and continuing political tensions in Mexico could negatively impact our prospects in Mexico.

      In addition, foreign laws and courts govern many of the agreements of Pegaso. Other parties may breach or may make it difficult to enforce these agreements.

      Pegaso requires substantial additional capital to continue its operations and planned growth. If Leap does not contribute additional capital to Pegaso, Leap’s ownership interest in Pegaso may be further diluted due to additional capital contributions of other investors.

      If presented with attractive opportunities, and as capital resources permit, Leap may invest in additional international markets in the future. Any such international investment would create risks associated with the applicable foreign country’s economic condition, including but not limited to currency exchange rates, inflation, employment levels and gross domestic product.

Our Results of Operations May be Harmed by Foreign Currency Fluctuations

      We are exposed to risk from fluctuations in foreign currency rates, which could impact our results of operations and financial condition. Although we report our financial statements in U.S. dollars, Pegaso reports its results in Mexican pesos. Consequently, fluctuations in currency exchange rates between the U.S. dollar and the Mexican peso may affect our results of operations and will affect the value of our ownership interest in Pegaso. We do not currently hedge against foreign currency exchange rate risks.

      Pegaso generates revenues that are paid in Mexican pesos. However, many of Pegaso’s major contracts, including financing agreements and contracts with equipment suppliers, are denominated in U.S. dollars. As a result, a significant change in the value of the U.S. dollar against the Mexican peso could significantly increase Pegaso’s expenses and could have a material adverse effect on Pegaso’s business, financial condition and results of operations. For example, Pegaso has and may again in the future be unable to satisfy its obligations under equipment supply agreements denominated in U.S. dollars in the event of currency devaluations. In some developing countries, including Mexico, significant currency devaluations relative to the U.S. dollar have occurred and may occur again in the future. In such circumstances, Leap and Pegaso may experience economic loss with respect to the collectability of payments from their business partners and customers and the recoverability of their investments and loans.

      If we invest in other foreign ventures in the future, we will face similar risks relating to the applicable foreign currency of the foreign venture as well as other country-specific risks.

The Technologies that We Use May Become Obsolete, Which Would Limit Our Ability to Compete Effectively

      We have employed digital wireless communications technology based on CDMA technology. We are required under an agreement entered into with Qualcomm in connection with our spin-off to use only cdmaOne systems in international operations through January 2004. Other digital technologies may ultimately prove to have greater capacity or features and be of higher quality than CDMA. If another technology becomes the preferred industry standard in any of the countries in which we operate, we may be at a competitive disadvantage, and competitive pressures may require us to change our digital technology at substantial cost. We may not be able to respond to those pressures or implement new technology on a timely basis, or at an acceptable cost. If CDMA technology becomes obsolete at some time in the future, and we are unable to effect a cost-effective migration path, it could materially and adversely affect our business and financial condition.

Terrorist Activity in the United States and the Military Action to Counter Terrorism Could Adversely Impact our Business.

      The September 11, 2001 terrorist attacks in the United States, the ensuing declaration of war on terrorism and the continued threat of terrorist activity and other acts of war or hostility appear to be having an adverse effect on business, financial and general economic conditions in the U.S. These effects may, in turn, result in reduced demand for our products and services, which would have a material adverse effect on our business, financial condition and results of operations. These circumstances may also materially adversely affect our ability to attract and retain customers, our ability to raise capital and the operation and maintenance of our networks. The events and use of the term “war” could also affect the availability of insurance for various adverse circumstances. At this time, however, we are not able to predict the nature, extent or duration of these effects on overall economic conditions or on our business and operating results.

We Do Not Intend to Pay Dividends in the Foreseeable Future

      We do not anticipate paying any cash dividends on our common stock in the foreseeable future. The terms of the indenture governing the notes issued in our February 2000 units offering restrict our ability to declare or pay dividends. We intend to retain future earnings to fund our growth, debt service requirements and other corporate needs. Accordingly, you will not receive a return on your investment in our common stock through the payment of dividends in the foreseeable future and may not realize a return on your investment even if you sell your shares. Any future payment of dividends to our stockholders will depend on decisions that will be made by our board of directors and will depend on then existing conditions, including our financial condition, contractual restrictions, capital requirements and business prospects.

We Have Implemented or Are Subject to Anti-Takeover Provisions that Could Prevent or Delay an Acquisition of Leap that Is Beneficial to Our Stockholders

      Our charter and bylaws could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. Our charter and bylaw provisions could diminish the opportunities for a stockholder to participate in tender offers. The charter and bylaws may also restrain volatility in the market price of our common stock resulting from takeover attempts. In addition, our Board of Directors may issue preferred stock that could have the effect of delaying or preventing a change in control of Leap. The issuance of preferred stock could also negatively affect the voting power of holders of our common stock. The provisions of the charter and bylaws may have the effect of discouraging or preventing an acquisition of Leap or a sale of our businesses. In addition, Section 203 of the Delaware General Corporation Law imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock.

      We have adopted a rights plan that could discourage, delay or prevent an acquisition of Leap at a premium price. The rights plan provides for preferred stock purchase rights attached to each share of our common stock, which will cause substantial dilution to a person or group acquiring 15% or more of our stock if the acquisition is not approved by our Board of Directors.

      The transfer restrictions imposed on the U.S. wireless licenses we own also adversely affect the ability of third parties to acquire us. Our licenses may only be transferred with prior approval by the FCC. In addition, we are prohibited from voluntarily assigning or transferring control of a C-Block or F-Block license for five years after the grant date except to assignees or transferees that satisfy the financial criteria established by the FCC for designated entities, unless we have met the first network buildout deadline applicable to such license. Accordingly, the number of potential transferees of our licenses is limited, and any acquisition, merger or other business combination involving us would be subject to regulatory approval.

      In addition, the documents governing our indebtedness contain limitations on our ability to enter into a change of control transaction. Under these documents, the occurrence of a change of control transaction, in some cases after notice and grace periods, would constitute an event of default permitting acceleration of the indebtedness.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders

of Leap Wireless International, Inc.:

      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of stockholders’ equity present fairly, in all material respects, the financial position of Leap Wireless International, Inc. and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for the years ended December 31, 2001 and 2000, for the period from September 1, 1999 to December 31, 1999 and for the year ended August 31, 1999 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

San Diego, California

February 27, 2002, except for Note 15, as to which the date is March 27, 2002

LEAP WIRELESS INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,

	2001	2000

Assets

Cash and cash equivalents	$242,979	$338,878

Short-term investments	81,105	199,106

Restricted short-term investments	27,628	28,129

Inventories	45,338	9,032

Notes receivable, net	33,284	138,907

Other current assets	22,044	12,746

Total current assets	452,378	726,798

Property and equipment, net	1,112,284	430,193

Investment in and loans receivable from unconsolidated wireless operating company	—	34,691

Wireless licenses, net	718,222	265,635

Goodwill and other intangible assets, net	43,613	30,297

Restricted investments	13,127	37,342

Deposits for wireless licenses	85,000	91,772

Other assets	26,271	30,679

Total assets	$2,450,895	$1,647,407

Liabilities and Stockholders’ Equity

Accounts payable and accrued liabilities	$147,695	$58,735

Current portion of long-term debt	26,049	—

Other current liabilities	55,843	65,690

Total current liabilities	229,587	124,425

Long-term debt	1,676,845	897,878

Other long-term liabilities	186,023	41,846

Total liabilities	2,092,455	1,064,149

Commitments and contingencies (Note 9)

Stockholders’ equity:

Preferred stock — authorized 10,000,000 shares; $.0001 par value, no shares issued and outstanding	—	—

Common stock — authorized 300,000,000 shares; $.0001 par value, 36,979,664 and 28,348,694 shares issued and outstanding at December 31, 2001 and 2000, respectively	4	3

Additional paid-in capital	1,148,337	893,401

Unearned stock-based compensation	(5,138)	(10,019)

Accumulated deficit	(786,195)	(302,898)

Accumulated other comprehensive income	1,432	2,771

Total stockholders’ equity	358,440	583,258

Total liabilities and stockholders’ equity	$2,450,895	$1,647,407

See accompanying notes to consolidated financial statements.

LEAP WIRELESS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

			Period From
			September 1,
	Year Ended December 31,		1999 to	Year Ended
			December 31,	August 31,
	2001	2000	1999	1999

Revenues:

Service revenues	$215,917	$40,599	$6,733	$3,619

Equipment revenues	39,247	9,718	39	288

Total revenues	255,164	50,317	6,772	3,907

Operating expenses:

Cost of service	(94,510)	(20,821)	(2,409)	(1,355)

Cost of equipment	(202,355)	(54,883)	(7,760)	(2,455)

Selling and marketing	(115,222)	(31,709)	(4,293)	(1,197)

General and administrative	(152,051)	(85,640)	(15,051)	(27,548)

Depreciation and amortization	(119,177)	(24,563)	(6,926)	(5,824)

Total operating expenses	(683,315)	(217,616)	(36,439)	(38,379)

Gains on sale of wireless licenses	143,633	—	—	—

Operating loss	(284,518)	(167,299)	(29,667)	(34,472)

Equity in net loss of investments in and loans receivable from unconsolidated wireless operating companies	(54,000)	(78,624)	(23,077)	(127,542)

Interest income	26,424	48,477	764	2,505

Interest expense	(178,067)	(112,358)	(12,283)	(10,356)

Foreign currency transaction gains (losses), net	(1,257)	13,966	(8,247)	(7,211)

Gain on sale of wholly-owned subsidiaries	—	313,432	—	9,097

Gain on issuance of stock by unconsolidated wireless operating company	—	32,602	—	3,609

Other income (expense), net	8,443	1,913	(3,336)	(243)

Income (loss) before income taxes and extraordinary items	(482,975)	52,109	(75,846)	(164,613)

Income taxes	(322)	(47,540)	—	—

Income (loss) before extraordinary items	(483,297)	4,569	(75,846)	(164,613)

Extraordinary loss on early extinguishment of debt	—	(4,737)	—	—

Net loss	$(483,297)	$(168)	$(75,846)	$(164,613)

Basic net income (loss) per common share:

Income (loss) before extraordinary items	$(14.27)	$0.18	$(4.01)	$(9.19)

Extraordinary loss	—	(0.19)	—	—

Net loss	$(14.27)	$(0.01)	$(4.01)	$(9.19)

Diluted net income (loss) per common share:

Income (loss) before extraordinary items	$(14.27)	$0.14	$(4.01)	$(9.19)

Extraordinary loss	—	(0.15)	—	—

Net loss	$(14.27)	$(0.01)	$(4.01)	$(9.19)

Shares used in per share calculations:

Basic	33,861	25,398	18,928	17,910

Diluted	33,861	32,543	18,928	17,910

See accompanying notes to consolidated financial statements.

LEAP WIRELESS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

			Period From
	Year Ended December 31,		September 1, 1999	Year Ended
			to December 31,	August 31,
	2001	2000	1999	1999

Operating activities:

Net loss	$(483,297)	$(168)	$(75,846)	$(164,613)

Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation and amortization	119,177	24,563	6,926	5,824

Gain on sale of wholly-owned subsidiaries	—	(313,432)	—	(9,097)

Gain on issuance of stock by unconsolidated wireless operating company	—	(32,602)	—	(3,609)

Extraordinary loss on early extinguishment of debt	—	4,737	—	—

Equity in net loss of and write-down of investments in and loans receivable from unconsolidated wireless operating companies	54,000	78,624	23,077	127,542

Interest accrued to loans receivable and payable, net	129,266	83,910	7,023	8,251

Stock-based compensation	5,462	13,946	—	—

Gains on sale of wireless licenses	(143,633)	—	—	—

Other	(6,543)	(3,065)	(381)	(386)

Changes in assets and liabilities, net of effects of acquisitions:

Inventories	(36,306)	(7,969)	25	1,873

Other assets	(14,331)	(24,987)	1,703	(7,791)

Accounts payable and accrued liabilities	90,058	47,436	493	9,671

Other liabilities	(24,267)	47,630	5,410	(1,770)

Net cash used in operating activities	(310,414)	(81,377)	(31,570)	(34,105)

Investing activities:

Purchase of property and equipment	(214,313)	(72,245)	(4,568)	(3,935)

Investments in and loans to unconsolidated wireless operating companies	(20,542)	(18,533)	(2,744)	(124,471)

Acquisitions, net of cash acquired	(2,900)	(5,802)	—	(26,942)

Purchase of and deposits for wireless licenses	(243,039)	(179,153)	—	(19,009)

Net proceeds from the sale of wireless licenses	142,173	—	—

Net proceeds from disposal of subsidiaries	—	214,455	—	16,024

Sale and repayment of note receivable	108,138	—	—	—

Purchase of investments	(198,744)	(332,987)	—	—

Sale and maturity of investments	320,437	128,540	—	—

Restricted investments, net	26,799	(44,921)	(20,500)	—

Other	(3,468)	—	—	—

Net cash used in investing activities	(85,459)	(310,646)	(27,812)	(158,333)

Financing activities:

Proceeds from issuance of senior and senior discount notes	—	550,102	—	—

Proceeds from loans payable to banks and long-term debt	217,064	59,324	61,650	135,304

Repayment of loans payable to banks and long-term debt	(88,350)	(248,204)	—	(17,500)

Issuance of common stock, net	171,260	341,949	1,721	3,404

Payment of debt financing costs	—	(15,222)	—	—

Former parent company’s investment	—	—	—	95,268

Book overdraft	—	13,386	—	—

Net cash provided by financing activities	299,974	701,335	63,371	216,476

Effect of exchange rate changes on cash and cash equivalents	—	(8,998)	7,210	2,177

Effect of change in foreign company reporting lag on cash and cash equivalents	—	(5,545)	6,695	—

Net increase (decrease) in cash and cash equivalents	(95,899)	294,769	17,894	26,215

Cash and cash equivalents at beginning of period	338,878	44,109	26,215	—

Cash and cash equivalents at end of period	$242,979	$338,878	$44,109	$26,215

See accompanying notes to consolidated financial statements.

LEAP WIRELESS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share data)

							Accumulated
				Former			Other
	Common Stock		Additional	Parent	Unearned		Comprehensive
			Paid-In	Company’s	Stock-Based	Accumulated	Income
	Shares	Amount	Capital	Investment	Compensation	Deficit	(Loss)

Balance at August 31, 1998	—	$—	$—	$197,598	$—	$(52,283)	$(2,352)

Components of comprehensive loss:

Net loss	—	—	—	—	—	(164,613)	—

Foreign currency translation adjustment	—	—	—	—	—	—	(1,043)

Total comprehensive loss

Transfers from former parent	—	—	—	95,268	—	—	—

Distribution by former parent (Note 1)	17,647,685	2	292,864	(292,866)	—	—	—

Repurchase of warrant	—	—	(5,355)	—	—	—	—

Issuance of common stock	723,289	—	2,356	—	—	—	—

Effect of subsidiary and unconsolidated wireless operating company equity transactions	—	—	1,324	—	—	—	—

Balance at August 31, 1999	18,370,974	2	291,189	—	—	(216,896)	(3,395)

Components of comprehensive loss:

Net loss	—	—	—	—	—	(75,846)	—

Foreign currency translation adjustment	—	—	—	—	—	—	(928)

Total comprehensive loss

Issuance of common stock	1,668,582	—	1,744	—	—	—	—

Effect of change in foreign company reporting lag	—	—	—	—	—	15,022	—

Balance at December 31, 1999	20,039,556	2	292,933	—	—	(277,720)	(4,323)

Components of comprehensive loss:

Net loss	—	—	—	—	—	(168)	—

Foreign currency translation adjustment	—	—	—	—	—	—	(1,271)

Unrealized holding gains on investments, net	—	—	—	—	—	—	89

Total comprehensive loss	—	—	—	—	—	—	—

Issuance of common stock:

Equity offering (Note 7)	4,000,000	1	329,980	—	—	—	—

Warrants exercised	1,015,700	—	3,435	—	—	—	—

Employee stock options and benefit plans	1,678,598	—	4,601	—	—	—	—

Tax benefit from exercise of non-qualified options	—	—	1,426	—	—	—	—

Acquisitions	1,614,840	—	72,695	—	—	—	—

Issuance of warrants (Note 5)	—	—	164,366	—	—	—	—

Lag period results of Smartcom	—	—	—	—	—	(25,010)	—

Realization of cumulative translation adjustment of Smartcom	—	—	—	—	—	—	8,276

Unearned stock-based compensation	—	—	24,306	—	(24,306)	—	—

Amortization of stock-based compensation	—	—	(341)	—	14,287	—	—

Balance at December 31, 2000	28,348,694	3	893,401	—	(10,019)	(302,898)	2,771

Components of comprehensive loss:

Net loss	—	—	—	—	—	(483,297)

Foreign currency translation adjustment	—	—	—	—	—	—	(1,171)

Unrealized holding losses on investments, net	—	—	—	—	—	—	(168)

Total comprehensive loss	—	—	—	—	—	—	—

Issuance of common stock:

Equity placements (Note 7)	5,085,732	—	167,420	—	—	—	—

Warrants exercised	89,345	—	—	—	—	—	—

Employee stock options and benefit plans	677,359	1	4,233	—	—	—	—

Acquisitions	2,778,534	—	82,702	—	—	—	—

Unearned stock-based compensation	—	—	1,119	—	(1,119)	—	—

Amortization of stock-based compensation	—	—	(538)	—	6,000	—	—

Balance at December 31, 2001	36,979,664	$4	$1,148,337	$—	$(5,138)	$(786,195)	$1,432

[Additional columns below]

[Continued from above table, first column(s) repeated]

Total

Balance at August 31, 1998	$142,963

Components of comprehensive loss:

Net loss	(164,613)

Foreign currency translation adjustment	(1,043)

Total comprehensive loss	(165,656)

Transfers from former parent	95,268

Distribution by former parent (Note 1)	—

Repurchase of warrant	(5,355)

Issuance of common stock	2,356

Effect of subsidiary and unconsolidated wireless operating company equity transactions	1,324

Balance at August 31, 1999	70,900

Components of comprehensive loss:

Net loss	(75,846)

Foreign currency translation adjustment	(928)

Total comprehensive loss	(76,774)

Issuance of common stock	1,744

Effect of change in foreign company reporting lag	15,022

Balance at December 31, 1999	10,892

Components of comprehensive loss:

Net loss	(168)

Foreign currency translation adjustment	(1,271)

Unrealized holding gains on investments, net	89

Total comprehensive loss	(1,350)

Issuance of common stock:

Equity offering (Note 7)	329,981

Warrants exercised	3,435

Employee stock options and benefit plans	4,601

Tax benefit from exercise of non-qualified options	1,426

Acquisitions	72,695

Issuance of warrants (Note 5)	164,366

Lag period results of Smartcom	(25,010)

Realization of cumulative translation adjustment of Smartcom	8,276

Unearned stock-based compensation	—

Amortization of stock-based compensation	13,946

Balance at December 31, 2000	583,258

Components of comprehensive loss:

Net loss	(483,297)

Foreign currency translation adjustment	(1,171)

Unrealized holding losses on investments, net	(168)

Total comprehensive loss	(484,636)

Issuance of common stock:

Equity placements (Note 7)	167,420

Warrants exercised	—

Employee stock options and benefit plans	4,234

Acquisitions	82,702

Unearned stock-based compensation	—

Amortization of stock-based compensation	5,462

Balance at December 31, 2001	$358,440

See accompanying notes to consolidated financial statements.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. The Company

The Company and Nature of Business

      Leap Wireless International, Inc., a Delaware corporation, together with its wholly owned subsidiaries (the “Company” or “Leap”) is a wireless communications carrier that offers digital wireless service in the United States under the brand “Cricket®.” Cricket service is operated by the Company’s wholly-owned subsidiary, Cricket Communications, Inc. (“Cricket Communications”), a wholly-owned subsidiary of Cricket Communications Holdings, Inc. (“Cricket Communications Holdings”). As of February 2002, the Company had launched wireless service in 40 markets, which together constitute what the Company refers to as its “40 Market Plan.” The Company also owns 20.1% of the outstanding capital stock of Pegaso Telecomunicaciones, S.A. de C.V. (“Pegaso”), a Mexican corporation which operates a wireless network in Mexico. From April 1999 to the date of sale on June 2, 2000, the Company owned 100% of Smartcom, S.A. (“Smartcom”), a Chilean corporation that operates a nationwide wireless network in Chile.

The Distribution

      The Company was incorporated in Delaware on June 24, 1998 as a wholly-owned subsidiary of Qualcomm Incorporated (“Qualcomm”). On September 23, 1998, Qualcomm distributed all of the outstanding shares of common stock of the Company to Qualcomm’s stockholders as a taxable dividend (the “Distribution”). Following the Distribution, the Company and Qualcomm operate as independent companies. Qualcomm transferred to the Company its equity interests in certain operating companies. Qualcomm also transferred to the Company cash and its right to receive payment from working capital and other loans Qualcomm made to the operating companies, as well as other miscellaneous assets and liabilities. The aggregate net tangible book value of the assets transferred by Qualcomm to the Company in connection with the Distribution was approximately $236.0 million. The consolidated financial statements reflect the Company as if it were a separate entity for all periods presented.

Change in Year End

      On July 31, 2000, the Board of Directors of the Company elected to change the Company’s fiscal year from a year ending on August 31 to a year ending on December 31. The first new twelve-month fiscal year ended on December 31, 2000. As a result of the change in year end, the Company issued consolidated financial statements as of December 31, 1999 and for the period from September 1, 1999 to December 31, 1999.

Financing Risks

      The Company expects to incur significant operating losses and to generate significant negative cash flows from operations in the future while it continues to build out its wireless networks and add new customers. The Company incurs significant losses as it adds customers because wireless handsets are sold at a loss, which is typical of wireless providers. Based on the Company’s operating plans, management believes that the Company has sufficient capital resources to carry on its business through December 31, 2002. However, there is no guarantee that the Company will be able to generate sufficient revenues and cash flows from operations to meet its operations, debt service and covenant requirements. The Company’s estimated future operating results are based on estimates of key operating metrics, including customer growth, customer churn, average monthly revenue per customer, losses on sales of handsets and other customer acquisition costs. If the Company does not achieve these metrics, and as a result, does not achieve its planned operating results, this may have a significant adverse effect on the Company’s ability to fund its operating requirements and remain in business.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Assuming the Company meets its current operating plan objectives, prior to December 31, 2003, the Company will need to raise approximately $225 million of additional cash and use approximately $200 million of such cash to pay down vendor indebtedness, or amend or refinance its vendor indebtedness, to meet its total indebtedness to total capitalization covenant under the vendor credit facilities and to provide working capital at Leap Wireless International, Inc. The Company may need to either refinance or amend its equipment vendor indebtedness and may also need to obtain additional financing in order to service or extinguish its indebtedness. The Company expects that it will require significant additional financing in 2002 and 2003 under its vendor credit facilities to complete the buildout of additional cell sites and to expand the capacity of its wireless networks under its 40 Market Plan. In addition, the Company may require significant additional capital to acquire new wireless licenses, to invest in new voice or information services or ventures, and to launch additional markets. The Company may not be able to obtain additional financing or refinancing or amend its equipment vendor indebtedness on acceptable terms, or at all. See Notes 5 and 15.

Note 2. Summary of Significant Accounting Policies

Principles of Consolidation

      The consolidated financial statements include the accounts of Leap and its wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements. To accommodate the different fiscal periods of Leap and its foreign investees, the Company recognizes its share of net earnings or losses of such foreign companies on a three-month lag.

      The financial statements of Smartcom were consolidated in the Company’s financial statements from June 1, 1999 to March 31, 2000 as a result of the Company’s acquisition of the remaining 50% of Smartcom that it did not already own in April 1999 and the sale of all the issued and outstanding shares of Smartcom on June 2, 2000. Due to the lag period, the results of Smartcom for April and May 2000 have been reflected in accumulated deficit during the year ended December 31, 2000.

Use of Estimates in Financial Statement Preparation

      The consolidated financial statements are prepared using accounting principles generally accepted in the United States of America. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

Revenues and Cost of Revenues

      Wireless services are provided on a month-to-month basis and are generally paid in advance. The Company does not charge fees for the initial activation of service. Revenues from wireless services are recognized as services are rendered. Amounts received in advance are recorded as deferred revenue. Cost of service generally includes direct costs and related overhead, excluding depreciation and amortization, of operating the Company’s networks. Equipment revenues arise from the sale of handsets and accessories. Revenues and related costs from the sale of handsets are recognized when service is activated by customers. Revenues and related costs from the sale of accessories are recognized at the point of sale. The costs of handsets and accessories sold are recorded in cost of equipment. Handsets sold to third-party dealers and distributors are recognized as inventory until they are sold to and activated by customers. Amounts due from third-party dealers and distributors for handsets are recorded as deferred revenue upon shipment by the Company and are recognized as equipment revenues when service is activated by customers. Sales incentives offered without charge to customers and volume-based incentives paid to the Company’s third-party dealers and distributors related to the sale of handsets are recognized as a reduction of revenue when the related equipment revenue is recognized. Customers have limited rights to return handsets and accessories based on

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

time and/or usage. The Company records an estimate for returns at the time of recognizing revenue. Returns historically have been insignificant.

Cash and Cash Equivalents

      The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At December 31, 2001, the Company’s cash and cash equivalents consisted of deposits with banks and investments in money market accounts, commercial paper and U.S. government securities. The Company has not experienced any losses on its cash and cash equivalents.

Investments

      Restricted investments at December 31, 2001 and 2000 consisted primarily of U.S. government debt securities that have been pledged to provide for the payment of scheduled interest payments on long-term notes payable and are classified as held-to-maturity and carried at amortized cost, which approximates fair value. At December 31, 2001 and 2000, the Company’s non-restricted investments consisted of government and corporate fixed income securities and commercial paper. While it is the Company’s general intent to hold such securities until maturity, management may occasionally sell particular securities prior to maturity. As such, investments are classified as available-for-sale and stated at fair value as determined by the most recent traded price of each security at the balance sheet date. The net unrealized gains or losses on available-for-sale securities are reported as a component of comprehensive income (loss). The specific identification method is used to compute the realized gains and losses on debt and equity securities. Investments are periodically reviewed for impairment. If the carrying value of an investment exceeds its fair value and the decline in value is determined to be other-than-temporary, an impairment loss would be recognized for the difference.

Inventories

      Inventories consist of handsets and accessories not yet placed into service and are stated at the lower of cost or market using the first-in, first-out method.

Investments in Unconsolidated Wireless Operating Companies

      The Company uses the equity method to account for investments in corporate entities in which it exercises significant influence but does not control. Under the equity method, the investment is originally recorded at cost and adjusted to recognize the Company’s share of net earnings or losses of the investee, limited to the extent of the Company’s investment in, advances to and financial guarantees for the investee. Such earnings or losses of the Company’s investees are adjusted to reflect the amortization of any differences between the carrying value of the investment and the Company’s equity in the net assets of the investee. For those equity investees where the Company is the only contributor of assets, equity in net losses of wireless operating companies includes 100% of the losses of the equity investee.

Derivatives

      The Company’s credit agreements with its equipment vendors require it to maintain hedging agreements so that 50% of the vendor equipment loans and U.S. government financing either bears interest at a fixed rate or is covered by the hedging agreements. These instruments are accounted for at fair value and marked to fair value at each period end. Changes in the fair value are recorded in the consolidated results of operations. Because current interest rates on the equipment vendor loans are significantly lower than the maximum interest rates allowed under the credit agreements, changes in fair value of the hedging agreements have not been significant. Premiums paid for purchased hedging agreements are amortized to interest expense over the terms of the agreements. Unamortized premiums are included in other assets in the consolidated balance

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

sheets. Amounts receivable under hedging agreements are accrued as a reduction of interest expense. Premiums paid for purchased hedging agreements have not been significant.

Property and Equipment

      Property and equipment are recorded at cost. Additions and improvements are capitalized, while expenditures that do not enhance or extend the asset’s useful life are charged to operating expenses as incurred. Depreciation is applied using the straight-line method over the estimated useful lives of the assets once the assets are placed in service, which are 5 to 15 years for network infrastructure assets and 3 to 7 years for computer equipment and other, which includes furniture and fixtures. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining term of the related lease.

      The Company’s network construction expenditures are recorded as construction-in-progress until the network or assets are placed in service, at which time the assets are transferred to the appropriate property and equipment category. As a component of construction-in-progress, the Company capitalizes interest and salaries and related costs of engineering employees, to the extent time and expense are contributed to the construction effort, during the construction period. The Company capitalized $9.9 million and $3.9 million of interest to property and equipment during the years ended December 31, 2001 and 2000, respectively.

Wireless Licenses

      Wireless licenses are recorded at cost and amortized using the straight-line method over their estimated useful lives upon commencement of commercial service, generally 40 years. Accumulated amortization related to wireless licenses totaled $5.9 million and $1.2 million at December 31, 2001 and 2000, respectively. Wireless licenses classified as “to be disposed of” are licenses that are part of pending license sales or exchanges that are considered probable of being closed in their current form within one year of the balance sheet dates. Wireless licenses to be disposed of are carried at the lower of carrying value and fair value less costs to sell. At December 31, 2001, wireless licenses to be disposed of were not significant.

Goodwill and Other Intangible Assets

      Goodwill represents the excess of the purchase price and related costs over the fair value assigned to the net tangible and identifiable intangible assets of businesses acquired. Through December 31, 2001, goodwill was amortized on a straight-line basis over its estimated useful life, generally 20 years. Other intangible assets consist primarily of acquired technology and are amortized on a straight-line basis over their estimated useful lives of generally three years. Accumulated amortization of goodwill and other intangible assets totaled $7.3 million and $2.2 million at December 31, 2001 and 2000, respectively.

Impairment of Long-Lived and Intangible Assets

      The Company assesses potential impairments to its long-lived assets, including property and equipment, wireless licenses, goodwill and other intangible assets, when there is evidence that events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized when the undiscounted cash flows expected to be generated by an asset (or group of assets) is less than its carrying amount. Any required impairment loss would be measured as the amount by which the asset’s carrying value exceeds its fair value, and would be recorded as a reduction in the carrying value of the related asset and a charge to results of operations. No such impairment losses have been identified by the Company.

Debt Discount and Deferred Financing Costs

      Debt discount and deferred financing costs are amortized and recognized as interest expense under the effective interest method.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Advertising and Promotion Costs

      Advertising and promotion costs, including costs related to the Company’s cooperative advertising programs with its third-party dealers and distributors, are expensed as incurred. Advertising costs totaled $63.2 million, $3.0 million, $0.2 million and $0.1 million during the years ended December 31, 2001 and 2000, the period from September 1, 1999 to December 31, 1999 and the year ended August 31, 1999, respectively.

Stock-based Compensation

      The Company measures compensation expense for its employee and director stock-based compensation plans using the intrinsic value method. The Company provides pro forma disclosures of net income (loss) and net income (loss) per share as if a fair value method had been applied in measuring compensation expense. Stock-based compensation is amortized over the related vesting periods of the stock awards using an accelerated method.

Issuance of Stock by Subsidiaries and Equity Investees

      The Company recognizes gains and losses on issuance of stock by subsidiaries and equity investees in its results of operations, except for those subsidiaries and equity investees that are in the development stage. For those entities in the development stage, gains and losses are reflected in “effect of subsidiary and unconsolidated wireless operating company equity transactions” in stockholders’ equity.

Foreign Currency Translation and Transactions

      The Company uses the local currency as the functional currency for all of its international consolidated and unconsolidated operating companies, except where such operating companies operate in highly inflationary economies. Assets and liabilities are translated into U.S. dollars at the exchange rate in effect at the balance sheet date. Revenues and expense items are translated at the average exchange rate prevailing during the period. Resulting unrealized gains and losses are accumulated and reported as other comprehensive income or loss.

      The functional currency of the Company’s Chilean holding company is the U.S. dollar. The monetary assets and liabilities of this foreign subsidiary are re-measured into U.S. dollars at the exchange rate in effect at the balance sheet date. Revenues, expenses, gains and losses are translated at the average exchange rate for the period, and non-monetary assets and liabilities are translated at historical rates. Resulting re-measurement gains or losses are recognized in results of operations.

Income Taxes

      Current income tax benefit (expense) is the amount expected to be receivable (payable) for the current year. A deferred tax asset and/or liability is computed for both the expected future impact of differences between the financial statement and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be “more likely than not” realized in future tax returns. Tax rate changes are reflected in income in the period such changes are enacted.

Basic and Diluted Net Income (Loss) Per Common Share

      Basic earnings per common share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per common share reflect the potential dilutive effect of additional common shares that are issuable upon exercise of outstanding stock options and warrants calculated using the treasury stock method and the conversion of convertible preferred

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

securities. The weighted average number of common shares outstanding assumes that the 17,647,685 shares issued at the Distribution were outstanding for the periods prior to the Distribution.

Reclassifications

      Certain prior period amounts have been reclassified to conform to the current year presentation.

Future Accounting Requirements

      In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 141 “Business Combinations” and SFAS No. 142 “Goodwill and Other Intangible Assets.” SFAS No. 141 eliminates pooling-of-interests accounting prospectively. It also provides guidance on purchase accounting related to the recognition of intangible assets and accounting for negative goodwill. SFAS No. 142 changes the accounting for goodwill and intangible assets that are deemed to have indefinite lives from an amortization method to an impairment-only approach. Under SFAS No. 142, goodwill and intangible assets that are deemed to have indefinite lives are required to be tested for impairment annually and whenever events or circumstances occur indicating that such assets might be impaired. SFAS No. 141 and SFAS No. 142 are effective for all business combinations completed after June 30, 2001. Upon adoption of SFAS No. 142, amortization of goodwill recorded for business combinations consummated prior to July 1, 2001 will cease, and intangible assets acquired prior to July 1, 2001 that do not meet the criteria for recognition under SFAS No. 141 will be reclassified to goodwill. The Company will adopt SFAS No. 142 on January 1, 2002. As of December 31, 2001, the Company had goodwill of $26.9 million related to its June 2000 acquisition of the remaining interest in Cricket Communications Holdings that the Company did not already own and recognized $1.5 million in amortization expense during 2001. In connection with the adoption of SFAS No. 142, the Company will be required to perform a transitional impairment review of this goodwill as of January 1, 2002, which it expects to complete in the first half of fiscal 2002. There can be no assurance that a material impairment charge will not be recorded at the time the review is completed. SFAS No. 142 identifies certain assets that should be treated as indefinite lived intangible assets, which includes broadcast licenses. Although wireless licenses are not specifically identified in this category, there are some indications that wireless licenses are substantially similar to broadcast licenses. The Company is considering whether its wireless licenses should be treated as indefinite lived intangible assets. The outcome is uncertain at this time, as is the potential impact on the Company’s consolidated results of operations.

      In June 2001, the FASB issued SFAS No. 143 “Accounting for Asset Retirement Obligations.” SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, and development and/or the normal operation of a long-lived asset. The Company will adopt SFAS No. 143 on January 1, 2003. The Company has not yet determined the financial impact the adoption of SFAS No. 143 will have on its consolidated financial position or results of operations.

      In October 2001, the FASB issued SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 replaces SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” SFAS No. 144 applies to all long-lived assets (including discontinued operations) and consequently amends Accounting Principles Board Opinion No. 30, “Reporting Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions.” SFAS No. 144 develops one accounting model for long-lived assets that are to be disposed of by sale. SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of carrying value or fair value less cost to sell. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

the ongoing operations of the entity in a disposal transaction. The Company adopted SFAS No. 144 on January 1, 2002. The Company does not expect that the adoption of SFAS No. 144 will have a material impact on its consolidated financial position or its results of operations.

      In November 2001, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 01-09 “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products,” which is a codification of EITF Issue No. 00-14, Issue No. 00-22 and Issue No. 00-25. The Company previously adopted those elements of EITF Issue No. 01-09 that codify Issue No. 00-14 and Issue No. 00-22. The elements pertaining to EITF Issue No. 00-25 provide that consideration paid from a vendor to a customer or reseller of the vendor’s products is presumed to be a reduction of the selling prices of the vendor’s products and, therefore, should be characterized as a reduction in revenues. That presumption is overcome and the consideration characterized as a cost only if, and to the extent that, certain criteria are met. The Company will adopt the elements pertaining to EITF Issue No. 00-25 on January 1, 2002. The Company does not expect that the adoption of the elements pertaining to EITF Issue No. 00-25 will have a material impact on its consolidated financial position or its results of operations.

Note 3. Financial Instruments

Investments

      Investments at December 31, 2001 and 2000 consisted of the following (in thousands):

	Short-term		Long-term

	December 31,

	2001	2000	2001	2000

Restricted Investments:

U.S. government securities	$27,628	$28,129	$13,127	$37,342

Investments:

Commercial paper	$54,587	$117,297	$—	$—

Corporate notes	—	28,452	—	5,341

U.S. government securities	26,518	28,070	—	—

Certificates of deposit	—	14,149	2,011	—

Corporate bonds	—	8,131	—	—

Foreign debt securities	—	3,007	—	—

	$81,105	$199,106	$2,011	$5,341

      As of December 31, 2001, the contractual maturities of debt securities were as follows (in thousands):

	Years to Maturity

	Less Than One	One to Five

Held-to-maturity (restricted investments)	$28,263	$14,062

Available-for-sale	$81,418	$2,000

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Available-for-sale securities were comprised as follows at December 31, 2001 and 2000 (in thousands):

		Unrealized	Unrealized
	Cost	Gain	Loss	Fair Value

2001

Debt securities	$81,185	$—	$(80)	$81,105

Certificates of deposit	2,010	1	—	2,011

	$83,195	$1	$(80)	$83,116

2000

Debt securities	$190,209	$117	$(28)	$190,298

Certificates of deposit	14,149	—	—	14,149

	$204,358	$117	$(28)	$204,447

Fair Value of Financial Instruments

      The carrying amounts of certain of the Company’s financial instruments, including cash equivalents and short-term investments, accounts receivable, notes receivable and accounts payable and accrued liabilities, approximate fair value due to their short-term maturities. Loans payable to equipment vendors incur interest at rates that are based on a fixed spread above LIBOR or a bank base rate. Based on information received from its equipment vendors, the Company believes that these loans were recently sold at discounts ranging from 25% to 30% of their face value. Loans payable to the U.S. government related to purchases of wireless licenses carry fixed rates of interest that approximate fair value. The Company’s senior notes and senior discount notes had an aggregate estimated market value of $408.1 million at December 31, 2001, compared to an aggregate carrying value of $505.9 million (Note 5).

Note 4. Supplementary Financial Information

Supplementary Balance Sheet Information

	December 31,

	2001	2000

	(in thousands)

Property and equipment, net:

Network infrastructure and leasehold improvements	$893,266	$217,793

Computer equipment and other	67,976	21,597

Construction-in-progress	272,464	202,859

	1,233,706	442,249

Accumulated depreciation and amortization	(121,422)	(12,056)

	$1,112,284	$430,193

Accounts payable and accrued liabilities:

Trade accounts payable	$61,885	$12,678

Accrued payroll and related benefits	21,234	9,750

Other accrued liabilities	64,576	36,307

	$147,695	$58,735

Other current liabilities:

Income taxes payable	$8,617	$39,214

Book overdraft	—	13,386

Deferred revenue	17,177	1,679

Notes payable (Note 10)	19,265	750

Interest payable	6,921	6,922

Other	3,863	3,739

	$55,843	$65,690

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  Supplementary Cash Flow Information

			Period From
	Year Ended December 31,		September 1, 1999	Year Ended
			to December 31,	August 31,
	2001	2000	1999	1999

	(in thousands)

Supplementary disclosure of cash flow information:

Cash paid for interest	$30,307	$36,964	$—	$—

Cash paid for income taxes	37,079	3,705	—	—

Supplementary disclosure of non-cash investing and financing activities:

Loans to unconsolidated wireless operating companies converted to equity investment	—	—	—	50,196

Long-term financing to purchase equipment	566,726	457,960	—	8,791

Long-term financing to purchase wireless licenses	105,920	12,410	—	—

Debt origination fees financed and to be financed under long-term debt	1,253	34,080	15,750	5,300

Repurchase of warrant	—	—	—	5,355

Issuance of common stock to purchase wireless licenses	71,990	26,734	—	—

Issuance of common stock to purchase minority interest in subsidiary	—	45,961	—	—

Deferred income tax liabilities on purchase of wireless licenses	19,710	3,110	—	—

Effect of change in foreign company reporting lag on investment in unconsolidated wireless operating company	—	—	2,913	—

Long-term financing for loans to unconsolidated wireless operating company	—	10,338	8,562	—

Issuance of notes receivable for sale of Smartcom	—	143,173	—	—

Supplementary disclosure of cash used for acquisitions:

Total purchase price	18,675	159,044	—	43,699

Common stock issued	(10,712)	—	—	—

Warrant issued for subsidiary company common stock	—	(15,353)	—	—

Notes payable issued, net of discount	—	(750)	—	(15,699)

Liabilities assumed at present value	(5,063)	(132,166)	—	—

Cash acquired	—	(4,973)	—	(1,058)

Cash used for acquisitions	$2,900	$5,802	$—	$26,942

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  Supplementary Basic and Diluted Net Income (Loss) Per Common Share Information:

      A reconciliation of weighted-average shares outstanding used in calculating basic and diluted net income (loss) per share is as follows (in thousands):

	Year Ended		Period From
	December 31,		September 1, 1999	Year Ended
			to December 31,	August 31,
	2001	2000	1999	1999

Weighted average shares outstanding — basic earnings per share	33,861	25,398	18,928	17,910

Effect of dilutive securities:

Employee stock options	—	2,985	—	—

Qualcomm warrant	—	3,980	—	—

Warrant to Chase Telecommunications Holdings	—	103	—	—

Qualcomm trust convertible preferred securities	—	77	—	—

Adjusted weighted average shares outstanding — diluted earnings per share	33,861	32,543	18,928	17,910

      The following shares were not included in the computation of diluted earnings per share as their effect would be antidilutive (in thousands):

	Year Ended		Period From
	December 31,		September 1, 1999	Year Ended
			to December 31,	August 31,
	2001	2000	1999	1999

Employee stock options	8,573	1,214	5,697	5,940

Convertible note payable	240	—	—	—

Senior and senior discount unit warrants	2,830	2,830	—	—

Qualcomm warrant	3,375	—	4,500	4,500

Warrant to Chase Telecommunications Holdings	95	—	—	—

Qualcomm trust convertible preferred securities	—	—	925	2,271

Note 5.     Long-Term Debt

      Long-term debt is summarized as follows (in thousands):

	December 31,

	2001	2000

12.5% senior notes, due 2010	$169,618	$162,939

14.5% senior discount notes, face amount of $668.0 million, due 2010	336,283	274,776

Vendor financing agreements, net of discount of $43.8 million at December 31, 2001	1,112,045	378,668

U. S. government financing	84,616	83,140

Qualcomm term loan	332	—

	1,702,894	899,523

Less current portion	(26,049)	(1,645)

	$1,676,845	$897,878

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Units Offering

      In February 2000, the Company completed an offering of 225,000 senior units, each senior unit consisting of one 12.5% senior note due 2010 (“Senior Note”) and one warrant to purchase the Company’s common stock, and 668,000 senior discount units, each senior discount unit consisting of one 14.5% senior discount note due 2010 (“Senior Discount Note”) and one warrant to purchase the Company’s common stock. The total gross proceeds from the sale of the senior units and senior discount units were $225.0 million and $325.1 million, respectively, of which $164.4 million were allocated to the fair value of the warrants, estimated using the Black-Scholes option pricing model. The warrants are exercisable for an aggregate of 2,829,854 shares of the Company’s common stock at an exercise price of $96.80 per share from February 23, 2001 to prior to April 15, 2010.

      Interest on the Senior Notes is payable semi-annually. The Senior Discount Notes begin accruing cash interest on April 15, 2005, with the first semi-annual interest payment due October 15, 2005. At December 31, 2001, the effective interest rate on the Senior Notes and Senior Discount Notes was 15.8% and 16.3% per annum, respectively. Each Senior Discount Note has an initial accreted value of $486.68 and a principal amount at maturity of $1,000. The Company may redeem any of the notes beginning April 15, 2005. The initial redemption price of the Senior Notes is 106.25% of their principal amount plus accrued interest. The initial redemption price of the Senior Discount Notes is 107.25% of their principal amount at maturity plus accrued interest. In addition, before April 15, 2003, the Company may redeem up to 35% of both the Senior Notes and the Senior Discount Notes using proceeds from certain qualified equity offerings at 112.5% of their principal amount and 114.5% of their accreted value, respectively. The notes are guaranteed by Cricket Communications Holdings. See Note 16. The terms of the notes include certain covenants that restrict the Company’s ability to, among other things, incur additional indebtedness, create liens, pay dividends, make investments, sell assets, issue or sell stock of some of the Company’s subsidiaries, and effect a consolidation or merger. These limitations are subject to a number of important qualifications and exceptions contained in the indenture.

Vendor Financing Agreements

      Cricket Communications has entered into purchase agreements and credit facilities with each of Lucent Technologies, Inc. (“Lucent”), Nortel Networks, Inc. (“Nortel”) and Ericsson Wireless Communications, Inc. (“Ericsson”) for the purchase of network infrastructure products and services and the financing of these purchases plus interest expense and other costs and origination and commitment fees related to the credit facilities. Cricket Communications has agreed to purchase up to $900.0 million of infrastructure products and services from Lucent. The Lucent credit facility permits up to $1,350.0 million in total borrowings, however, Lucent is not required to make additional loans under the facility if the total of the loans held directly or supported by Lucent exceeds $815.0 million. The Nortel credit facility permits up to $525.0 million in total borrowings, however, Nortel is not required to make additional loans under the facility if the total of the loans held directly or supported by Nortel exceeds $300.0 million. The supply agreement with Ericsson provides for the purchase of up to $330.0 million of infrastructure products and services, and the related credit facility with Ericsson Credit AB permits up to $495.0 million in total borrowings. Lucent, Nortel and Ericsson have agreed to share collateral and limit total loans by the three vendors to $1,845.0 million. Borrowing availability under each credit agreement is generally based on a ratio of the total amount of products and services purchased from the vendor.

      The obligations under the credit agreements are secured by all of the stock of Cricket Communications, its subsidiaries and the stock of each subsidiary of Leap that holds wireless licenses used in Cricket Communications’ business, and all of their respective assets. Borrowings under each of the credit facilities accrue interest at a rate equal to LIBOR plus 3.5% to 4.25% or a bank base rate plus 2.5% to 3.25%, in each case with the specific rate based on the ratio of total indebtedness to EBITDA, as defined. Principal payments

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(which will include accrued interest up to the end of the availability period) under each credit agreement are scheduled to begin in December 2002 for Lucent and in December 2003 for Nortel and Ericsson with a final maturity in June 2007 for Lucent and in September 2008 for Nortel and Ericsson. Repayment of principal is required in 20 quarterly payments, with the annual principal repayments totaling 10%, 15%, 20%, 25% and 30% of the principal outstanding at the end of the availability period, respectively, during the first through fifth years following the end of the availability period. At December 31, 2001, Cricket Communications had $1,112.0 million outstanding under the vendor credit agreements and $158.3 million in other long-term liabilities that are expected to be financed under the vendor credit agreements. Borrowings under the vendor credit agreements at December 31, 2001 had a weighted-average effective interest rate of 7.3% per annum.

      Fees payable by Cricket Communications under the vendor credit agreements include (i) commitment fees of 0.75% to 1.25% per annum on the unused commitments under the facilities, with the rate applicable to each facility based on the total borrowings under that facility, and (ii) origination fees totaling $49.8 million. The origination fees are payable from time to time when a vendor assigns loans or commitments to a third party and certain other circumstances, but not later than November 2002 for Lucent, November 2003 for Nortel and December 2003 for Ericsson. At December 31, 2001, origination fees totaling $49.8 million were accrued, of which $4.0 million was borrowed under the vendor facilities. Commitment fees are recorded as interest expense. The debt discount that results from the origination fees is recorded as a direct reduction of the vendor debt and amortized as interest expense over the terms of the respective credit agreements using the effective interest method. The outstanding liability for the origination fees is classified with the vendor debt because the Company is permitted and intends to pay for these fees with additional borrowings under the credit agreements.

      Each of the credit agreements contain various covenants and conditions, including minimum levels of customers and covered potential customers that must increase over time, minimum revenues, limits on annual capital expenditures, dividend restrictions (other than the Nortel agreement) and other financial ratio tests. Cricket Communications has entered into amendments to its vendor credit agreements with the lenders. See Note 15.

U.S. Government Financing

      The Company has assumed $94.8 million ($85.9 million, net of discount) in debt obligations to the Federal Communications Commission (“FCC”) as part of the purchase price for wireless licenses through December 2001. The terms of the notes include interest rates ranging from 6.25% to 9.75% per annum and quarterly principal and interest payments until maturity through July 2007. The notes were discounted using management’s best estimate of the prevailing market interest rate to us at the time of purchase of the wireless licenses ranging from 9.75% to 10.75% per annum. At December 31, 2001, the weighted-average effective interest rate for debt obligations to the FCC was 9.9% per annum.

Qualcomm Term Loan

      In January 2001, the Company entered into a secured loan agreement with Qualcomm under which Qualcomm agreed to loan the Company approximately $125.3 million to finance its acquisition of wireless licenses in the FCC’s broadband PCS auction completed in January 2001 (“Auction 35”). In March 2001, Qualcomm funded borrowings of the full amount available under the agreement by transferring to the Company an FCC auction discount voucher, and the Company issued promissory notes in favor of Qualcomm for an aggregate principal amount of $126.6 million, representing $125.3 million for the value of the auction discount voucher and $1.3 million for a commitment fee due to Qualcomm at the initial borrowing. In August 2001, at the request of Qualcomm, the Company agreed to return the auction discount voucher to Qualcomm, cancel the $125.3 million loan and reestablish the availability for either a cash loan or a re-borrowing of the auction discount voucher in the future. The Company must repay any loans and accrued

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

interest to Qualcomm in a single payment no later than March 2006. Loans under the agreement bear interest at a variable rate, depending on the collateral the Company provides, equal to LIBOR plus 7.5% to 12.5% per annum.

Debt Repayment Schedule

      The scheduled principal repayments for long-term debt at December 31, 2001 were as follows (in thousands):

Year Ending December 31:

2002	$26,049

2003	136,522

2004	217,054

2005	284,358

2006	354,271

Thereafter	1,283,776

2,302,030

Less:

Current portion	(26,049)

Unamortized discount	(440,868)

Other long-term liabilities to be financed	(158,268)

Total	$1,676,845

Note 6. Income Taxes

      Federal, state and foreign components of the Company’s income tax provision for the year ended December 31, 2001 were $(1.5) million, $0.1 million and $1.7 million, respectively. The income tax provision for the year ended December 31, 2000 relates to the gain on the sale of Smartcom and to earnings on the proceeds of the sale. The components of the Company’s deferred tax assets (liabilities) are summarized as follows (in thousands):

	December 31,

	2001	2000

U.S. deferred tax assets:

Net operating loss carryforwards	$244,895	$34,100

Deferred charges	10,761	17,130

Credit carryforwards	618	38,541

Reserves and allowances	52,180	34,491

Gross deferred tax assets	308,454	124,262

Valuation allowance	(258,865)	(114,109)

U.S. deferred tax liabilities:

Wireless licenses	(43,326)	(6,473)

Property and equipment	(29,084)	(6,728)

Net deferred tax liability	$(22,821)	$(3,048)

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Management has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets. The valuation allowance is based on available evidence, including the Company’s historical operating loss and planned losses in the future.

      The net operating losses generated prior to the Distribution were retained by Qualcomm. At December 31, 2001, the Company had federal and state net operating loss carryforwards of approximately $627.6 million and $645.4 million, respectively, which will begin to expire in 2019 and 2006, respectively. Should a substantial change in the Company’s ownership occur as defined under Internal Revenue Code section 382, there will be an annual limitation on its utilization of net operating loss and credit carryforwards.

      Deferred tax assets of approximately $21.7 million and $17.0 million at December 31, 2001 and 2000, respectively, resulted from the exercise of employee stock options. When recognized, the tax benefit of these assets will be accounted for as a credit to additional paid-in capital rather than a reduction of the income tax provision.

      A reconciliation of the income tax provision (benefit) to the amount computed by applying the statutory federal income tax rate to income (loss) before income tax provision is summarized as follows (in thousands):

			Period From
			September 1,
	Year Ended December 31,		1999 to	Year Ended
			December 31,	August 31,
	2001	2000	1999	1999

Amounts computed at statutory federal rate	$(169,041)	$16,581	$(26,304)	$(57,615)

Non-deductible losses of foreign subsidiaries and investees	18,900	25,312	17,387	16,649

State income tax, net of federal benefit	(15,213)	(3,758)	563	(5,740)

Foreign income tax benefit (expense)	25,285	(40,241)	(2,844)	(123)

Effect of foreign operations	1,076	6,969	—	—

Non-deductible expenses	(13,417)	10,196	—	—

Other	1,391	940	163	508

Increase in valuation allowance related to results of operations	151,341	31,541	11,035	46,321

	$322	$47,540	$—	$—

Note 7. Stockholders’ Equity

Equity Offerings

      In February 2000, the Company completed a public equity offering of 4,000,000 shares of common stock at a price of $88.00 per share. Net of underwriters’ discounts and commissions and offering expenses, the Company received $330.0 million. In May 2001, the Company completed an underwritten public offering of 3,000,000 shares of common stock at a price of $33.50 per share. Net of underwriters’ discounts and commissions and offering expenses, the Company received $97.9 million.

Common Stock Purchase Agreement

      In December 2000, the Company entered into a common stock purchase agreement with Acqua Wellington North American Equities Fund, Ltd. (“Acqua Wellington”) under which the Company may, at its discretion, sell up to a maximum of $125.0 million of registered common stock from time to time over the succeeding 28-month period. Under the agreement, the Company may require Acqua Wellington to purchase between $10.0 and $25.0 million of common stock, depending on the market price of its common stock, during each of one or more 18 trading day periods. The Company cannot require Acqua Wellington to purchase its

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

common stock if the market price of the Company’s common stock is less than $15 per share. Under the purchase agreement, the Company may grant to Acqua Wellington an option to purchase up to an equal amount of common stock that the Company requires it to purchase during the same 18 trading day period. Acqua Wellington purchases the common stock at a discount to its then current market price, ranging from 4.0% to 5.5%, depending on the Company’s market capitalization at the time the Company requires Acqua Wellington to purchase its common stock. A special provision in the agreement (as amended and restated) allowed the first sale of common stock under the agreement to be up to $55.0 million. In January 2001, the Company completed the first sale of its common stock under the agreement, issuing 1,564,336 shares to Acqua Wellington in exchange for $55.0 million. In July 2001, the Company completed the second sale of its common stock under the agreement, issuing 521,396 shares to Acqua Wellington in exchange for $15.0 million.

Stockholder Rights Plan

      In September 1998, the Company’s Board of Directors adopted a Stockholder Rights Plan (the “Rights Plan”), as amended. Pursuant to the Rights Plan, the Board of Directors declared a dividend, payable on September 16, 1998, of one preferred purchase right (a “Right”) for each share of common stock, $.0001 par value, of the Company outstanding at the close of business on September 11, 1998. Similar Rights will generally be issued in respect of common stock subsequently issued. Each Right entitles the registered holder to purchase from the Company a one one-thousandth share of Series A Junior Participating Preferred Stock, $.0001 par value, at a purchase price of $350 (subject to adjustment). The Rights are exercisable only if a person or group (an “Acquiring Person”), other than Qualcomm with respect to its exercise of the warrants granted to it in connection with the Distribution or acquired by it in connection with the Company’s February 2000 units offering, acquires beneficial ownership of 15% or more of the Company’s outstanding shares of common stock. Upon exercise, holders other than an Acquiring Person will have the right (subject to termination) to receive the Company’s common stock or other securities having a market value (as defined) equal to twice the purchase price of the Right. The Rights, which expire on September 10, 2008, are redeemable in whole, but not in part, at the Company’s option at any time for a price of $.01 per Right. In conjunction with the distribution of the Rights, the Company’s Board of Directors designated 300,000 shares of Preferred Stock as Series A Junior Participating Preferred Stock and reserved such shares for issuance upon exercise of the Rights. At December 31, 2001, no shares of Preferred Stock were outstanding.

Warrant

      In connection with the Distribution, the Company issued to Qualcomm a warrant to purchase 5,500,000 shares of its common stock. In March 1999, Qualcomm agreed to reduce the number of shares which may be acquired on exercise to 4,500,000 for consideration of $5.4 million, which was the estimated fair value of the warrant repurchase as determined by an option pricing model. In December 2000, Qualcomm received 1,015,700 shares of the Company’s common stock upon exercising portions of the warrant for cash proceeds of $3.4 million and the surrender of rights to purchase 109,300 shares in partial payment of the exercise price. At December 31, 2001, the number of shares which may be acquired upon exercise of the warrant is 3,375,000, which is exercisable through September 2008.

Note 8. Benefit Plans

Employee Savings and Retirement Plan

      The Company’s 401(k) plan allows eligible employees to contribute up to 15% of their salary, subject to annual limits. The Company matches a portion of the employee contributions and may, at its discretion, make additional contributions based upon earnings. The Company’s contribution expenses for the years ended December 31, 2001 and 2000, the period from September 1, 1999 to December 31, 1999 and the year ended August 31, 1999 were $1,384,000, $139,000, $52,000 and $133,000, respectively.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Stock Option Plans

      The Company’s 1998 Stock Option Plan (the “1998 Plan”) allows the Board of Directors to grant options to selected employees, directors and consultants of the Company to purchase shares of the Company’s common stock. A total of 8,000,000 shares of common stock were reserved for issuance under the 1998 Plan. The 1998 Plan provides for the grant of both incentive and non-qualified stock options. Incentive stock options are exercisable at a price not less than 100% of the fair market value of the common stock on the date of grant. Non-qualified stock options are exercisable at a price not less than 85% of the fair market value of the common stock on the date of grant. Generally, options vest over a five-year period and are exercisable for up to ten years from the grant date. Under the Company’s 1998 Non-Employee Directors Stock Option Plan (the “1998 Non-Employee Directors Plan”), options to purchase common stock are granted to non-employee directors on an annual basis. A total of 500,000 shares of common stock were reserved for issuance under the 1998 Non-Employee Directors Plan. The options are exercisable at a price equal to the fair market value of the common stock on the date of grant, vest over a five-year period and are exercisable for up to ten years from the grant date.

      Under the Company’s 2000 Stock Option Plan (the “2000 Plan”), a total of 2,250,000 shares of common stock have been reserved for issuance. Terms of the 2000 Plan are comparable to the terms of the 1998 Plan.

      The Company’s 2001 Non-Qualified Stock Option Plan (the “2001 Plan”) allows the Board of Directors to grant non-qualified options to selected employees, directors and consultants to the Company to purchase shares of the Company’s common stock. A total of 2,500,000 shares of common stock have been reserved for issuance under the 2001 Plan. Non-qualified stock options are exercisable at a price not less than 85% of the fair market value of the common stock on the date of grant. Generally, options vest over a four-year period and are exercisable for up to ten years from the grant date. The number of options that may be granted to officers and directors of the Company under the 2001 Plan is limited.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      A summary of stock option transactions for the 1998 Plan, 1998 Non-Employee Directors Plan, 2000 Plan, and 2001 Plan follows (number of shares in thousands):

		Options Outstanding

	Options Available	Number of	Weighted Average
	for Grant	Shares	Exercise Price

Options authorized	8,500

Options granted at Distribution	(5,542)	5,542	$3.73

Options granted after Distribution	(1,768)	1,768	10.52

Options cancelled	513	(720)	4.03

Options exercised	—	(650)	3.11

August 31, 1999	1,703	5,940	5.78

Options granted	(127)	127	36.23

Options cancelled	67	(67)	8.17

Options exercised	—	(303)	7.88

December 31, 1999	1,643	5,697	6.56

Additional shares reserved	2,250	—	—

Options granted	(1,372)	1,372	60.04

Options cancelled	155	(155)	8.23

Options exercised	—	(714)	3.58

December 31, 2000	2,676	6,200	18.70

Additional shares reserved	2,500	—	—

Options granted	(2,584)	2,584	25.86

Options cancelled	631	(661)	43.28

Options exercised	—	(492)	3.70

December 31, 2001	3,223	7,631	$19.96

      In June 1999, Cricket Communications Holdings adopted its own 1999 Stock Option Plan (the “1999 Cricket Plan”) that allowed the Cricket Communications Holdings Board of Directors to grant options to selected employees, directors and consultants to purchase shares of Cricket Communications Holdings common stock. A total of 7,600,000 shares of Cricket Communications Holdings common stock were reserved for issuance under the 1999 Cricket Plan. The 1999 Cricket Plan provides for the grant of both incentive and non-qualified stock options. Incentive stock options are exercisable at a price not less than 100% of the fair market value of the common stock on the date of grant. Non-qualified stock options are exercisable at a price not less than 85% of the fair market value of the common stock on the date of grant. Generally, options vest over a five-year period and are exercisable for up to ten years from the grant date.

      In connection with Leap’s purchase of the remaining 5.11% of Cricket Communications Holdings that it did not already own in a subsidiary merger on June 15, 2000 (Note 10), each outstanding unexpired and unexercised option under the 1999 Cricket Plan was converted into a stock option to purchase 0.315 shares of Leap common stock. The intrinsic value of the Leap replacement options on the date of the transaction was $24.3 million and was recorded as unearned stock-based compensation. Subsequent to June 15, 2000, the 1999 Cricket Plan has been used to grant options in Leap common stock.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      A summary of stock option transactions for the 1999 Cricket Plan follows (number of shares in thousands):

		Options Outstanding

	Options Available	Number of	Weighted Average
	for Grant	Shares	Exercise Price

Options authorized	7,600

Options granted	(3,335)	3,335	$1.16

Options cancelled	2	(2)	1.00

Options exercised	—	(2,000)	1.00

August 31, 1999	4,267	1,333	1.41

Options granted	(600)	600	4.53

Options cancelled	21	(21)	3.82

December 31, 1999	3,688	1,912	2.35

Options granted	(239)	239	6.00

Options exercised	—	(856)	2.49

June 14, 2000	3,449	1,295	2.93

June 15, 2000, as converted	1,086	408	9.30

Options granted	(1,138)	1,138	51.40

Options cancelled	52	(51)	46.16

Options exercised	—	(7)	3.23

December 31, 2000	—	1,488	40.27

Options granted	(18)	18	31.33

Options cancelled	605	(605)	54.87

Options exercised	—	(3)	11.14

December 31, 2001	587	898	$30.36

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      The following table summarizes information about stock options outstanding under the 1998 Plan, the 1998 Non-Employee Directors Plan, the 1999 Cricket Plan, the 2000 Plan and the 2001 Plan at December 31, 2001 (number of shares in thousands):

	Options Outstanding

		Weighted		Options Exercisable
		Average
		Remaining	Weighted		Weighted
	Number	Contractual	Average	Number	Average
	of	Life	Exercise	of	Exercise
Exercise Prices	Shares	(in Years)	Price	Shares	Price

$ 0.78 to $ 1.77	7	2.24	$1.62	7	$1.62

$ 1.78 to $ 2.67	613	2.31	2.24	611	2.24

$ 2.68 to $ 4.02	1,420	5.61	3.25	1,031	3.30

$ 4.03 to $ 6.05	1,462	5.76	4.87	1,027	4.83

$ 6.06 to $ 9.08	148	7.34	6.52	34	6.58

$ 9.09 to $ 13.64	55	7.61	12.17	17	12.03

$13.65 to $ 20.47	1,792	8.78	17.93	317	19.07

$20.48 to $ 30.72	741	9.28	27.57	20	24.81

$30.73 to $ 46.10	993	9.38	33.72	44	36.52

$46.11 to $ 69.17	1,264	8.54	60.22	267	60.01

$69.18 to $103.77	35	8.64	71.73	7	71.73

	8,530	7.31	$21.03	3,382	$10.30

      At December 31, 2001, 2000 and 1999, and August 31, 1999, 3,382,000, 2,605,000, 2,099,000 and 1,925,000 options were exercisable by employees of the Company at a weighted average exercise price of $10.30, $4.91, $3.39 and $3.19, respectively.

Employee Stock Purchase Plan

      The Company’s 1998 Employee Stock Purchase Plan (the “1998 ESP Plan”) allows eligible employees to purchase shares of common stock at 85% of the lower of the fair market value of such stock on the first or the last day of each offering period. A total of 500,000 shares of common stock have been reserved for issuance under the 1998 ESP Plan. Employees may authorize the Company to withhold up to 15% of their compensation during any offering period, subject to certain limitations. For the years ended December 31, 2001 and 2000, the period from September 1, 1999 to December 31, 1999 and the year ended August 31, 1999, 98,740, 24,613, 17,366, and 63,779 shares were issued under the 1998 ESP Plan at a weighted average price of $16.81, $35.64, $15.51, and $3.83 per share, respectively. At December 31, 2001, 295,502 shares were available for future issuance.

Executive Retirement Plan

      The Company’s voluntary retirement plan allows eligible executives to defer up to 100% of their income on a pre-tax basis. On a quarterly basis, participants receive up to a 10% match of their income in the form of the Company’s common stock based on the then current market price, to be issued to the participant upon eligible retirement. The income deferred and the Company match are unsecured and subject to the claims of general creditors of the Company. The plan authorized up to 100,000 shares of common stock to be allocated to participants. For the years ended December 31, 2001 and 2000, the period from September 1, 1999 to December 31, 1999 and the year ended August 31, 1999, 9,103, 6,107, 3,953, and 8,718 shares, respectively,

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

were allocated under the plan and the Company’s matching contribution amounted to $224,505, $625,000, $162,000, and $86,000 respectively. At December 31, 2001, 72,119 shares were available for future allocation.

Executive Officer Deferred Stock Plan

      The Company’s Executive Officer Deferred Stock Plan (the “1999 Executive Officer Plan”) provides for mandatory deferral of 25% and voluntary deferral of up to 75% of executive officer bonuses. A total of 25,000 shares of common stock were reserved for issuance under the 1999 Executive Officer Plan. Bonus deferrals are converted into share units credited to the participant’s account, with the number of share units calculated by dividing the deferred bonus amount by the fair market value of the Company’s common stock on the bonus payday. Share units represent the right to receive shares of the Company’s common stock in accordance with the plan. The Company will also credit to a matching account that number of share units equal to 20% of the share units credited to the participants’ accounts. Matching share units vest ratably over three years on each anniversary date of the applicable bonus payday. In April 2001, the Company’s shareholders approved the adoption of the 2001 Executive Officer Deferred Bonus Stock Plan (the “2001 Executive Officer Plan”). A total of 275,000 shares of common stock have been reserved for issuance under the 2001 Executive Officer Plan. Terms of the 2001 Executive Officer Plan are comparable to the 1999 Executive Officer Plan. For the years ended December 31, 2001 and 2000, 58,783 and 4,710 shares were issued under the 1999 and 2001 Executive Officer Plans combined. At December 31, 2001, 236,507 shares were available for future issuance.

Stock Option Exchange Program

      In November 2001, the Board of Directors approved a stock option exchange program (the “Exchange Program”). Under this program, eligible employees (excluding officers and outside directors) were given the opportunity to cancel certain stock options previously granted to them in exchange for an equal number of new stock options to be granted at a future date, at least six months and one day from the date the old options were cancelled, provided the individual is still employed or providing service on such date. The participation deadline for the program was December 18, 2001. The exercise price of the new options will be the fair market value of the Company’s common stock on the date of grant. The new options will have the same vesting schedule as the old options and will be exercisable as to vested shares six months after the date of grant. The Exchange Program resulted in the voluntary cancellation of options to purchase approximately 770,651 shares of common stock with exercise prices ranging from $14.97 to $92.50 per share.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Pro Forma Information

      For purposes of pro forma disclosures, the fair value of options granted has been estimated at the date of grant using the Black-Scholes option-pricing model using the following weighted average assumptions:

			Period From
	Year Ended		September 1,
	December 31,		1999 to	Year Ended
			December 31,	August 31,
	2001	2000	1999	1999

Risk-free interest rate:

1999 Cricket Plan	7.0%	5.9%	6.6%	5.0%

1998 ESP Plan	4.7%	6.3%	5.7%	4.5%

All other plans	5.2%	6.0%	6.6%	5.0%

Volatility:

1999 Cricket Plan	109.0%	60.0%	0.0%	0.0%

1998 ESP Plan	109.0%	105.0%	55.0%	55.0%

All other plans	109.0%	60.0%	50.0%	50.0%

Dividend yield (all plans)	0.0%	0.0%	0.0%	0.0%

Expected life (years):

1999 Cricket Plan	5.0	5.0	6.0	6.0

1998 ESP Plan	0.5	0.5	0.5	0.5

All other plans	4.6	5.0	6.0	6.0

      The weighted average estimated grant date fair values of stock options were as follows:

			Period From
	Year Ended		September 1,
	December 31,		1999 to	Year Ended
			December 31,	August 31,
	2001	2000	1999	1999

Stock options granted at fair value:

1998 Plan, 1998 Non-Employee Directors Plan, 2000 Plan and 2001 Plan	$19.38	$33.53	$20.35	$1.57

1999 Cricket Plan (grants prior to merger)	$—	$2.99	$1.42	$0.12

1999 Cricket Plan (grants subsequent to merger)	$24.99	$28.31	$—	$—

1998 ESP Plan	$19.57	$35.64	$3.46	$2.37

Stock options granted above fair value:

2000 Plan	$10.70	$—	$—	$—

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      The Company’s pro forma information is as follows (in thousands, except per share data):

			Period From
	Year Ended		September 1,
	December 31,		1999 to	Year Ended
			December 31,	August 31,
	2001	2000	1999	1999

Net loss:

As reported	$(483,297)	$(168)	$(75,846)	$(164,613)

Pro forma	$(524,810)	$(8,929)	$(76,815)	$(171,415)

Diluted net loss per common share:

As reported	$(14.27)	$(0.01)	$(4.01)	$(9.19)

Pro forma	$(15.50)	$(0.27)	$(4.06)	$(9.57)

Note 9. Commitments and Contingencies

      The Company has guaranteed to Qualcomm $33.0 million of the final $100 million of Pegaso’s outstanding working capital loans from Qualcomm. In the fourth quarter of 2001, Pegaso failed to comply with certain obligations and covenants established by its credit agreements, including defaulting on the required payment of all of the outstanding principal and accrued interest under the working capital facility from Qualcomm and defaulting on required payments of interest under its vendor loans. At December 31, 2001, the outstanding balance under the working capital facility from Qualcomm was approximately $464.9 million, and approximately $616.3 million was outstanding or to be drawn under the vendor loans. No notice of default was issued with respect to any of the agreements under which a default has occurred and the lenders agreed to a limited forbearance on those defaults as part of a January 2002 agreement among Qualcomm and the shareholders of Pegaso other than the Company to provide additional loan commitments to Pegaso of up to $160.0 million. Pegaso has limited cash available to meet its operating and financing commitments and is therefore dependent on securing additional financing or completing a strategic arrangement with an existing carrier. Pegaso and Telefonica have recently announced a nonbinding agreement pursuant to which the Company would sell its interest in Pegaso to Telefonica. Notwithstanding that announcement, there can be no assurance that additional capital can be raised or that a sale or other strategic arrangement can be completed. In connection with the January 2002 loan commitments from Qualcomm and the other Pegaso shareholders, Qualcomm agreed that in the event that Pegaso is sold and the sale proceeds are insufficient to repay the loan guaranteed by the Company, the Company can satisfy its obligations under this guarantee by delivering to Qualcomm Leap’s rights under the warrants it acquired in connection with the guarantee. If a definitive agreement is reached on the terms outlined in the nonbinding agreement announced by Pegaso and Telefonica, the Company would expect to receive approximately $33 million in sales proceeds and repayment of subordinated debt and would satisfy its obligations under the guarantee by delivering to Qualcomm its rights under the warrants it acquired in connection with the guarantee.

      On June 2, 2000, the Company completed the sale of Smartcom to Endesa S.A. (“Endesa”) (Note 10). The Company has a $35.0 million promissory note receivable from Endesa that is subject to a right of set-off to secure indemnification claims under the purchase agreement. Endesa has asserted claims of up to approximately $48.7 million against the Company for breach of representations and warranties under the purchase agreement and has notified the Company that it is offsetting the claims against the entire unpaid balance of the note. Under the terms of the purchase agreement, the maximum recovery for breaches of representations and warranties is the principal and interest under the note. The note matured on June 2, 2001 and the Company expects it to remain unpaid until the issues related to the claims are resolved. The Company believes Endesa’s claims are without merit, and is contesting Endesa’s claims. Management of the Company believes that the ultimate outcome of this matter will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      The Company was the winning bidder on 22 wireless licenses in Auction 35 for an aggregate payment obligation of $350.1 million. NextWave Telecom, Inc. is a party to litigation against the federal government challenging the validity of the auction and has prevailed on certain of its claims in the United States Court of Appeals for the District of Columbia Circuit. In response to a petition for certiorari by the FCC, the U.S. Supreme Court has agreed to review the case. The grant to the Company of these Auction 35 wireless licenses has been substantially delayed by the NextWave litigation. If these Auction 35 wireless licenses ultimately are granted to the Company, it will likely be required to make full payment for them of $350.1 million (less any amounts then on deposit with the FCC) within 10 business days of a public notice issued by the FCC establishing a payment deadline. The Company cannot predict what effect any challenges before the FCC or in court to the reauction generally, or the grant of these wireless licenses to the Company specifically, will have on the Company.

      In connection with one of the Company’s acquisitions of wireless licenses for an aggregate of $18.3 million in cash and an $18.0 million promissory note (Note 10), the seller has asserted that, based on the prices of certain wireless licenses auctioned by the FCC in Auction 35, it is entitled to a purchase price adjustment under the purchase agreement for such licenses of approximately $39.8 million. The arbitration concerning this claim is pending at this time. Under the terms of the purchase agreement, if the Company is obligated to pay a purchase price adjustment, the Company is entitled to pay such additional amounts in cash or Leap common stock, at the Company’s discretion. The Company believes the seller’s position is without merit, and the Company is vigorously defending against the claim of the seller.

      The Company’s wireless licenses include provisions that require the Company to satisfy buildout deadlines and certain geographic coverage requirements within five years and ten years after the original license grant date. These initial requirements are met when adequate service is offered to at least one-quarter or one-third of the population of the licensed service area, depending on the type of license. Because the Company obtained many of its wireless licenses from third parties subject to existing buildout requirements, several of the Company’s wireless licenses, with an aggregate carrying value of approximately $224 million at December 31, 2001, have initial buildout deadlines in 2002. The Company is currently carrying out plans to satisfy the minimum buildout requirements for these wireless licenses and expects to complete the requirements prior to their respective deadlines. Failure to comply with these buildout requirements could cause the revocation of some of the Company’s licenses or the imposition of fines and/or other sanctions. No adjustments have been recorded in the financial statements regarding the potential inability to develop the wireless licenses that expire in 2002. Any subsequent expiration of such licenses could have a material adverse effect on the Company’s consolidated financial position or results of operations.

      Various claims arising in the course of business, seeking monetary damages and other relief, are pending. The amount of the liability, if any, from such claims cannot be determined with certainty; however, management of the Company believes that the ultimate liability for such claims will not have a material adverse effect on the Company s consolidated financial position or results of operations.

      The Company has entered into non-cancelable operating lease agreements to lease its facilities, certain equipment and sites for towers and antennas required for the operation of its wireless networks in the United

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

States. Future minimum rental payments required for all non-cancelable operating leases at December 31, 2000 are as follows (in thousands):

Year Ending December 31:

2002	$34,246

2003	33,992

2004	33,773

2005	29,823

2006	10,535

Thereafter	27,225

Total	$169,594

      Rent expense totaled $38.9 million, $5.5 million $0.9 million and $1.2 million for the years ended December 31, 2001 and 2000, the period from September 1, 1999 to December 31, 1999 and the year ended August 31, 1999, respectively.

Note 10. Acquisitions and Dispositions

Chase Telecommunications Holdings

      In March 2000, the Company completed the acquisition of substantially all of the assets of Chase Telecommunications Holdings, Inc. (“Chase Telecommunications Holdings”), including wireless licenses. The purchase price included $6.3 million in cash, the assumption of principal amounts of liabilities that totaled $138.0 million (with a fair value of $131.3 million), a warrant now exercisable to purchase 202,566 shares of the Company’s common stock at an aggregate exercise price of $1.0 million (which had a fair value of $15.3 million at the acquisition date), and contingent earn out payments of up to $41.0 million (plus certain expenses) based on the earnings of the business acquired during the fifth full year following the closing of the acquisition. Under the purchase method of accounting, the total estimated fair value of the acquisition was $152.9 million, of which $43.2 million was allocated to property and equipment and other assets and $109.7 million was allocated to intangible assets. Intangible assets consist primarily of wireless licenses that are amortized over their estimated useful lives of 40 years following commencement of commercial service. In July 2001, Chase Telecommunications Holdings received 89,345 shares of the Company’s common stock upon exercising a portion of the warrant by surrendering 107,567 shares in payment of the exercise price.

      Unaudited pro forma results of operations are provided to reflect the acquisition as if it had occurred as of September 1, 1998 (in thousands, except per share data):

	Year Ended

	December 31,	August 31,
	2000	1999

Revenues	$53,288	$8,296

Income (loss) before extraordinary items	$2,811	$(171,192)

Net loss	$(1,926)	$(171,192)

Pro forma basic net loss per common share	$(0.08)	$(9.56)

Pro forma diluted net loss per common share	$(0.06)	$(9.56)

      The unaudited pro forma results of operations have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisition occurred on the date indicated, or which may result in the future.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Cricket Communications Holdings

      On June 15, 2000, through a subsidiary merger, the Company acquired the remaining 5.11% of Cricket Communications Holdings that it did not already own. These shares were owned by individuals and entities, including directors and employees of the Company and Cricket Communications Holdings. Each issued and outstanding share of Cricket Communications Holdings common stock not held by the Company was converted into the right to receive 0.315 of a fully paid and non-assessable share of the Company’s common stock. As a result, 1,048,635 shares of the Company’s common stock were issued. The Company also assumed Chase Telecommunications Holdings’ warrant to purchase 1% of the common stock of Cricket Communications Holdings, which was converted into a warrant to acquire 202,566 shares of the Company’s common stock, at an aggregate exercise price of $1.0 million. The aggregate fair value of the shares issued and warrant assumed in excess of the carrying value of the minority interest was allocated to goodwill. As a result, goodwill of $29.2 million was recorded in June 2000 and was amortized over its estimated useful life of 20 years, through December 31, 2001. In addition, the Company assumed all unexpired and unexercised Cricket Communications Holdings stock options outstanding at the time of the merger, whether vested or unvested, which upon conversion amounted to options to purchase 407,784 shares of the Company’s common stock. The Company recorded unearned stock-based compensation of $24.3 million for the excess of the fair value of the Company’s common stock on the date of the merger over the exercise price of the options exchanged. Amortization of stock-based compensation amounted to $5.5 million and $13.9 million for the years ended December 31, 2001 and 2000, respectively.

Wireless Licenses and Other Assets

      During the year ended December 31, 2001, the Company completed the purchase and exchange of wireless licenses and certain wireless technology assets for an aggregate of $232.0 million in cash, net of proceeds, the assumption of debt and other liabilities totaling $110.2 million (including (1) a promissory note in the principal amount of $86.5 million which was paid in full in November 2001 and (2) a convertible note in the principal amount of $18.0 million with interest at the rate of 8.5% per annum, with principal and interest payable at maturity on June 15, 2002, with the right to convert irrevocably waived by the holder of the note in February 2002), and the issuance of 2,778,534 shares of the Company’s common stock with a fair value at the time of purchase of approximately $82.7 million. In addition, in November 2001, the Company completed the sale of a portion of its wireless licenses in Salt Lake City and Provo, Utah to Cingular Wireless LLC for approximately $138.1 million in cash, net of related costs.

Smartcom Disposition

      On June 2, 2000, the Company completed the sale of Smartcom to Endesa in exchange for gross consideration of approximately $381.5 million, consisting of $156.8 million in cash, three promissory notes totaling $143.2 million, subject to certain post-closing adjustments, the repayment of intercompany debt due to Leap by Smartcom totaling $53.3 million, and the release of cash collateral posted by the Company securing Smartcom indebtedness of $28.2 million. The Company recognized a gain on sale of Smartcom of $313.4 million before related income tax expense of $34.5 million during the quarter ended June 30, 2000. In February 2001, the Company sold one of the promissory notes, with an original principal amount of $58.2 million plus accrued interest, to a third party for $60.7 million. In June 2001, Endesa repaid $47.5 million of principal and accrued interest for the second promissory note. The remaining promissory note of $35.0 million note matured on June 2, 2001 and the Company expects it to remain unpaid until the issues related to indemnification claims of Endesa are resolved.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Unaudited pro forma results of operations are provided to reflect the acquisition of substantially all of the assets of Chase Telecommunications Holdings and the sale of Smartcom as if they had occurred as of September 1, 1998 (in thousands, except per share data):

	Year Ended

	December 31,	August 31,
	2000	1999

Revenues	$31,642	$4,389

Loss before extraordinary items	$(228,522)	$(135,450)

Net loss	$(232,944)	$(135,450)

Pro forma basic and diluted net loss per common share	$(9.17)	$(7.56)

      The unaudited pro forma results of operations have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisition and the sale occurred on the date indicated, or which may result in the future.

Note 11. Investments in and Loans Receivable from Wireless Operating Companies

      Commencing in June 1999, the Company began fully consolidating Smartcom as a result of the Company’s acquisition of the remaining 50% of Smartcom that it did not already own. Prior to June 1999, Smartcom was accounted for under the equity method. The Company recorded equity losses from Smartcom of $13.1 million during the year ended August 31, 1999.

      Prior to the Company’s acquisition of substantially all the assets of Chase Telecommunications Holdings in March 2000, Chase Telecommunications Holdings was accounted for under the equity method. The Company recorded equity losses from Chase Telecommunications Holdings of $10.4 million, $9.7 million and $20.9 million during the year ended December 31, 2000, the period from September 1, 1999 to December 31, 1999 and the year ended August 31, 1999, respectively.

      At December 31, 2001, the Company owned 20.1% of the outstanding capital stock of Pegaso. The Company invested $100.0 million in Pegaso from June to September 1998 as a founding shareholder. In 2001, the Company invested an additional $20.5 million in Pegaso by purchasing convertible subordinated notes (the “Pegaso Notes”). The Pegaso Notes, due in January 2008, do not accrue interest and are subordinate to other indebtedness of Pegaso. The Pegaso Notes convert into equity of Pegaso on the earlier of December 31, 2002 or immediately prior to the consummation of an acquisition transaction as defined in the Pegaso Notes. In January 2002, Qualcomm and certain shareholders of Pegaso other than the Company made additional loan commitments to Pegaso of up to $160.0 million. As part of the consideration for these additional loan commitments, Qualcomm and the other Pegaso shareholders obtained rights to receive warrants to purchase shares of Pegaso. If these warrants are fully earned and exercised, the Company’s ownership interest in Pegaso would be diluted to approximately 18% of the outstanding capital stock of Pegaso. In the fourth quarter of fiscal 2001, the Company discontinued the use of the equity method of accounting for Pegaso and ceased recognizing its share of Pegaso’s losses as its investment in and loans to Pegaso were reduced to zero. In addition, equity losses have not been recorded to the extent of the Company’s $33.0 million guarantee to Qualcomm of Qualcomm’s working capital loans to Pegaso because the guarantee relates to the final $100 million of the working capital loans payable to Qualcomm. The Company recorded equity losses from Pegaso of $54.0 million, $68.2 million, $13.4 million and $23.6 million during the years ended December 31, 2001 and 2000, the period from September 1, 1999 to December 31, 1999 and the year ended August 31, 1999.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Condensed combined financial information for the operating companies accounted for under the equity method is summarized as follows (in thousands):

	December 31,

	2001	2000

Current assets	$97,687	$106,751

Non-current assets	813,156	678,628

Current liabilities	(601,259)	(300,424)

Non-current liabilities	(569,836)	(312,489)

Total stockholders’ capital (deficit)	(260,252)	172,466

Other stockholders’ share of capital (deficit)	(260,252)	137,775

Company’s share of capital (deficit)	$—	$34,691

Investment in and loans receivable from unconsolidated wireless operating company	$—	$34,691

			Period From
	Year Ended December 31,		September 1, 1999	Year Ended
			to December 31,	August 31,
	2001	2000	1999	1999

Operating revenues	$156,029	$80,909	$4,955	$8,190

Operating expenses	(470,526)	(318,329)	(70,804)	(153,062)

Other income (expense), net	(116,882)	(52,621)	(14,516)	(22,471)

Foreign currency transaction gains (losses), net	(2,834)	1,917	8,612	(1,489)

Net loss	(434,213)	(288,124)	(71,753)	(168,832)

Other stockholders’ share of net loss	(380,213)	(208,002)	(47,212)	(62,491)

Company’s share of net loss	(54,000)	(80,122)	(24,541)	(106,341)

Write-down of investments	—	—	—	(27,242)

Amortization of excess cost of investment	—	—	—	(630)

Elimination of intercompany transactions	—	1,498	1,464	6,671

Equity in net loss of investments in and loans receivable from unconsolidated wireless operating companies	$(54,000)	$(78,624)	$(23,077)	$(127,542)

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12. Comparative Financial Information

      The following is summarized results of operations and cash flows information for the periods from September 1, 1999 to December 31, 1999 and from September 1, 1998 to December 31, 1998 (unaudited) (in thousands):

	Period From	Period From
	September 1, 1999	September 1, 1998
	to December 31,	to December 31,
	1999	1998

		(unaudited)

Statement of Operations Information:

Operating revenues	$6,772	$—

Operating expenses	(36,439)	(5,502)

Operating loss	(29,667)	(5,502)

Equity in net loss of unconsolidated wireless operating companies	(23,077)	(19,908)

Other income (expense), net	(23,102)	(697)

Net loss	$(75,846)	$(26,107)

Basic and diluted net loss per common share	$(4.01)	$(1.48)

Cash Flows Information:

Operating activities:

Net loss	$(75,846)	$(26,107)

Equity in net loss of unconsolidated wireless operating companies	23,077	19,908

Other	21,199	(7,318)

Net cash used in operating activities	(31,570)	(13,517)

Investing activities:

Investments in and loans to unconsolidated wireless operating companies	(2,744)	(86,791)

Restricted cash equivalents	(20,500)	—

Other	(4,568)	(3,399)

Net cash used in investing activities	(27,812)	(90,190)

Financing activities:

Proceeds from long-term debt	61,650	23,315

Former parent company’s investment	—	95,268

Other	1,721	104

Net cash provided by financing activities	63,371	118,687

Effect of exchange rate changes on cash and cash equivalents	7,210	—

Effect of change in foreign company reporting lag on cash and cash equivalents	6,695	—

Net increase in cash and cash equivalents	$17,894	$14,980

Note 13. Segment and Geographic Data

      For the year ended December 31, 2001, the Company operated in a single operating segment as a wireless communications carrier that offers digital wireless service in the United States. Prior to fiscal 2001, the Company’s reportable segments were Cricket in the United States and Pegaso in Mexico. As a result of the Company’s June 2000 sale of Smartcom, segment data excluded Smartcom. Prior period segment data has been reclassified to conform to the Company’s current year determination of its reportable segments.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Revenues and long-lived assets related to operations in the United States and other countries are as follows (in thousands):

			As of
			December 31, 1999
			and for the
	As of and for the Year		Period From
	Ended December 31,		September 1, 1999	As of and for
			to December 31,	the Year Ended
	2001	2000	1999	August 31, 1999

Revenues:

United States	$255,164	$28,672	$—	$—

Other countries	—	21,645	6,772	3,907

Total consolidated revenues	$255,164	$50,317	$6,772	$3,907

Long-Lived Assets:

United States	$1,182,168	$734,782	$33,147	$23,599

Other countries	—	34,691	240,477	264,369

Total consolidated long-lived assets	$1,182,168	$769,473	$273,624	$287,968

Note 14. Selected Quarterly Financial Data (Unaudited)

      The following financial information reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results of operations of the interim periods. Summarized quarterly data for the years ended December 31, 2001 and 2000 is as follows (in thousands, except per share data):

	Year Ended December 31, 2001

	Q1	Q2	Q3	Q4

Revenues	$36,753	$47,846	$66,693	$103,872

Operating loss(1)	(62,899)	(77,143)	(111,391)	(33,085)

Net loss(1)	(114,385)	(128,530)	(160,742)	(79,640)

Basic and diluted net loss per common share	$(3.88)	$(3.91)	$(4.43)	$(2.17)

	Year Ended December 31, 2000

	Q1	Q2	Q3	Q4

Revenues(2)	$9,991	$18,524	$7,540	$14,262

Operating loss(2)	(33,385)	(40,511)	(25,596)	(67,807)

Income (loss) before extraordinary items(3)	(72,403)	234,575	(54,072)	(103,531)

Net income (loss)(3)	(76,825)	234,260	(54,072)	(103,531)

Basic net income (loss) per common share:

Income (loss) before extraordinary items	$(3.23)	$9.18	$(2.04)	$(3.82)

Extraordinary loss	(0.20)	(0.01)	—	—

Net income (loss)	$(3.43)	$9.17	$(2.04)	$(3.82)

Diluted net income (loss) per common share:

Income (loss) before extraordinary items	$(3.23)	$7.21	$(2.04)	$(3.82)

Extraordinary loss	(0.20)	(0.01)	—	—

Net income (loss)	$(3.43)	$7.20	$(2.04)	$(3.82)

(1)	The decrease in the operating loss and net loss in the fourth quarter of the year ended December 31, 2001 was primarily due to a gain on sale of wireless licenses of $136.3 million.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2)	The decrease in revenues and operating loss from the second quarter to the third quarter of the year ended December 31, 2000 was due to the Company’s sale of Smartcom in June 2000.

(3)	Net income resulted in the second quarter of the year ended December 31, 2000 due to the net gain recorded on the Company’s sale of Smartcom in June 2000.

Note 15. Subsequent Events

      In March 2002, Cricket Communications amended its vendor financing agreements with Ericsson, Lucent and Nortel to revise certain covenants. The vendor covenants, as defined in the vendor credit facilities, generally measure the consolidated performance of Cricket Communications, its subsidiaries and the subsidiaries of Leap that hold wireless licenses used in Cricket Communications’ business.

      Prior to the March 2002 amendments, the first measurement dates for the consolidated EBITDA to cash interest ratio and the total indebtedness to annualized EBITDA ratio were December 31, 2002 and January 1, 2003, respectively. The March 2002 amendments delay the effect of the consolidated EBITDA to cash interest covenant such that it is first measured at March 31, 2003. The March 2002 amendments also delay the initial compliance ratio of the total indebtedness to annualized EBITDA covenant (and define the measurement date to be at the end of each quarter) such that this ratio now is first measured at June 30, 2003. The maximum capital expenditures that Cricket Communications is allowed to make in 2002 were also increased by $60.0 million. Because the amendments delay the initial measurements of existing EBITDA covenants, Cricket Communications agreed to a new minimum consolidated EBITDA covenant that requires Cricket Communications, its subsidiaries and the subsidiaries of Leap that hold wireless licenses used in Cricket Communications’ business, to have consolidated EBITDA not less than negative $27.0 million, $0 and positive $9.0 million at the end of the second, third and fourth quarters of 2002, respectively, and positive $45.0 million at the end of the first quarter of 2003. Cricket Communications also paid amendment fees of approximately $6.4 million to the vendors.

      Cricket Communications also agreed to amend its equipment purchase agreement with Nortel. Nortel has agreed to accept purchase orders from Cricket Communications in the same manner that it accepts purchase orders from other customers up to a total of $234 million, which is approximately the amount of the cumulative purchase orders that Cricket Communications expects to tender for purchase from Nortel from August 2000 through the end of 2002. Nortel may, in its discretion, accept or reject purchase orders from Cricket Communications in excess of $234 million. Nortel’s financing commitment remains in place for purchase orders it accepts and for certain third party costs, accrued interest, and fees.

      In March 2002, the FCC announced that it will refund to the Company approximately $60 million of the Company’s deposit with the FCC related to Auction 35, in addition to the approximately $15 million refunded earlier in 2002.

Note 16. Subsidiary Guarantee

      The Company’s Senior Notes and Senior Discount Notes are guaranteed by Cricket Communications Holdings. Because Cricket Communications Holdings is wholly-owned by the Company and the guarantee provided by Cricket Communications Holdings is full and unconditional, full financial statements of Cricket Communications Holdings are not required to be issued. Condensed consolidating financial information of Leap, Cricket Communications Holdings and non-guarantor subsidiaries of Leap as of December 31, 2001 and 2000, for the years ended December 31, 2001 and 2000, for the period from September 1, 1999 to December 31, 1999 and for the year ended August 31, 1999 is presented below. The subsidiaries of Cricket Communications Holdings are not guarantors of the Senior Notes and Senior Discount Notes and are therefore reflected as investments accounted for under the equity method of accounting in the Cricket Communications Holdings financial information.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Balance Sheet Information as of December 31, 2001 (in thousands):

		Cricket
		Communications	Non-Guarantor
	Leap	Holdings	Subsidiaries	Eliminations	Consolidated

Assets

Cash and cash equivalents	$141,746	$—	$101,233	$—	$242,979

Short-term investments	30,672	—	50,433	—	81,105

Restricted short-term investments	27,628	—	—	—	27,628

Inventories	—	—	45,338	—	45,338

Notes receivable, net	—	—	33,284	—	33,284

Other current assets	659	—	21,385	—	22,044

Total current assets	200,705	—	251,673	—	452,378

Property and equipment, net	11,556	—	1,100,728	—	1,112,284

Investments in and loans receivable from subsidiaries and unconsolidated wireless operating company	547,916	(61,660)	—	(486,256)	—

Wireless licenses, net	18,853	—	699,369	—	718,222

Goodwill and other intangible assets, net	4,661	—	73,841	(34,889)	43,613

Restricted investments	13,127	—	—	—	13,127

Deposits for wireless licenses	85,000	—	—	—	85,000

Other assets	20,216	—	6,055	—	26,271

Total assets	$902,034	$(61,660)	$2,131,666	$(521,145)	$2,450,895

Liabilities and Stockholders’ Equity (Deficit)

Accounts payable and accrued liabilities	$6,794	$—	$159,411	$(18,510)	$147,695

Current portion of long-term debt	—	—	26,049	—	26,049

Other current liabilities	29,864	—	25,979	—	55,843

Total current liabilities	36,658	—	211,439	(18,510)	229,587

Long-term debt	506,233	—	1,170,612	—	1,676,845

Other long-term liabilities	703	—	185,320	—	186,023

Total liabilities	543,594	—	1,567,371	(18,510)	2,092,455

Stockholders’ Equity (Deficit):

Common stock	4	—	—	—	4

Additional paid-in capital	1,148,337	594,667	1,215,925	(1,810,592)	1,148,337

Unearned stock-based compensation	(5,138)	—	(5,138)	5,138	(5,138)

Accumulated deficit	(786,195)	(656,327)	(647,932)	1,304,259	(786,195)

Accumulated other comprehensive income	1,432	—	1,440	(1,440)	1,432

Total stockholders’ equity (deficit)	358,440	(61,660)	564,295	(502,635)	358,440

Total liabilities and stockholders’ equity (deficit)	$902,034	$(61,660)	$2,131,666	$(521,145)	$2,450,895

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Balance Sheet Information as of December 31, 2000 (in thousands):

		Cricket
		Communications	Non-Guarantor
	Leap	Holdings	Subsidiaries	Eliminations	Consolidated

Assets

Cash and cash equivalents	$106,504	$—	$232,374	$—	$338,878

Short-term investments	16,237	—	182,869	—	199,106

Restricted short-term investments	28,129	—	—	—	28,129

Inventories	—	—	9,032	—	9,032

Notes receivable, net	—	—	138,907	—	138,907

Other current assets	1,631	—	11,115	—	12,746

Total current assets	152,501	—	574,297	—	726,798

Property and equipment, net	5,763	—	424,430	—	430,193

Investments in subsidiaries and unconsolidated wireless operating company	705,455	338,418	34,691	(1,043,873)	34,691

Wireless licenses, net	25,107	—	240,528	—	265,635

Goodwill and other intangible assets, net	3,800	—	61,162	(34,665)	30,297

Restricted investments	37,342	—	—	—	37,342

Deposits for wireless licenses	91,772	—	—	—	91,772

Other assets	22,268	—	8,411	—	30,679

Total assets	$1,044,008	$338,418	$1,343,519	$(1,078,538)	$1,647,407

Liabilities and Stockholders’ Equity

Accounts payable and accrued liabilities	$8,618	$—	$57,150	$(7,033)	$58,735

Other current liabilities	12,319	—	53,371	—	65,690

Total current liabilities	20,937	—	110,521	(7,033)	124,425

Long-term debt	438,143	—	459,735	—	897,878

Other long-term liabilities	1,670	—	40,176	—	41,846

Total liabilities	460,750	—	610,432	(7,033)	1,064,149

Stockholders’ Equity:

Common stock	3	—	—	—	3

Additional paid-in capital	893,401	539,578	812,863	(1,352,441)	893,401

Unearned stock-based compensation	(10,019)	—	(10,019)	10,019	(10,019)

Accumulated deficit	(302,898)	(201,160)	(72,470)	273,630	(302,898)

Accumulated other comprehensive income	2,771	—	2,713	(2,713)	2,771

Total stockholders’ equity	583,258	338,418	733,087	(1,071,505)	583,258

Total liabilities and stockholders’ equity	$1,044,008	$338,418	$1,343,519	$(1,078,538)	$1,647,407

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Statement of Operations Information for the Year Ended December 31, 2001 (in thousands):

		Cricket
		Communications	Non-Guarantor
	Leap	Holdings	Subsidiaries	Eliminations	Consolidated

Revenues:

Service revenues	$—	$—	$215,917	$—	$215,917

Equipment revenues	—	—	39,247	—	39,247

Total revenues	—	—	255,164	—	255,164

Operating expenses:

Cost of service	(1,382)	—	(102,813)	9,685	(94,510)

Cost of equipment	—	—	(202,355)	—	(202,355)

Selling, general and administrative expenses	(32,581)	—	(234,692)	—	(267,273)

Depreciation and amortization	(3,514)	—	(115,663)	—	(119,177)

Total operating expenses	(37,477)	—	(655,523)	9,685	(683,315)

Gains on sale of wireless licenses	30,568	—	113,065	—	143,633

Operating loss	(6,909)	—	(287,294)	9,685	(284,518)

Equity in net loss of investments in and loans receivable from subsidiaries and unconsolidated wireless operating companies	(403,120)	(455,167)	(54,000)	858,287	(54,000)

Interest income	14,001	—	12,423	—	26,424

Interest expense	(96,731)	—	(81,336)	—	(178,067)

Foreign currency transaction losses, net	—	—	(1,257)	—	(1,257)

Other income, net	8,609	—	9,519	(9,685)	8,443

Loss before income taxes	(484,150)	(455,167)	(401,945)	858,287	(482,975)

Income taxes	853	—	(1,175)	—	(322)

Net loss	$(483,297)	$(455,167)	$(403,120)	$858,287	$(483,297)

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Statement of Operations Information for the Year Ended December 31, 2000 (in thousands):

		Cricket
		Communications	Non-Guarantor
	Leap	Holdings	Subsidiaries	Eliminations	Consolidated

Revenues:

Service revenues	$—	$—	$40,599	$—	$40,599

Equipment revenues	—	—	9,718	—	9,718

Total revenues	—	—	50,317	—	50,317

Operating expenses:

Cost of service	—	—	(22,111)	1,290	(20,821)

Cost of equipment	—	—	(54,883)	—	(54,883)

Selling, general and administrative expenses	(35,233)	—	(82,116)	—	(117,349)

Depreciation and amortization	(815)	—	(23,748)	—	(24,563)

Total operating expenses	(36,048)	—	(182,858)	1,290	(217,616)

Operating loss	(36,048)	—	(132,541)	1,290	(167,299)

Equity in net income (loss) of investments in and loans receivable from subsidiaries and unconsolidated wireless operating companies	110,229	(110,762)	(78,624)	533	(78,624)

Interest income	23,490	1,503	23,484	—	48,477

Interest expense	(81,622)	—	(30,736)	—	(112,358)

Foreign currency transaction gains, net	361	—	13,605	—	13,966

Gain on sale of wholly-owned subsidiary	(4,484)	—	317,916	—	313,432

Gain on issuance of stock by unconsolidated wireless operating company	—	—	32,602	—	32,602

Other income, net	2,021	—	1,182	(1,290)	1,913

Income (loss) before income taxes and extraordinary items	13,947	(109,259)	146,888	533	52,109

Income taxes	(9,693)	—	(37,847)	—	(47,540)

Income (loss) before extraordinary items	4,254	(109,259)	109,041	533	4,569

Extraordinary loss on early extinguishment of debt	(4,422)	—	(315)	—	(4,737)

Net income (loss)	$(168)	$(109,259)	$108,726	$533	$(168)

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Statement of Operations Information for the Period From September 1, 1999 to December 31, 1999 (in thousands):

		Cricket
		Communications	Non-Guarantor
	Leap	Holdings	Subsidiaries	Eliminations	Consolidated

Revenues:

Service revenues	$—	$—	$6,733	$—	$6,733

Equipment revenues	—	—	39	—	39

Total revenues	—	—	6,772	—	6,772

Operating expenses:

Cost of service	—	—	(2,409)	—	(2,409)

Cost of equipment	—	—	(7,760)	—	(7,760)

Selling, general and administrative expenses	(4,883)	—	(14,461)	—	(19,344)

Depreciation and amortization	(212)	—	(6,714)	—	(6,926)

Total operating expenses	(5,095)	—	(31,344)	—	(36,439)

Operating loss	(5,095)	—	(24,572)	—	(29,667)

Equity in net loss of investments in and loans receivable from subsidiaries and unconsolidated wireless operating companies	(62,351)	(15,822)	(23,077)	78,173	(23,077)

Interest income	1,022	—	(258)	—	764

Interest expense	(6,196)	—	(6,087)	—	(12,283)

Foreign currency transaction losses, net	—	—	(8,247)	—	(8,247)

Other expense, net	(3,226)	—	(110)	—	(3,336)

Net loss	$(75,846)	$(15,822)	$(62,351)	$78,173	$(75,846)

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Statement of Operations Information for the Year Ended August 31, 1999 (in thousands):

		Cricket
		Communications	Non-Guarantor
	Leap	Holdings	Subsidiaries	Eliminations	Consolidated

Revenues:

Service revenues	$—	$—	$3,619	$—	$3,619

Equipment revenues	—	—	288	—	288

Total revenues	—	—	3,907	—	3,907

Operating expenses:

Cost of service	—	—	(1,355)	—	(1,355)

Cost of equipment	—	—	(2,455)	—	(2,455)

Selling, general and administrative expenses	(17,004)	—	(11,741)	—	(28,745)

Depreciation and amortization	(563)	—	(5,261)	—	(5,824)

Total operating expenses	(17,567)	—	(20,812)	—	(38,379)

Operating loss	(17,567)	—	(16,905)	—	(34,472)

Equity in net loss of investments in and loans receivable from subsidiaries and unconsolidated wireless operating companies	(150,897)	(37,436)	(127,542)	188,333	(127,542)

Interest income	960	—	1,545	—	2,505

Interest expense	(6,102)	—	(4,254)	—	(10,356)

Foreign currency transaction losses, net	—	—	(7,211)	—	(7,211)

Gain on sale of wholly-owned subsidiary	9,097	—	—	—	9,097

Gain on issuance of stock by unconsolidated wireless operating company	—	—	3,609	—	3,609

Other expense, net	(104)	—	(139)	—	(243)

Net loss	$(164,613)	$(37,436)	$(150,897)	$188,333	$(164,613)

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Cash Flow Information for the Year Ended December 31, 2001 (in thousands):

		Cricket
		Communications	Non-Guarantor
	Leap	Holdings	Subsidiaries	Eliminations	Consolidated

Operating activities:

Net cash used in operating activities	$(77,675)	$—	$(232,739)	$—	$(310,414)

Investing activities:

Purchase of property and equipment	(15,126)	—	(199,187)	—	(214,313)

Investment in and loans to subsidiary and unconsolidated wireless operating company	(240,542)	—	—	220,000	(20,542)

Dividends received from subsidiaries	361,218	—	—	(361,218)	—

Acquisitions, net of cash acquired	(2,900)	—	—	—	(2,900)

Purchase of and deposits for wireless licenses	(230,876)	—	(12,163)	—	(243,039)

Net proceeds from the sale of wireless licenses	142,173	—	—	—	142,173

Purchase of investments	(45,528)	—	(153,216)	—	(198,744)

Sale and maturity of investments	36,143	—	284,294	—	320,437

Restricted investments, net	26,799	—	—	—	26,799

Sale and repayment of notes receivable	—	—	108,138	—	108,138

Other	(1,354)	—	(2,114)	—	(3,468)

Net cash provided by (used in) investing activities	30,007	—	25,752	(141,218)	(85,459)

Financing activities:

Proceeds from loans payable to banks and long-term debt	—	—	217,064	—	217,064

Repayment of short-term and long-term debt	(88,350)	—	—	—	(88,350)

Parent’s investment	—	—	220,000	(220,000)	—

Dividends paid to parent	—	—	(361,218)	361,218	—

Issuance of common stock, net	171,260	—	—	—	171,260

Net cash provided by financing activities	82,910	—	75,846	141,218	299,974

Net increase (decrease) in cash and cash equivalents	35,242	—	(131,141)	—	(95,899)

Cash and cash equivalents at beginning of period	106,504	—	232,374	—	338,878

Cash and cash equivalents at end of period	$141,746	$—	$101,233	$—	$242,979

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Cash Flow Information for the Year Ended December 31, 2000 (in thousands):

		Cricket
		Communications	Non-Guarantor
	Leap	Holdings	Subsidiaries	Eliminations	Consolidated

Operating activities:

Net cash provided by (used in) operating activities	$(43,328)	$1,503	$(49,317)	$9,765	$(81,377)

Investing activities:

Purchase of property and equipment	(1,944)	—	(70,301)	—	(72,245)

Investments in and loans to subsidiaries and unconsolidated wireless operating companies	(400,536)	(370,161)	(11,033)	763,197	(18,533)

Acquisitions, net of cash acquired	(4,475)	—	(1,327)	—	(5,802)

Purchase of and deposits for wireless licenses	(99,934)	—	(79,219)	—	(179,153)

Net proceeds from disposal of subsidiaries	4,311	—	210,144	—	214,455

Purchase of investments	(125,657)	—	(207,330)	—	(332,987)

Sale and maturity of investments	104,410	—	24,130	—	128,540

Restricted investments, net	(44,921)	—	—	—	(44,921)

Net cash used in investing activities	(568,746)	(370,161)	(134,936)	763,197	(310,646)

Financing activities:

Proceeds from issuance of senior and senior discount notes	550,102	—	—	—	550,102

Proceeds from loans payable to banks and long-term debt	31,022	—	28,302	—	59,324

Repayment of loans payable to banks and long-term debt	(226,708)	—	(21,496)	—	(248,204)

Issuance of common stock, net	341,949	—	3,738	(3,738)	341,949

Payment of debt financing costs	(13,500)	—	(1,722)	—	(15,222)

Parent company investment and advances	—	368,658	400,566	(769,224)	—

Book overdraft	—	—	13,386	—	13,386

Net cash provided by financing activities	682,865	368,658	422,774	(772,962)	701,335

Effect of exchange rate changes on cash and cash equivalents	—	—	(8,998)	—	(8,998)

Effect of change in foreign company reporting lag on cash and cash equivalents	—	—	(5,545)	—	(5,545)

Net increase in cash and cash equivalents	70,791	—	223,978	—	294,769

Cash and cash equivalents at beginning of period	35,713	—	8,396	—	44,109

Cash and cash equivalents at end of period	$106,504	$—	$232,374	$—	$338,878

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Cash Flow Information for the Period From September 1, 1999 to December 31, 1999 (in thousands):

		Cricket
		Communications	Non-Guarantor
	Leap	Holdings	Subsidiaries	Eliminations	Consolidated

Operating activities:

Net cash used in operating activities	$(5,620)	$—	$(28,551)	$2,601	$(31,570)

Investing activities:

Purchase of property and equipment	(50)	—	(4,518)	—	(4,568)

Investments in and loans to subsidiaries and unconsolidated wireless operating companies	(18,990)	(11,087)	(11,744)	39,077	(2,744)

Restricted cash equivalents	(20,500)	—	—	—	(20,500)

Net cash used in investing activities	(39,540)	(11,087)	(16,262)	39,077	(27,812)

Financing activities:

Proceeds from loans payable to bank and long-term debt	61,650	—	28,290	(28,290)	61,650

Issuance of common stock, net	1,721	—	—	—	1,721

Parent company investment and advances	—	11,087	2,301	(13,388)	—

Net cash provided by financing activities	63,371	11,087	30,591	(41,678)	63,371

Effect of exchange rate changes on cash and cash equivalents	—	—	7,210	—	7,210

Effect of change in foreign company reporting lag on cash and cash equivalents	—	—	6,695	—	6,695

Net increase (decrease) in cash and cash equivalents	18,211	—	(317)	—	17,894

Cash and cash equivalents at beginning of period	17,502	—	8,713	—	26,215

Cash and cash equivalents at end of period	$35,713	$—	$8,396	$—	$44,109

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Cash Flow Information for the Year Ended August 31, 1999 (in thousands):

		Cricket
		Communications	Non-Guarantor
	Leap	Holdings	Subsidiaries	Eliminations	Consolidated

Operating activities:

Net cash used in operating activities	$(17,286)	$—	$(16,819)	$—	$(34,105)

Investing activities:

Purchase of property and equipment	(3,182)	—	(753)	—	(3,935)

Investments in and loans to subsidiaries and unconsolidated wireless operating companies	(186,707)	(33,969)	(159,484)	255,689	(124,471)

Acquisition, net of cash acquired	—	—	(26,942)	—	(26,942)

Purchase of and deposits for wireless licenses	—	—	(19,009)	—	(19,009)

Net proceeds from disposal of subsidiary	16,024	—	—	—	16,024

Net cash used in investing activities	(173,865)	(33,969)	(206,188)	255,689	(158,333)

Financing activities:

Proceeds from loan payable to bank and long-term debt	128,584	—	16,720	(10,000)	135,304

Repayment of long-term debt	(17,500)	—	—	—	(17,500)

Issuance of common stock	2,301	1,103	—	—	3,404

Parent company investment and advances	95,268	32,866	212,823	(245,689)	95,268

Net cash provided by financing activities	208,653	33,969	229,543	(255,689)	216,476

Effect of exchange rate changes on cash and cash equivalents	—	—	2,177	—	2,177

Net increase in cash and cash equivalents	17,502	—	8,713	—	26,215

Cash and cash equivalents at beginning of period	—	—	—	—	—

Cash and cash equivalents at end of period	$17,502	$—	$8,713	$—	$26,215

Leap Wireless International, Inc.

Use a black pen. Print in CAPITAL letters inside the grey areas as shown in this example.	A	B	C	1	2	3	X

Annual Meeting Proxy Card

1   Election of Directors

The Board of Directors recommends a vote FOR the listed nominees to hold office until the Annual Meeting of Stockholders following fiscal year 2004.

Nominees:

	For	Withhold

Anthony R. Chase

Thomas A. Page

Susan G. Swenson

Michael B. Targoff

2   Ratification of Selection of Independent Accountants

The Board of Directors recommends a vote FOR proposal B.

	For	Against	Abstain

To ratify the selection of PricewaterhouseCoopers LLP as Leap’s independent accountants for the fiscal year ending December 31, 2002.

I plan to attend the meeting.

Please vote, sign, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

The proxies of the undersigned may vote according to their discretion on any other matter that may properly come before the meeting.

3   Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.

Please sign exactly as name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Signature 1	Signature 2	Date (dd/mm/yyyy)

/ /

MMMMMMMMMMMM	1 UP X	HHH	PPPP

PROXY	LEAP WIRELESS INTERNATIONAL, INC	PROXY

PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 15, 2002.

         The undersigned hereby appoints Harvey P. White and James E. Hoffmann, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Leap Wireless International, Inc. (“Leap”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Leap to be held at the San Diego Marriott La Jolla, 4240 La Jolla Village Drive, La Jolla, California 92037, on Wednesday, May 15, 2002 at 3:30 p.m. local time and at any and all continuations, adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, on the following matters, in accordance with the following instructions, and in their discretion on all other matters that may properly come before the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and revokes any proxy heretofore given with respect to such meeting.

         UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued and to be voted on reverse side.)